UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Alexandria Real Estate Equities, Inc.
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ALEXANDRIA®

Building the Future of Life-Changing Innovation™

ALEXANDRIA REAL ESTATE EQUITIES, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

LOCATION INNOVATION CAPITAL TALENT

Our Mission

To create ecosystems that ignite and accelerate the world's most innovative companies to address the challenges of advancing human health, solving global hunger, and improving quality of life

Our Business Foundation

Strategy
Unique focus on collaborative life science and technology campuses in urban innovation clusters

Operational Excellence
Consistent and effective execution of a differentiated business strategy by a dedicated, first-in-class team

Management & Leadership
Highly experienced management teams with fully integrated, expert regional teams

Capital
Disciplined allocation of capital and management of balance sheet that enable stable future growth

Our DNA

Each and every Alexandria employee is united in passion and purpose. We embrace a culture of professionalism, diversity, humility, transparency, listening, and teamwork. We continually strive to create an inclusive environment that values all people for their talents and contributions.

People
We attract some of today's most talented thinkers, driven and experienced people who are committed to operational excellence in all facets of our mission-driven business.

Passion
Our passion and dedication to the life science and technology industries fuel the creation of collaborative and inspiring environments in pursuit of our mission.

Purpose
Through our strategic core verticals—real estate, venture investments, thought leadership, and corporate responsibility—we are building the future of life-changing innovation.

ALEXANDRIA®

Building the Future of Life-Changing Innovation™

2018 Proxy Statement	i

April 20, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), to be held on Tuesday, May 22, 2018, at Waldorf Astoria Beverly Hills, 9850 Wilshire Boulevard, Beverly Hills, California 90210, at 11:00 a.m., Pacific Daylight Time (the “2018 Annual Meeting”).

At the 2018 Annual Meeting, you will be asked to elect eight directors; vote upon the amendment and restatement of our Amended and Restated 1997 Stock Award and Incentive Plan (the “1997 Incentive Plan”); vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of our named executive officers; and vote upon the ratification of the appointment by the Audit Committee of the Board of Directors of the Company (the “Board of Directors”) of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending December 31, 2018. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe these matters. We urge you to read this information carefully.

Your Board of Directors unanimously believes that election of its nominees as directors; approval of the amendment and restatement of the 1997 Incentive Plan; approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and ratification of the appointment of our independent registered public accountants are in the best interests of the Company and, accordingly, recommends a vote FOR the election of all the nominees as directors; FOR the approval of the amendment and restatement of the 1997 Incentive Plan; FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants.

In addition to the formal business to be transacted at the meeting, management will report on the progress of our business and respond to comments and questions of general interest to stockholders.

We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, it is important that your shares be represented and voted. You may authorize a proxy to vote your shares by completing the accompanying proxy card or by giving your proxy authorization via telephone or the Internet. Please read the instructions on the accompanying proxy card for details on giving your proxy authorization via telephone or the Internet.

BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY AUTHORIZING A PROXY VIA TELEPHONE OR THE INTERNET, YOU AUTHORIZE THE PROXY HOLDERS TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE 2018 ANNUAL MEETING, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.

Sincerely,

Joel S. Marcus
Chairman of the Board, Chief Executive Officer, and Founder

2018 Proxy Statement	ii

Total Stockholder Return(1) Alexandria’s IPO – December 31, 2017(2) 1,349%	Total Stockholder Return(1) Three Years Ended December 31, 2017	Alexandria Joined S&P 500 March 20, 2017

ALEXANDRIA
1,349%
Walmart
825%
Microsoft
712%
BERKSHIRE HATHAWAY
592%
MSCI
555%
CISCO
507%
Nasdaq
490%
Russell 2000
433%
STANDARD &POOR'S 500
363%
Coca-Cola
120%

Funds From Operations Per Share(3)	Net Asset Value Per Share(4)	Common Stock Dividends Per Share

(1)	Assumes reinvestment of dividends.
(2)	TSR from Alexandria’s initial public offering, or IPO, priced on May 27, 1997, to December 31, 2017. Source: Bloomberg.
(3)
Represents funds from operations per share – diluted, as adjusted. For information on the Company’s funds from operations, including definitions and a reconciliation to the most directly comparable GAAP measure, see “Non-GAAP Measures” under Item 7 of the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2017 and December 31, 2016.

(4)
Based on average net asset value estimates for each year presented from Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., J.P. Morgan Securities LLC., and UBS Securities LLC.

2018 Proxy Statement	iii

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date and Time:	Tuesday, May 22, 2018, at 11:00 a.m., Pacific Daylight Time

Place:	Waldorf Astoria Beverly Hills, 9850 Wilshire Boulevard, Beverly Hills, California 90210

Items of Business:
1.    To elect eight directors from the following eight nominees: Joel S. Marcus, Steven R. Hash, John L. Atkins, III, Ambassador James P. Cain, Maria S. Freire, Ph.D., Richard H. Klein, James H. Richardson, and Michael A. Woronoff to serve until the next annual meeting of stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), and until their successors are duly elected and qualify.

2. To consider and vote upon the amendment and restatement of the Company's Amended and Restated 1997 Stock Award and Incentive Plan.

3.    To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers, as described in the Proxy Statement for the 2018 Annual Meeting of Stockholders (“2018 Annual Meeting”).

4. To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018.

5. To transact such other business as may properly come before the 2018 Annual Meeting, or any postponement or adjournment thereof.

Record Date:
The Board of Directors of the Company (the ‘‘Board of Directors’’) has fixed the close of business on March 29, 2018, as the record date for the determination of stockholders entitled to notice of and to vote at the 2018 Annual Meeting, or any postponement or adjournment thereof.

By Order of the Board of Directors

Jennifer J. Banks Secretary
Pasadena, California
April 20, 2018

2018 Proxy Statement	iv

2018 Proxy Statement	v

2018 Proxy Statement	vi

2018 PROXY STATEMENT SUMMARY (continued)

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting or authorizing your proxy to vote for you. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company,” “we,” “our,” “us,” or “Alexandria”), on or about April 20, 2018.

2018 Annual Meeting of Stockholders

Date and Time:	Tuesday, May 22, 2018, at 11:00 a.m., Pacific Daylight Time

Place:	Waldorf Astoria Beverly Hills, 9850 Wilshire Boulevard, Beverly Hills, California 90210

Voting:
Only holders of record of the Company’s common stock, $0.01 par value per share (the “Common Stock”), as of the close of business on March 29, 2018, the record date, will be entitled to notice of and to vote at the 2018 Annual Meeting of Stockholders (“2018 Annual Meeting”). Each share of Common Stock entitles its holder to one vote.

Proposals and Board Recommendations

Proposal	Board Recommendation	For More Information
1. Election of directors	“FOR” all nominees	Page 7
2. Amendment and restatement of the Company’s Amended and Restated 1997 Stock Award and Incentive Plan (the “1997 Incentive Plan”)	“FOR”	Page 30
3. A resolution to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers	“FOR”	Page 41
4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018	“FOR”	Page 88

How to Cast Your Vote

You may vote by any of the following methods:

Internet until 11:59 p.m. EDT on May 21, 2018 Beneficial Owners www.proxyvote.com Registered Stockholders www.voteproxy.com	Mail Sign, date, and mail your proxy card or voting instructions card in the envelope provided as soon as possible.

Phone until 11:59 p.m. EDT on May 21, 2018 Beneficial Owners 800-579-1639 Registered Stockholders 800-776-9437
In Person
Beneficial Owners
Admission is based on proof of ownership, such as a recent brokerage statement, and voting requires a valid “legal proxy" signed by the holder of record.
Registered Stockholders
Attend and vote your shares in person.

2018 Proxy Statement	1

2018 PROXY STATEMENT SUMMARY (continued)

Overview
Nearly 24 years ago, Alexandria’s founder and Chief Executive Officer, Joel S. Marcus, led the formation, financing, development, personnel recruitment, and operations of this highly sophisticated niche real estate company. Alexandria is an urban office real estate investment trust (“REIT”) uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, with an asset base in North America of 29.6 million square feet as of December 31, 2017. The asset base in North America includes 22.0 million rentable square feet (“RSF”) of operating properties, including 1.7 million RSF of development and redevelopment of new Class A properties currently undergoing construction. Additionally, the asset base in North America includes 7.6 million square feet of future development projects, including 1.6 million square feet (“SF”) of near-term projects undergoing marketing for lease and pre-construction activities and 3.8 million SF of intermediate-term development projects. Since its inception, under Mr. Marcus’s leadership and vision, Alexandria’s strategy has focused on developing and implementing our unique and successful business model and has generated long-term value and growth in net asset value, as well as strong long-term results. Alexandria pioneered this niche in 1994 as a garage startup with a business plan and $19 million in seed capital and has since grown into an S&P 500® company with a total market capitalization of approximately $17.9 billion as of December 31, 2017.

Under Mr. Marcus’s leadership, Alexandria’s unique business model has been built around four business verticals — real estate, venture investments, thought leadership, and corporate responsibility. With its core focus on real estate, Alexandria has a proven track record of developing Class A buildings clustered in urban life science and technology campuses in AAA innovation cluster locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle Park. Alexandria’s market presence in key locations provides Alexandria’s innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and to inspire productivity, efficiency, creativity, and success. We believe these advantages result in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value.

In 1996, Mr. Marcus founded the Company’s venture investments arm, Alexandria Venture Investments, to provide strategic investment capital to innovative life science and technology entities developing breakthrough therapies and technologies. Mr. Marcus introduced the Company’s highly unique and interactive thought leadership platform in 2011, when he co-founded the renowned Alexandria Summit®. The Alexandria Summit® convenes a diverse group of visionary partners and key stakeholders — from the pharmaceutical, biotechnology, agribusiness, technology, medical, academic, venture capital, private equity, philanthropic, patient advocacy, and government communities — to address the most critical challenges in global healthcare, agriculture, and the environment.

Focusing on philanthropy and sustainability, Alexandria’s fourth business vertical, corporate responsibility, affirms the Company’s commitment to making a positive impact on the world. As part of its commitment to corporate responsibility, Alexandria strives to improve the workplace environment and reduce its environmental footprint through sustainable, efficient building design and operations. Its industry-leading sustainability initiatives and programming directly benefit its tenants, employees and communities, and create long-term value for its stockholders. During 2017, Alexandria earned a prestigious “Green Star” designation from the Global Real Estate Sustainability Benchmark (“GRESB”), which recognizes the Company’s strong environmental, social and governance policies, practices, and performance. Alexandria’s 2017 GRESB score exceeded that of both the U.S. listed REIT average and the global GRESB average. As a result of Alexandria’s significant sustainability achievements, Alexandria was awarded Nareit’s 2017 Leader in the Light Sustainability Award — the highest achievement possible — in the “Most Innovative” category.

Pursuant to Mr. Marcus’s employment agreement with the Company, he will be elevated to the Company’s full-time Executive Chairman beginning on April 23, 2018. In connection with this contemplated transition, in March 2018, our Board of Directors (“Board of Directors”) unanimously approved a new leadership structure for the Company. Effective April 23, 2018, Company veterans Stephen A. Richardson and Peter M. Moglia will begin serving as Co-Chief Executive Officers and will report to Mr. Marcus and our Board of Directors. Mr. Moglia will also continue to serve as our Chief Investment Officer. In addition, Dean A. Shigenaga and Thomas J. Andrews will begin serving as Co-Presidents. Mr. Shigenaga will also continue to serve as our Chief Financial Officer, and Mr. Andrews will also continue to serve as our Regional Market Director – Greater Boston. Each of these executives has been with Alexandria for over 17 years. Importantly, this transition maintains the successful partnership between Mr. Marcus and the rest of our executive team, and we expect our entire executive team to continue to execute our strategic growth plan with operational excellence. We are fortunate to have such a strong management team with the talent, experience, and key life science, technology and real estate industry relationships to successfully lead our Company through what our Board of Directors expects will be a smooth leadership transition.

2018 Proxy Statement	2

2018 PROXY STATEMENT SUMMARY (continued)

Board Nominees (page 7)
The following table provides information about the eight candidates who have been nominated for election to our Board of Directors:

Name	Age	Director Since	Independence Status(1)	Occupation	Committee Memberships
					AC	CC	NG	ST
Joel S. Marcus	70	1994	No (Employed by the Company)	Chairman of the Board, Chief Executive Officer, and Founder of the Company Effective April 23, 2018, Executive Chairman and Founder	—	—	—	M
Steven R. Hash(2)	53	2013	Yes	President and Chief Operating Officer of Renaissance Macro Research, LLC	M,F	C	—	—
John L. Atkins, III	74	2007	Yes	Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA	—	M	C	—
James P. Cain	60	2015	Yes	Managing Partner of Cain Global Partners, LLC	—	—	M	M
Maria C. Freire, Ph.D.	64	2012	Yes	President and Executive Director of the Foundation for National Institutes of Health	—	—	M	C
Richard H. Klein	62	2003	Yes	Chief Financial Officer of Industrial Realty Group, LLC	C,F	M	—	—
James H. Richardson	58	1999	No (Former President of the Company)	Senior Management Consultant to the Company	—	—	—	M
Michael A. Woronoff	57	2017	Yes	Partner of Proskauer Rose LLP	M, F	—	—	M

(1)	Independence is determined by the Board of Directors in accordance with the applicable New York Stock Exchange listing standards.

(2)	Lead Director of the Company.

AC	Audit Committee	C	Committee Chair
CC	Compensation Committee	M	Committee Member
NG	Nominating & Governance Committee	F	Audit Committee Financial Expert
ST	Science & Technology Committee

Each of our directors attended at least 75% of the aggregate number of meetings held by (i) the Board of Directors during such director's term of service in 2017 and (ii) each committee during the period in 2017, for which such director served as a member.

The following presents the experience and qualifications of each of the eight members of our Board of Directors:

Experience/Qualifications	Joel S. Marcus	Steven R. Hash	John L. Atkins, III	James P. Cain	Maria C. Freire	Richard H. Klein	James H. Richardson	Michael A. Woronoff
Business Leadership	✓	✓	✓	✓	✓	✓	✓	✓
REIT/Real Estate	✓	✓	✓			✓	✓	✓
Life Science	✓		✓		✓		✓
Financial/Investment	✓	✓		✓		✓	✓	✓
Risk Oversight/Management	✓	✓	✓	✓	✓	✓	✓	✓

Corporate Governance Highlights

✓	No Stockholder Rights Plan	✓	Annual Election of All Directors
✓	Anti-Hedging and Anti-Pledging Policies	✓	Majority Voting in Uncontested Elections of Directors
✓	Stock Ownership Requirements for Directors and Executive Officers	✓	Stockholder Engagement with Holders that Represent a Significant Majority of Our Outstanding Shares Since the 2017 Annual Meeting of Stockholders
✓	Robust Board Oversight of Strategy and Risk
✓	Proxy Access

We recognize that proxy access is a right that is important to many of our stockholders. In January 2018, after extensive engagement with our major stockholders on this topic, our Board of Directors approved an amendment and restatement of our Bylaws to implement proxy access.

2018 Proxy Statement	3

2018 PROXY STATEMENT SUMMARY (continued)

Amendment and Restatement of 1997 Incentive Plan (page 30)
This proposal seeks stockholder approval of the amendment and restatement of the 1997 Incentive Plan.

Say-on-Pay Vote (page 41)
This proposal seeks stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“NEOs”). See page 43 for an explanation of why you should vote for this proposal. After receiving strong support — 82% of the votes cast — from our stockholders on our 2017 say-on-pay proposal with respect to our 2016 NEO compensation, we continued our outreach efforts, including reaching out to every stockholder holding more than one percent of our Common Stock as of December 31, 2017. The chair of our Compensation Committee led these meetings. Overall, we held over 290 meetings with stockholders in 2017, covering a variety of topics, including business trends and strategy, key drivers of growth, corporate governance matters, and our executive compensation programs.

Executive Compensation Governance Highlights

What We Do
✓	Follow an Executive Compensation Program Designed to Align Pay with Performance	✓	Prohibit Hedging and Restrict Pledging of Company Stock
✓	Conduct an Annual Say-on-Pay Vote	✓	Mitigate Inappropriate Risk Taking
✓	Maintain a Clawback Policy	✓	Utilize Stock Ownership Guidelines and Holding Periods
✓	Grant Performance-Based Equity Awards to Named Executive Officers with Rigorous Performance Goals	✓	Include Double-Trigger Change-in-Control Provision in 1997 Incentive Plan and All Equity Awards Granted to All NEOs (CEO Starting in 2015 and Other NEOs Starting in 2016)
✓	Seek Input from, Listen to, and Respond to Stockholders

What We Do Not Do
✗	Provide Tax Gross-Ups	✗	Provide Guaranteed Bonuses
✗	Provide Excessive Perquisites	✗	Provide Excessive Change-in-Control or Severance Payments

Ratification of Auditors (page 88)
This proposal seeks stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018.

Description of Services	2017	2016
Audit Fees	$1,579,500	$1,242,000
Audit-Related Fees	—	—
Tax Fees	889,704	1,297,984
All Other Fees	3,000	3,000
Total	$2,472,204	$2,542,984

Audit fees include amounts billed to the Company related to the audit of the Company’s consolidated financial statements, the review of the Company’s quarterly financial statements, and other services provided in connection with statutory and regulatory filings. Audit fees for 2017 also include fees related to our (i) issuance of long-term unsecured senior notes payable aggregating $1.03 billion, (ii) sales of Common Stock under our ATM common stock program, and (iii) sales of Common Stock under forward equity sales agreements. Tax fees in 2017 represent tax return preparation and compliance services. All other fees include amounts related to our subscription to Ernst & Young LLP’s technical research database.

Audit fees for 2016 include fees related to our (i) issuance of long-term unsecured senior notes payable aggregating $350 million, (ii) shares of Common Stock under our ATM common stock program, and (iii) sales of Common Stock under forward equity sales agreements. The aggregate fees billed by Ernst & Young in 2016 consisted of $1,242,000 of audit fees and $1,300,984 of tax compliance and all other non-audit fees. Tax fees for 2016 included the compliance fees related to our strategic decision to sell our real estate investments in Asia. Excluding these non-recurring fees related to tax compliance work in Asia, 2016 tax compliance and other fees would have been $966,944, meaningfully less than audit fees.

2018 Proxy Statement	4

GENERAL INFORMATION (continued)

ALEXANDRIA REAL ESTATE EQUITIES, INC. 385 East Colorado Boulevard, Suite 299 Pasadena, California 91101
PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS to be held on
Tuesday, May 22, 2018

GENERAL INFORMATION

This Proxy Statement is provided to our stockholders to solicit proxies, on the form enclosed, for exercise at the 2018 Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), to be held on Tuesday, May 22, 2018, at Waldorf Astoria Beverly Hills, 9850 Wilshire Boulevard, Beverly Hills, California 90210, at 11:00 a.m., Pacific Daylight Time, or any postponement or adjournment thereof. The Board of Directors of the Company (the “Board of Directors”) knows of no matters to come before the annual meeting other than those described in this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 20, 2018.

At the annual meeting, stockholders will be asked:

1.
To elect eight directors from the following eight nominees: Joel S. Marcus, Steven R. Hash, John L. Atkins, III, Ambassador James P. Cain, Maria S. Freire, Ph.D., Richard H. Klein, James H. Richardson, and Michael A. Woronoff to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualify.

2.	To consider and vote upon the amendment and restatement of the Company’s Amended and Restated 1997 Stock Award and Incentive Plan (the “1997 Incentive Plan”).

3.	To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers (our “NEOs”), as described in this Proxy Statement.

4.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018.

5.	To transact such other business as may properly come before the annual meeting, or any postponement or adjournment thereof.

Solicitation

This solicitation is made by mail by the Board of Directors. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, by telephone, by fax, in person, or by other means, by the directors, officers, or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation. In addition, the Company has engaged Alliance Advisors, LLC, a firm specializing in proxy solicitation, to solicit proxies, and to assist in the distribution and collection of proxy materials, for an estimated fee of approximately $38,000. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Common Stock.

2018 Proxy Statement	5

GENERAL INFORMATION (continued)

Voting Procedures

Only holders of Common Stock of record as of the close of business on March 29, 2018, the record date, will be entitled to notice of and to vote at the annual meeting. A total of 102,199,982 shares of Common Stock were issued and outstanding as of the record date. Each share of Common Stock entitles its holder to one vote. Cumulative voting of shares of Common Stock is not permitted.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting will be necessary to constitute a quorum to transact business at the meeting. Stockholders who instruct their proxy to “abstain” on a matter will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, a nominee will be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes with respect to his or her election (that is, the number of votes cast “for” the nominee must exceed the number of votes cast “against” or withheld as to the nominee.) The affirmative vote of a majority of the votes cast will be required to:
(i) amend and restate the 1997 Incentive Plan; (ii) adopt, on a non-binding, advisory basis, a resolution to approve the compensation of our NEOs; and (iii) ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants. Abstentions and broker non-votes (proxies that are uninstructed on one or more proposals and are submitted by banks, brokers, or other nominees that lack discretionary authority to vote on a proposal, under applicable securities exchange rules, absent instructions from the beneficial owner of the shares of stock) will have no effect on the election of directors, the vote on the amendment and restatement of the 1997 Incentive Plan, the non-binding, advisory stockholder vote on the compensation of our NEOs, or the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants.

Shares of Common Stock represented by a properly executed proxy on the form enclosed, or authorized via telephone or the Internet in accordance with instructions on such form, that are timely received by the Secretary of the Company and not revoked will be voted as instructed on the proxy. If no instruction is made on a properly authorized and returned proxy, the shares represented thereby will be voted FOR the election of each of the eight nominees for director named in this Proxy Statement; FOR the approval of the amendment and restatement of the 1997 Incentive Plan; FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s NEOs; and FOR the ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accountants of the Company. If any other matters properly come before the annual meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy in their discretion.

If you hold your shares of Common Stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee on its voting instructions.

Revocability of Proxies

Stockholders may revoke a proxy at any time before the proxy is exercised. Stockholders of record may revoke a proxy by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company, by authorizing a later proxy via telephone or the Internet in accordance with the instructions on the enclosed form, or by voting in person at the annual meeting. Stockholders who own shares of Common Stock beneficially through a bank, broker, or other nominee should follow the instructions provided by their bank, broker, or other nominee to change their voting instructions.

2018 Proxy Statement	6

PROPOSAL 1 — ELECTION OF DIRECTORS

Stockholders will be asked at the annual meeting to elect eight directors who will constitute the full Board of Directors. Each elected director will hold office until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until his or her earlier resignation or removal. If, for any reason, any nominee becomes unavailable to serve — an event the Board of Directors does not anticipate — proxies will be voted for the election of the person, if any, designated by the Board of Directors to replace the unavailable nominee.

The following eight persons have been nominated by the Board of Directors for election to the Board of Directors: Joel S. Marcus, Steven R. Hash, John L. Atkins, III, Ambassador James P. Cain, Maria C. Freire, Ph.D., Richard H. Klein, James H. Richardson, and Michael A. Woronoff. All the nominees are incumbent directors. Additional information about these nominees is provided in the table and biographical information that follow.

Required Vote and Board of Directors’ Recommendation

Under our Bylaws, other than with respect to a contested election, each director nominee will be elected at the annual meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST,” or withheld as to, the nominee). The election of directors at the annual meeting is not contested.

Under Maryland law, if an incumbent director is not re-elected in an uncontested election at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve as a holdover director until his or her successor is elected. Our Corporate Governance Guidelines provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the nominee shall promptly tender his or her offer to resign to the Board of Directors for its consideration. The Nominating & Governance Committee will consider the offer of resignation and will recommend to the Board of Directors whether to accept the offer to resign. The Board of Directors will decide whether to accept the offer to resign and will publicly disclose its decision.

The Board of Directors unanimously recommends a vote FOR each of the named nominees.

2018 Proxy Statement	7

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information concerning the nominees to the Board of Directors, all of whom are incumbent directors of the Company. The information presented below regarding each nominee’s specific experience, expertise, qualifications, attributes, and skills led the Board of Directors to the conclusion that he or she should serve as a director; additionally, the Board of Directors believes that all of its director nominees have reputations for integrity, honesty, and adherence to high ethical standards and that each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board of Directors.

Name	Age	Position
Joel S. Marcus	70	Chairman of the Board of Directors, Chief Executive Officer, President, and Founder (24 years with the Company) Effective April 23, 2018, Executive Chairman and Founder
Steven R. Hash	53	Lead Director
John L. Atkins, III	74	Director
James P. Cain	60	Director
Maria C. Freire, Ph.D.	64	Director
Richard H. Klein	62	Director
James H. Richardson	58	Director
Michael A. Woronoff	57	Director

Background of Directors

Joel S. Marcus is the Chairman, Chief Executive Officer (“CEO”), President, and Founder of the Company. Effective April 23, 2018, Mr. Marcus will transition from serving as the Company’s CEO and elevate to the role of the Company’s Executive Chairman. Mr. Marcus co-founded Alexandria in 1994 as a garage startup with $19 million in seed capital and has led its growth into an S&P 500® company with a total market capitalization of approximately $17.9 billion as of December 31, 2017, and significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle Park. Today, Alexandria, which celebrated its 20th anniversary as an NYSE listed REIT in May 2017, is the only publicly traded pure-play office/laboratory REIT. Mr. Marcus introduced the Company’s renowned, highly unique, and interactive thought leadership platform in 2011, when he co-founded the renowned Alexandria Summit®. The Alexandria Summit® convenes a diverse group of visionary partners and key stakeholders — from the pharmaceutical, biotechnology, agribusiness, technology, medical, academic, venture capital, private equity, philanthropic, patient advocacy, and government communities — to address the most critical challenges in global healthcare, agriculture, and the environment. Prior to co-founding Alexandria, Mr. Marcus had an extensive legal career specializing in corporate finance and capital markets, venture capital, and mergers and acquisitions. During that time, he acquired an expertise in the biopharmaceutical industry and was one of the principal architects of the Kirin-Amgen EPO joint venture in 1984. He was also a practicing certified public accountant and tax manager with Arthur Young & Co., where he focused on the financing and taxation of REITs. Mr. Marcus serves on the board of directors of Atara Biotherapeutics, Inc. (NASDAQ: ATRA), a clinical-stage biopharmaceutical company which completed its initial public offering in October 2014, the Foundation for the National Institutes of Health (FNIH), and Intra-Cellular Therapies, Inc. (NASDAQ: ITCI), as well as on Nareit’s 2018 Executive Board. He also served as a director of Rexford Industrial Realty, Inc. (NYSE: REXR) from 2013 to January 2015. Mr. Marcus was named one of Real Estate Forum’s 2017 Best Bosses in commercial real estate and was previously a recipient of the Ernst & Young Entrepreneur of the Year Award (Los Angeles — Real Estate). He received his undergraduate and Juris Doctor degrees from the University of California, Los Angeles.

Mr. Marcus’s qualifications to serve on the Board of Directors include his more than 40 years of experience in the real estate and life science industries, including his 20 years of operating experience as the Company’s CEO, 24 years of experience as a director of the Company, and four years of experience prior to the Company’s initial public offering as the Company’s Chief Operating Officer. He was also Vice Chairman of the Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors.

2018 Proxy Statement	8

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Steven R. Hash has served as a director since December 2013 and has served as Lead Director since March 2016. Mr. Hash is the President and Chief Operating Officer of Renaissance Macro Research, LLC, an equity research and trading firm focused on macro research in the investment strategy, economics, and Washington policy sectors, which he co-founded in 2012. Between 1993 and 2012, Mr. Hash held various leadership positions with Lehman Brothers (and its successor, Barclays Capital), including Global Head of Real Estate Investment Banking from 2006 to 2012, Chief Operating Officer of Global Investment Banking from 2008 to 2011, Director of Global Equity Research from 2003 to 2006, Director of U.S. Equity Research from 1999 to 2003, and Senior Equity Research Analyst from 1993 to 1999. From 1990 to 1993, Mr. Hash held various positions with Oppenheimer & Company’s Equity Research Department, including senior research analyst. He began his career in 1988 as an auditor for the accounting and consulting firm of Arthur Andersen & Co. He has served as a director of The Macerich Company (NYSE: MAC) since May 2015 (is currently lead director) and as a director of The Nuveen Global Cities REIT, Inc., a non-traded REIT, since January 2018. Mr. Hash received a Bachelor of Arts degree in Business Administration from Loyola University and a Master of Business Administration degree from the Stern School of Business at New York University.

Mr. Hash’s qualifications to serve on the Board of Directors include his financial expertise and extensive knowledge of the real estate industry, which he acquired from various positions, including his former position as Global Head of Real Estate Investment Banking with Lehman Brothers (and its successor, Barclays Capital) and current position as President and Chief Operating Officer of Renaissance Macro Research, LLC.

John L. Atkins, III has served as a director since March 2007. Mr. Atkins, a licensed architect, is Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA, a multidisciplinary design services firm that he co-founded in Research Triangle Park, North Carolina, in 1975. Mr. Atkins has previously served as Chairman of the North Carolina Board of Architecture and was named an Emeritus Member of that board in 1988. Mr. Atkins was elevated in 1991 to the American Institute of Architects’ College of Fellows, an honor only 5% of architects receive. Mr. Atkins is immediate past Chairman of the North Carolina Biotechnology Center and currently serves as a Director and Executive Committee member. He is past Chairman of the North Carolina Railroad Company and is a director of the Kenan Institute for Engineering, Technology & Science, based at North Carolina State University. In 2005, Mr. Atkins was awarded the American Institute of Architects-North Carolina Chapter’s F. Carter Williams Gold Medal, the Chapter’s highest individual honor, in recognition of his distinguished career, and was named the 2005 College of Design’s Distinguished Alumnus by North Carolina State University. In 2003, Mr. Atkins also received the Watauga Medal, the highest nonacademic honor bestowed by North Carolina State University in honor of individuals who have made significant contributions to the university’s advancement. Mr. Atkins holds a Bachelor of Architecture degree from North Carolina State University and a Master of Regional Planning degree from the University of North Carolina at Chapel Hill.

Mr. Atkins’s qualifications to serve on the Board of Directors include his extensive knowledge and experience as a licensed architect and his experience as co-founder of a multidisciplinary design services firm with expertise in the site selection, design, and construction of life science buildings, as well as his broad management and business experience.

Ambassador James P. Cain has served as a director since December 2015. He is the managing partner of Cain Global Partners, LLC, a company that provides a vital link between the developed and emerging markets of the world by utilizing its network of diplomatic, political, and corporate resources. As a partner at Cain Global Partners, Ambassador Cain works with North American and European companies to expand their operations into international markets (such as Asia, Latin America, Eastern Europe, and the Middle East), as well as to support economic development and public policy interests. His career has spanned the fields of leadership, law, business, sports, and international diplomacy, and he has mastered the skills of building lasting relationships as well as strong ecosystems. Ambassador Cain’s unique combination of expertise and passion for business and leadership has been instrumental in his role in developing the Research Triangle Park innovation cluster. For 20 years, Ambassador Cain was a partner at the international law firm of Kilpatrick Townsend & Stockton LLP (formerly known as Kilpatrick Stockton), where he co-founded the firm’s Raleigh office in 1985. He continues to serve as counsel to Kilpatrick Townsend & Stockton. From 2000 to 2002, Ambassador Cain served as the President and Chief Operating Officer of the NHL Carolina Hurricanes and their parent company, Gale Force Holdings. Later, during his tenure as the U.S. Ambassador to Denmark, a position for which he was nominated by President George W. Bush on June 30, 2005 (to serve until January 2009), Ambassador Cain called upon not only his leadership and relationship-building skills, but also his experience from his time working with the Carolina Hurricanes. As Ambassador, he oversaw the 13 agencies of the American government that composed the U.S. Embassy in Copenhagen, where he focused his energies on areas of national security, counter-terrorism, energy security, commerce, and investment. He received his Bachelor of Arts and Juris Doctor degrees from Wake Forest University.

Ambassador Cain’s qualifications to serve on the Board of Directors include his extensive leadership and relationship-building skills, which he acquired from various positions, including his current position as managing partner of Cain Global Partners, LLC, his former position as a partner at Kilpatrick Townsend & Stockton LLP and as the former U.S. Ambassador to Denmark, as well as his broad management, legal, and business experience.

2018 Proxy Statement	9

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Maria C. Freire, Ph.D., has served as a director since April 2012. In November 2012, Dr. Freire became the President and Executive Director, and a member of the board of directors, of the FNIH, a Congressionally authorized independent organization that draws together the world’s foremost researchers and resources in support of the mission of the National Institutes of Health (“NIH”). Prior to her appointment to the FNIH, Dr. Freire was the President and a member of the board of directors of the Albert and Mary Lasker Foundation, a non-profit organization that bestows the Lasker Awards in basic and clinical science and advocates for medical research. From 2001 to 2008, Dr. Freire served as President and Chief Executive Officer of the Global Alliance for TB Drug Development, a public-private partnership that develops better, faster-acting, and affordable drugs to fight tuberculosis. An expert in technology commercialization, she directed the Office of Technology Transfer at the NIH from 1995 to 2001 and served as a commissioner on the World Health Organization’s Commission on Intellectual Property Rights, Innovation and Public Health. Dr. Freire obtained her Bachelor of Science degree from the Universidad Peruana Cayetano Heredia in Lima, Peru, and her Ph.D. in Biophysics from the University of Virginia; she completed post-graduate work in Immunology and Virology at the University of Virginia and the University of Tennessee. She was on the Science Board of the Food and Drug Administration (“FDA”) and a member of the Commission on a Global Health Risk Framework for the Future of the Institute of Medicine, among others. Her awards include the Department of Health and Human Services Secretary’s Award for Distinguished Service, the Arthur S. Flemming Award, the Bayh-Dole Award, the 2017 Washington Business Journal’s “Women Who Mean Business” Award, and the 2017 Gold Stevie Award for “Woman of the Year.” Dr. Freire is a member of the U.S. National Academy of Medicine and the Council on Foreign Relations.
Dr. Freire’s qualifications to serve on the Board of Directors include her technical scientific expertise and her broad base of experience in the pharmaceutical and biotechnology industries, including her extensive experience in technology commercialization and her involvement with a wide range of not-for-profit medical research organizations, universities, and government health organizations, including the NIH and the FDA. Dr. Freire’s involvement with these organizations provides her with a wealth of relationships in the medical research community, as well as a user’s perspective on the needs of major research organizations in key industry sectors, that make up the Company’s tenant base.

Richard H. Klein has served as a director since December 2003. Mr. Klein has a diverse background for more than 30 years as a senior advisor to a variety of domestic and international businesses, with a particular focus on real estate organizations. He currently serves as Chief Financial Officer of Industrial Realty Group, LLC, a privately held owner and developer of commercial and industrial properties with a 110 million square foot portfolio located throughout the United States. From 2012 to 2015, Mr. Klein served as an independent business consultant. In 2003, Mr. Klein founded Chefmakers Cooking Academy LLC, which provided culinary education services and experiences and for which he served as Chief Executive Officer through 2011. From 1984 to 2000, Mr. Klein was with Ernst & Young LLP, and a predecessor firm, Kenneth Leventhal & Company. From 1978 to 1983, Mr. Klein provided tax consulting and auditing services for PricewaterhouseCoopers LLP. At these firms, Mr. Klein served in a variety of capacities, including as partner in the REIT Advisory Practice, the Financial Restructuring and Insolvency Practice, and the Public Relations and Practice Development Department. Mr. Klein is a certified public accountant in the State of California. He received his Bachelor of Science degree in Accounting and Finance from the University of Southern California.

Mr. Klein’s qualifications to serve on the Board of Directors include his extensive experience and knowledge of the real estate industry and REITs in particular and the accounting and financial expertise he developed as a certified public accountant and partner of Ernst & Young LLP.

James H. Richardson has served the Company as a senior management consultant since February 2009, President of the Company from August 1998 to February 2009, a director since March 1999, and in other capacities from August 1997 to August 1998. Prior to joining the Company, Mr. Richardson held management and brokerage positions for nearly 15 years at CB Richard Ellis, Inc., a full-service provider of commercial real estate services. He was a top producer within the brokerage services group as well as a senior leader responsible for strategy and operations. During his time at CB Richard Ellis, Inc., Mr. Richardson was instrumental in the creation and development of the biosciences and corporate services practice groups. Mr. Richardson received his Bachelor of Arts degree in Economics from Claremont McKenna College.

Mr. Richardson’s qualifications to serve on the Board of Directors include his expertise in leasing, financing, strategic planning, operations, and other matters involving the life science and real estate industries, which he acquired in his more than 15 years of experience as President and a Director of the Company and his previous nearly 15 years of experience in brokerage and management positions with CB Richard Ellis, Inc., a top-tier real estate services firm. He also currently serves in board and advisory positions for private real estate development and investment enterprises, as well as early-stage technology and product companies.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Michael A. Woronoff has served as a director since July 2017. Mr. Woronoff is currently a partner of Proskauer Rose LLP (“Proskauer”), head of Proskauer’s Los Angeles office, co-head of its international PEMA group, and a former member of the firm’s Executive Committee. He advises clients on a variety of corporate and securities law matters, including SEC reporting obligations, corporate governance and strategic alliances. Prior to joining Proskauer in 2004, Mr. Woronoff co-founded and was a principal of Shelter Capital Partners (“Shelter”), a Southern California-based private equity fund that invests in technology and technology-enabled businesses at all stages of development. Prior to joining Shelter in 2000, Mr. Woronoff was a partner of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), where he practiced corporate and securities law for 15 years. He received a Juris Doctor degree from the University of Michigan Law School, a Master of Science in Industrial Administration degree from Krannert Graduate School of Management at Purdue University, and a Bachelor of Science in Industrial Management degree from Purdue University.

Mr. Woronoff’s qualifications to serve on the Board of Directors include his financial expertise and extensive knowledge of the corporate and securities law, SEC reporting, corporate governance and strategic alliances, which he acquired from various positions, including his current position as a partner of Proskauer, and his former positions as a principal of Shelter and as a partner of Skadden.

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Background of Executive Officers

Name	Age	Position	Years with the Company
Joel S. Marcus	70	Chairman of the Board, Chief Executive Officer, and Founder Effective April 23, 2018, Executive Chairman and Founder	24
Stephen A. Richardson	57	Chief Operating Officer and Executive Vice President – Regional Market Director – San Francisco Effective April 23, 2018, Co-Chief Executive Officer	18
Peter M. Moglia	51	Chief Investment Officer Effective April 23, 2018, Co-Chief Executive Officer and Chief Investment Officer	20
Dean A. Shigenaga	51	Chief Financial Officer, Executive Vice President, and Treasurer Effective April 23, 2018, Co-President and Chief Financial Officer	17
Thomas J. Andrews	58	Executive Vice President – Regional Market Director – Greater Boston Effective April 23, 2018, Co-President and Regional Market Director – Greater Boston	18
Jennifer J. Banks	47	Executive Vice President, General Counsel, and Corporate Secretary Effective April 23, 2018, Co-Chief Operating Officer, General Counsel, and Corporate Secretary	15
Lawrence J. Diamond	60	Senior Vice President – Regional Market Director – Maryland Effective April 23, 2018, Co-Chief Operating Officer and Regional Market Director – Maryland	19
Daniel J. Ryan	52	Executive Vice President – Regional Market Director – San Diego & Strategic Operations	15	(1)
Vincent R. Ciruzzi	55	Chief Development Officer	21
John H. Cunningham	57	Executive Vice President – Regional Market Director – New York City	11
(1)    Including eight years with Veralliance Properties, Inc., certain assets of which were acquired by the Company in 2010.

Joel S. Marcus – See “Background of Directors” above.

Stephen A. Richardson has served as Chief Operating Officer and Executive Vice President – Regional Market Director – San Francisco since January 2016. Beginning April 23, 2018, Mr. Richardson will serve as the Company’s Co-Chief Executive Officer. Mr. Richardson previously served as the Company’s Chief Operating Officer and Regional Market Director – San Francisco from October 2011 to December 2015. From January 2011 to October 2011 Mr. Richardson served as the Company’s Executive Vice President – Regional Market Director – San Francisco Bay, and from July 2005 to December 2010 as Senior Vice President – Regional Market Director – San Francisco Bay, where he was responsible for the management of the Company’s San Francisco region asset base and operations. From February 2000 to July 2005, Mr. Richardson served the Company as a Vice President, Portfolio Services. Prior to joining the Company, he served as a Director of CellNet Data Systems from 1993 to 2000, where he was responsible for negotiating large-scale technology transactions and aggregating a national footprint of wireless spectrum. From 1983 to 1993, Mr. Richardson served as a Director of Marketing and Leasing for Paragon Group, a national real estate development company, and as real estate broker with Schneider Commercial Real Estate, serving the greater Silicon Valley market. Mr. Richardson currently serves on the board of directors for the California Life Sciences Association, whose mission is to advance California’s world-leading life sciences innovation ecosystem by advocating for effective national, state, and local public policies and supporting entrepreneurs and life sciences businesses. Mr. Richardson received his Bachelor of Arts degree in Economics and Literature from Claremont McKenna College and his Master of Business Administration degree from Santa Clara University.

Peter M. Moglia has served as Chief Investment Officer since January 2009 and has been serving the Company in many important capacities since April 1998. Beginning April 23, 2018, Mr. Moglia will serve as the Company’s Co-Chief Executive Officer. Mr. Moglia will also continue to serve as the Company’s Chief Investment Officer. From April 2003 through December 2008, Mr. Moglia was responsible for the management of the Company’s Seattle asset base and operations. From 1998 to 2003, Mr. Moglia’s responsibilities were focused on underwriting, acquisitions, and due diligence activities. Prior to joining the Company, Mr. Moglia served as an Analyst for Lennar Partners, Inc., a diversified real estate company, where his responsibilities included underwriting and structuring direct and joint venture real estate investments. Mr. Moglia began his real estate career in the Management Advisory Services group within the Kenneth Leventhal & Co. Real Estate Group, where he spent six years providing valuation, feasibility, financial modeling, and other analytical services to real estate developers,

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

financial institutions, pension funds, and government agencies. Mr. Moglia received his Bachelor of Arts degree in Economics from the University of California, Los Angeles.

Dean A. Shigenaga has served the Company as Executive Vice President since May 2012, Treasurer since March 2008, Chief Financial Officer since December 2004, and in other capacities from December 2000 to December 2004. Beginning April 23, 2018, Mr. Shigenaga will serve as the Company’s Co-President. Mr. Shigenaga will also continue to serve as Chief Financial Officer. Prior to joining the Company, Mr. Shigenaga was an Assurance and Advisory Business Services Manager in Ernst & Young LLP’s real estate practice. In his role at Ernst & Young LLP, from 1993 through 2000, Mr. Shigenaga provided assurance and advisory services to several publicly traded REITs, over a dozen private real estate companies, and many other public and private companies. In addition to providing audit and attestation services, Mr. Shigenaga assisted clients with services related to initial public offerings, follow-on offerings, debt offerings, and technical research. Mr. Shigenaga is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Shigenaga received his Bachelor of Science degree in Accounting from the University of Southern California.

Thomas J. Andrews has served as Executive Vice President — Regional Market Director — Greater Boston, since January 2011. Beginning April 23, 2018, Mr. Andrews will serve as the Company’s Co-President and Regional Market Director — Greater Boston. Mr. Andrews previously served as Senior Vice President — Regional Market Director — Greater Boston from December 2005 to January 2011, and as Vice President – Regional Market Director — Greater Boston from June 1999 to December 2005. Throughout his tenure with the Company, Mr. Andrews has been responsible for the management of the Company’s Greater Boston asset base and operations. From 1988 through 1999, Mr. Andrews served first as Assistant Director and later as Executive Director of the Massachusetts Biotechnology Research Park in Worcester, Massachusetts, which is believed to be the first purpose-built biotechnology research park in the country. Mr. Andrews serves on the boards of the Massachusetts chapter of NAIOP Commercial Real Estate Development Association and the Kendall Square Association and is a member of the Economic Development Advisory Group of the Massachusetts Biotechnology Council. Mr. Andrews received his Bachelor of Science degree from Cornell University and his Master of Science degree from the Center for Real Estate at the Massachusetts Institute of Technology.

Jennifer J. Banks has served as the Company’s Executive Vice President, General Counsel and Corporate Secretary since 2008, and has been with the Company since 2002. Beginning April 23, 2018, Ms. Banks will serve as the Company’s Co-Chief Operating Officer. Ms. Banks will also continue to serve as the Company’s General Counsel and Corporate Secretary. Ms. Banks has over 18 years of commercial real estate and related legal experience. Ms. Banks previously practiced law in the real estate departments of Skadden, Arps, Meagher & Flom LLP and O'Melveny & Myers LLP, where she specialized in acquisition, complex leasing, joint venture, lending, and other finance transactions, representing a variety of REITs, private developers, and institutional investors. Ms. Banks is a member of the American Bar Association (ABA), serves on the Executive Committee of the Corporate Law Departments Section of the Los Angeles County Bar Association, and is the former Vice Chair of the Green and Sustainable Transactions Committee of the ABA. She is a council member of the City of Hope Los Angeles Real Estate & Construction Industries Council, and also serves on its Executive Committee. Ms. Banks received her Bachelor of Arts degree from the University of California, Los Angeles and her Juris Doctor from Stanford Law School.

Lawrence J. Diamond has served as the Company’s Senior Vice President — Regional Market Director — Maryland since July 2005. Beginning April 23, 2018, Mr. Diamond will serve as the Company’s Co-Chief Operating Officer and Regional Market Director — Maryland. Mr. Diamond previously served as Vice President — Asset Services, Mid-Atlantic Region from January 2000 to June 2005 and Assistant Vice President — Asset Services from November 1998 to December 1999.  Throughout his tenure with the Company, Mr. Diamond has been responsible for the management of the Company’s Maryland Region asset base and operation. From January 1994 to November 1998, Mr. Diamond served as Director of Facility Services for Manor Care, Inc., where he was responsible for management of corporate real estate. From 1980 to 1994, Mr. Diamond’s real estate career was focused on regional Maryland management firms starting with B.F. Saul Company. He gained expertise in all phases of property management, accounting, leasing and construction services. Mr. Diamond has previously served on Maryland’s Life Sciences Advisory Board. Mr. Diamond received his Bachelor of Science degree in Accounting / Business Administration from Frostburg State University.

Daniel J. Ryan has served as Executive Vice President — Regional Market Director — San Diego & Strategic Operations since May 2012. Mr. Ryan previously served as the Company’s Senior Vice President — Regional Market Director — San Diego & Strategic Operations from June 2010, when the Company acquired certain assets of Mr. Ryan’s company, Veralliance Properties, Inc. (“Veralliance”), to May 2012. During his tenure with the Company, Mr. Ryan has been responsible for the management of the Company’s San Diego region asset base and operations, as well as involvement with developments, redevelopments, joint ventures, financing, leasing, and other strategic opportunities outside the San Diego

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BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

region. Prior to joining the Company, Mr. Ryan was Chief Executive Officer of Veralliance, a commercial real estate developer, which he founded in 2002. Veralliance owned, managed, developed, and leased an approximately $1 billion portfolio primarily consisting of life science assets in the greater San Diego region. Veralliance had significant institutional equity partners, including a REIT, Prudential Real Estate Investors, and UBS. Prior to 2002, Mr. Ryan worked in the commercial real estate industry in Southern California. He was a founding principal of Pacific Management Services, Inc., a commercial developer focused on value-added transactions in the greater San Diego area, including life science, office, industrial, and multifamily transactions. Mr. Ryan is a board member of BIOCOM, a Southern California trade organization, the San Diego Economic Development Corporation, a not-for-profit regional body comprising business, government, and civic leaders committed to maximizing economic growth, and the Policy Advisory Board of the University of San Diego – School of Real Estate. He is also a member of the NAIOP and the Urban Land Institute, both public policy organizations focused on public advocacy of the built environment. Mr. Ryan received his Bachelor of Science degree in Economics, cum laude, from the University of Wisconsin–Madison and was admitted to Omicron Delta Epsilon, the honor society for excellence in achievement in the study of economics.

Vincent R. Ciruzzi has served as Chief Development Officer since October 2015. Mr. Ciruzzi previously served as a Senior Vice President, Construction and Development, from June 2000 to October 2015, Vice President from September 1996 to June 2000, and was an active participant in the Company’s initial public offering in May of 1997. Since Alexandria’s initial public offering, Mr. Ciruzzi has been responsible for the Company’s domestic and international construction and development operations and services platform. Working with a team of highly skilled professionals, Mr. Ciruzzi has overseen the management of entitlements, design, permits, development, construction, and completion of the Company’s collaborative science and technology campuses in our urban innovation clusters. Mr. Ciruzzi is also deeply involved in the Company’s sustainability efforts, construction risk management, capital planning, and project budgeting. In 1993, Mr. Ciruzzi founded a real estate development and consulting business, which provided consulting services to Alexandria from September 1995 until his appointment as Vice President. From 1986 to 1993, Mr. Ciruzzi served as Project Manager for Home Capital Development Group, a real estate development company, where he specialized in project management of master planned communities, including the management of a 2,600 acre mixed use community, as well as other real estate development opportunities. Mr. Ciruzzi received his Bachelor of Science degree in Finance and Real Estate from the University of Southern California. Mr. Ciruzzi is a key team advocate with the USGBC on LEED® building certification and other sustainability initiatives for the Company.

John H. Cunningham has served as Executive Vice President — Regional Market Director — New York City since July 2017. Mr. Cunningham previously served as the Company’s Senior Vice President — Regional Market Director — New York/Strategic Operations from January 2010 to July 2017 and as Senior Vice President — Strategic Operations from January 2009 to December 2009. From January 2007 to December 2008, Mr. Cunningham served the Company as Senior Vice President — Development. Mr. Cunningham has more than 30 years of experience in real estate operations, leasing and development, and has completed over 4.5 million square feet of development projects, including numerous complex life science and specialized high-tech projects, large build-to-suits, and strategic properties. Prior to joining Alexandria, Mr. Cunningham was at Cambridge Property Group in the Washington, DC metropolitan area since 1987, where he became the President of the Development Group in 1995. While at Cambridge, Mr. Cunningham worked closely with Alexandria from 1997 to 2007, acting as a third-party developer on projects in the Mid-Atlantic region of the United States. In addition to operations, leasing, and development, Mr. Cunningham has extensive experience in acquisitions and dispositions of commercial real estate. Prior to Cambridge, Mr. Cunningham was the editor-in-chief of The Pro Review magazine, a publication for professional photographers. He also served as the Vice Chairman of the Board of Trustees for Loudoun Country Day School for six years, and has published six novels. Mr. Cunningham received his Bachelor of Arts in International Relations from the University of Maryland.

2018 Proxy Statement	14

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

Board Composition and Nomination Process

Director Qualifications

Consistent with the Board Candidate Guidelines established by our Board of Directors, the Nominating & Governance Committee of the Board of Directors seeks director nominees who will provide the Board of Directors with a broad diversity of perspectives, experience, expertise, professions, skills, geographic representation, and backgrounds. The Nominating & Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Generally, however, the Nominating & Governance Committee considers, among other factors, a candidate’s experience and knowledge regarding a variety of aspects of the Company’s unique real estate for the life science industry. The Nominating & Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, expertise, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities. The Nominating & Governance Committee considers factors such as gender, race, and culture in its determinations, and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law. The Nominating & Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for particular expertise (such as Audit Committee expertise), and the evaluations of other prospective nominees. With respect to the nomination of current directors for reelection, the individual’s contributions to the Board of Directors are also considered.

Director Nominee Selection Process

Once the Nominating & Governance Committee has identified a prospective nominee who is not currently serving on the Board of Directors, it makes an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to it with the recommendation of the candidate, as well as its own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the Board of Directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Nominating & Governance Committee determines, in consultation with the Chairman of the Board of Directors and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Nominating & Governance Committee. The Nominating & Governance Committee then evaluates the candidate against the standards and qualifications set out in the Board Candidate Guidelines, including the nominee’s management, leadership, and business experience; skills and diversity; financial literacy; knowledge of directorial duties; integrity; and professionalism.

After completing its evaluation, the Nominating & Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors ultimately determines whether a prospective nominee will be nominated after considering the recommendation of the Nominating & Governance Committee.

Stockholder-Recommended Director Candidates

The Nominating & Governance Committee considers candidates suggested by stockholders for nomination for elections to be held at annual meetings of stockholders. Any stockholder who wishes to suggest a prospective candidate for the Board of Directors for consideration by the Nominating & Governance Committee may do so by complying with the advance notice and other requirements of our Bylaws regarding director nominations. Any stockholder-suggested nominee and any accompanying materials must be submitted in accordance with the Bylaw procedures for consideration by the Nominating & Governance Committee and will be forwarded to the Chair of the Nominating & Governance Committee for review and consideration. Director nominees suggested by stockholders will be evaluated in the same manner, and will be subject to the same criteria, as other nominees evaluated by the Nominating & Governance Committee. The Nominating & Governance Committee also considers director candidates suggested by its members, other directors, and management and may from time to time retain a third-party executive search firm to identify director candidates for consideration by the Nominating & Governance Committee.

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CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Stockholder-Nominated Director Candidates

Our Bylaws set forth the requirements for direct nomination by a stockholder of a person or persons for election to the Board of Directors. Among other requirements, stockholders must comply with the advance notice procedures set forth in our Bylaws which, among other things, provide that, to be timely, a stockholder’s notice with respect to director nominations must be delivered to the Secretary of the Company at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

On January 5, 2018 our Board of Directors approved, on the recommendation of our Nominating & Governance Committee, an amendment and restatement of our Bylaws to implement proxy access. Our engagement with stockholders on the topic of proxy access has indicated broad appreciation and support for the Board of Directors’ proactive action on this topic. As amended and restated, our Bylaws now permit qualifying stockholders, or a qualifying group of no more than 20 stockholders, that have continuously owned at least three percent of our outstanding Common Stock for at least three years prior to the nomination and through the date of the annual meeting, to nominate and to require us to include in our proxy materials director nominees constituting up to the greater of two nominees or 25% of the number of directors serving on the Board of Directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws and subject to the other terms and conditions set forth in our Bylaws. Proxy access candidates may be nominated pursuant to our Bylaws beginning with the 2019 Annual Meeting of Stockholders, and the deadlines for submitting proxy access candidates is set forth in the “Stockholder Proposals and Director Nominations for the Company’s 2019 Annual Meeting” section of this Proxy Statement.

Director Independence

The Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Marcus (Chairman, Chief Executive Officer, and Founder) and Mr. James Richardson (President until his resignation in February 2009, and a senior management consultant to the Company since his resignation) is independent, in accordance with the applicable New York Stock Exchange, or NYSE, listing standards. The Board of Directors has also affirmatively determined that no material relationships exist between the Company and any of the independent directors. In making its independence determinations, the Board of Directors reviewed the relationships between the Company and each of the directors nominated for election at the annual meeting based on information provided by the directors, the standards for disqualification set forth in Section 303A.02(b) of the NYSE Listed Company Manual, and such other information as the Board of Directors considered relevant.

In making its independence determination with respect to Dr. Freire, the Board of Directors considered that Dr. Freire is President and Executive Director of the FNIH, and a member of the board of directors of the FNIH (the “FNIH Board”), and that Mr. Marcus currently serves as a member of the FNIH Board. The FNIH is a non-profit, charitable organization established by the U.S. Congress in 1990. The Board of Directors considered that Mr. Marcus has neither served on the compensation committee of the FNIH Board nor participated in setting Dr. Freire’s compensation from the FNIH and was not a member of the FNIH Board committee that recruited and recommended Dr. Freire to her executive position with the FNIH. Additionally, the Board of Directors considered that the FNIH Board currently has over 25 members and that Mr. Marcus’s service on the FNIH Board commenced prior to Dr. Freire’s becoming President and Executive Director in November 2012.

Annual Elections of Directors; Majority Voting Standard

Directors are elected each year, at the annual meeting of stockholders, to serve until the next annual meeting and until their successors are duly elected and qualified. Our Bylaws provide that, except in an election for directors where there are more nominees for election than the number of directors to be elected (a “contested election”), a nominee for director shall be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast with respect to the nominee’s election (that is, the number of votes cast “for” the nominee must exceed the number of votes cast “against,” or withheld as to, the nominee). In a contested election, directors shall be elected by a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present.

Under Maryland law, if an incumbent director is not re-elected in an uncontested election at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve as a holdover director until his or her successor is elected. Our Corporate Governance Guidelines provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the nominee shall promptly tender his or her offer to resign to the Board for its consideration. The Nominating & Governance Committee will consider the offer of resignation and will recommend to the Board whether to accept the offer to resign. The Board will decide whether to accept the offer to resign and will publicly disclose its decision.

2018 Proxy Statement	16

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Information on Board of Directors and Its Committees

The Board of Directors held nine meetings and took action on 12 other occasions by unanimous written consent during 2017. Each of our directors attended at least 75% of the aggregate number of meetings held by (i) the Board of Directors during such director’s respective term of service in 2017 and (ii) each committee during the period in 2017 for which such director served as a member.

Mr. Marcus, as Chairman of the Board, generally presides over all meetings of the Board of Directors. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s stockholders. All directors attended the annual meeting of stockholders held on May 9, 2017, other than Mr. Woronoff, who was not a director at the time. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, a Science & Technology Committee, and a Pricing Committee to which the Board of Directors has delegated certain authority with respect to the issuance of securities under the Company’s shelf registration statement.

Board Leadership Structure

Effective April 23, 2018, we will separate the roles of Chairman and Chief Executive Officer when Mr. Marcus is elevated to the role of the Company’s Executive Chairman. As full-time Executive Chairman, Mr. Marcus’s role will include, inter alia, overall oversight of the Company and its strategy, leadership and management development, talent management, culture, brand and mission; the performance of its operational excellence initiatives; responsibility for strategic corporate and regional growth, including a five-year strategic growth plan; oversight of our New York City regional strategic operations; leading our venture investment activity; leading the performance of our life science ecosystem development, growth, and thought leadership; and guiding our corporate social responsibility initiatives. Upon Mr. Marcus’s transition to Executive Chairman, Mr. Stephen Richardson and Mr. Moglia will begin serving as the Company’s Co-Chief Executive Officers and will report to Mr. Marcus and the Board of Directors.

The Board of Directors continues to believe that Mr. Marcus is currently the director best situated to serve as a Chairman because he is the director most familiar with the Company’s business and industry, and the director most capable of effectively identifying strategic priorities and leading the evaluation and execution of strategy. Mr. Marcus has served as director of the Company since its inception in 1994, was Vice Chairman of the Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors, and has been responsible for directing its operations and developing and executing its strategies as Chief Executive Officer since 1997, a tenure that is longer and substantially more involved than that of any other individual currently serving as a director. The Board of Directors believes that Mr. Marcus’s leadership skills have been critical to the growth and success of the Company.

Prior to his elevation to Executive Chairman, the Board of Directors believed that having Mr. Marcus serve in the combined role of Chairman and Chief Executive Officer, with an independent Lead Director having the duties described below, provided an appropriate balance between effective strategy development and independent oversight of management. The Board of Directors believed that the combined role of Chief Executive Officer and Chairman, in this particular case, promoted development and execution of the strategic vision and risk management of the Company and facilitated information flow between management and the Board of Directors, functions that are essential to effective governance. The Board of Directors believes that independent directors and management have different perspectives and roles in the development of the strategic vision and risk management of the Company. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and the Company’s industry, while the Chief Executive Officer brings his Company-specific experience and expertise.

2018 Proxy Statement	17

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Lead Director

Mr. Hash, the Lead Director and an independent director, is the presiding director for all executive sessions of the independent directors. In the event that Mr. Hash is not available for any reason to preside over an executive session of the independent directors, the remaining independent directors will designate another independent director to preside over the executive session. As Lead Director, Mr. Hash’s duties, responsibilities and authority include the following:

•
Presiding at all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present, including each executive session of the non-management directors or the independent directors, as the case may be;

•	Providing input regarding information sent to the Board of Directors and the agenda for Board of Directors’ meetings to ensure that there is sufficient time for discussion of all agenda items;

•	Having the authority to call meetings of the independent directors;

•	Making himself available for consultation and direct communication with the Company’s stockholders upon request; and

•	Such other duties and responsibilities as the Board of Directors may determine from time to time.

The Board’s Role in Corporate Strategy

The Board of Directors is actively involved in overseeing, reviewing and guiding the Company’s corporate strategy. In addition to business performance, opportunities and risks, long-range strategic issues, including strategic corporate and regional growth, multiyear strategic plans, investments and capital allocation are discussed as a matter of course by the Board of Directors throughout the year, including with management formally and informally, and during executive sessions of the Board of Directors as appropriate. The Board of Directors also seeks to ensure it has appropriate processes in place to ensure that directors are able to contribute effectively to discussions regarding corporate strategy and risk, including through robust director onboarding, orientation, tutorial programs and industry and business environment updates.

The Board’s Role in Risk Oversight

The Board of Directors has an active role in overseeing the management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, and operations, including the risks associated with each. The Nominating & Governance Committee, the membership of which currently includes three independent directors, oversees risks associated with the structure and composition of the Board of Directors, potential conflicts of interest, and the Company’s overall corporate governance structures and procedures. The Audit Committee oversees the management of financial risks. The Compensation Committee oversees the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks. The Board of Directors’ risk oversight function and procedures, which are principally administered through its committees, affect the Board of Directors’ leadership structure by ensuring that each of the committees is chaired by the director most qualified to address the risks within the purview of such committee.

Board Self-Evaluation

The Board of Directors conducts an annual formal self-evaluation of itself and its committees to assess its effectiveness, identify opportunities for improvement, and reaffirm practices that should be maintained. The results of these self-evaluations supplement going-forward board practices and procedures and feedback, including as to agenda development and time allocation and other topics addressed in this Proxy Statement.

2018 Proxy Statement	18

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Audit Committee

The Audit Committee consisted of Directors Klein (Chair) and Hash during 2017, Director Freire during January–June 2017, and Director Woronoff during July–December 2017. The committee held eight in-person meetings during 2017. The Board of Directors has adopted a written charter for the Audit Committee. The charter of the Audit Committee is published on the Company’s website at www.are.com. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accountants that audit the Company’s financial statements, and of the Company’s internal audit function. In addition, the Audit Committee discusses the scope and results of the audit with the independent registered public accountants, reviews the Company’s interim and year-end operating results with management and the independent registered public accountants, considers the adequacy of the Company’s internal accounting controls and audit procedures, and preapproves all engagements with the Company’s independent registered public accountants, including both audit and non-audit services. The limitations inherent in the oversight role of a committee of the Board of Directors, however, do not provide the Audit Committee with a basis independent of management and the Company’s independent registered public accountants to determine that accounting and financial reporting principles and policies have been appropriately applied by management or that the Company’s internal control procedures designed to ensure compliance with accounting standards and applicable laws and regulations have been appropriately implemented. The Audit Committee also reviews and recommends to the Board of Directors any changes that may be required to the Company’s Business Integrity Policy (described further under “Business Integrity Policy” on page 23).

19

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Audit Committee Report

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors of the Company (the “Board of Directors”) comprises three directors and acts under a written charter adopted and approved by the Board of Directors. Each member of the Audit Committee has been determined by the Board of Directors to be an independent director in conformity with the listing standards of the New York Stock Exchange and regulations of the Securities and Exchange Commission.

Management has the primary responsibility for the Company’s financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles (“GAAP”). The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The limitations inherent in the oversight role of a committee of the Board of Directors, however, do not provide the Audit Committee with a basis independent of management and the Company’s independent registered public accountants to determine that accounting and financial reporting principles and policies have been appropriately applied by management or that the Company’s internal control procedures designed to ensure compliance with accounting standards and applicable laws and regulations have been appropriately implemented.

The Audit Committee reviewed the Company’s audited financial statements and discussed them with management and the independent registered public accountants. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; has received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence; and discussed with the independent registered public accountants their independence from the Company and its management. The Audit Committee further considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and the Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2017.

AUDIT COMMITTEE
Richard H. Klein, Chair Steven R. Hash Michael A. Woronoff

2018 Proxy Statement	20

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Nominating & Governance Committee

The Nominating & Governance Committee consists of Directors Atkins (Chair), Cain, and Freire, each of whom has been determined by the Board of Directors to be an independent director in accordance with the applicable NYSE listing standards. The Nominating & Governance Committee held five meetings and took action on one occasion by unanimous written consent during 2017. The charter of the Nominating & Governance Committee is published on the Company’s website at www.are.com. The Nominating & Governance Committee is responsible for, among other things, making recommendations to the Board of Directors with respect to corporate governance policies, reviewing and recommending changes to our Corporate Governance Guidelines and reviewing and approving or ratifying all related-person transactions. As we describe in more detail under “Board Composition and Nomination Process” above, the Nominating & Governance Committee recommends to the Board of Directors candidates for nomination for election as directors of the Company. The Nominating & Governance Committee also recommends candidates for appointment as members of the committees of the Board of Directors.

Compensation Committee

The Compensation Committee consists of Directors Hash (Chair), Atkins, and Klein, each of whom has been determined by the Board of Directors to be an independent director in accordance with the applicable NYSE listing standards. In 2017, the Compensation Committee held five formal meetings and took action on eight occasions by unanimous written consent. The Compensation Committee has the authority to review and approve compensation arrangements, grant annual incentive awards for executive officers and other employees of the Company, adopt and amend employment agreements for executive officers and other employees of the Company, and administer the Company’s equity and other incentive plans. The charter of the Compensation Committee is published on the Company’s website at www.are.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee in 2017 had any relationship or transaction required to be disclosed pursuant to Item 407(e)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Science & Technology Committee

The Science & Technology Committee (the “S&T Committee”) is the newest of the Board of Directors’ standing committees and was established in May 2015. The S&T Committee consists of Directors Freire (Chair), Cain, Marcus, James Richardson, and Woronoff. Dr. Freire, Ambassador Cain, and Mr. Woronoff have been determined by the Board of Directors to be independent directors in accordance with the applicable NYSE listing standards. Messrs. Marcus and James Richardson are not considered independent directors under NYSE listing standards. The S&T Committee is not mandated by the applicable NYSE listing standards and is thus not required to consist entirely or primarily of independent directors. The Board determined to include Messrs. Marcus and James Richardson due to their close, real-time familiarity with industry developments and ability to liaise with the Company’s in-house science and technology team on a regular basis. The S&T Committee held four formal meetings in 2017.

The primary purpose of the S&T Committee is to inform and advise the Board of Directors on current trends in the life science and technology industries, including key policy changes, capital markets, regional cluster updates, and other strategic initiatives that impact the Company’s real estate business. With rapidly developing scientific and technological breakthroughs on the one hand, and with increasing scrutiny from the capital markets, private investors, policymakers, and other stakeholders on the other, it is critical that the Board of Directors be kept well-informed on external factors that could impact the Company’s world-class business platform. The Board of Directors also recognizes that companies in the Company’s key urban markets have specialized needs that extend beyond traditional office and laboratory space, as the Company creates the most advanced ecosystems to drive productivity, creativity, and collaboration across its innovative campuses. As the life science and technology industries continue to converge, it will also be a key role of the S&T Committee to help guide the Board of Directors on new ways to capitalize on the intersection of these sectors in order to continue to capture the highest-quality tenant base and deliver mission-critical environments for these companies to succeed. The S&T Committee works closely with the Company’s internal science and technology professionals to accumulate the market knowledge and technical intelligence necessary to advise the Board of Directors and guide the Company’s strategy in this area.

2018 Proxy Statement	21

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Additional Governance Matters

Policies and Procedures with Respect to Related-Person Transactions

The Board of Directors has adopted a written policy setting forth the procedures for the review and approval or ratification of transactions involving the Company and “related persons” within the meaning of the rules and regulations of the Securities and Exchange Commission, or SEC.

Under this policy, the Nominating & Governance Committee is responsible for reviewing and approving or ratifying all related-person transactions that are required to be reported under the rules and regulations of the SEC. In the event that the Chief Executive Officer or the Chief Financial Officer of the Company determines that it would be impracticable or undesirable to wait until the next meeting of the Nominating & Governance Committee to review a related-person transaction, the Chair of the Nominating & Governance Committee may act on behalf of the Nominating & Governance Committee to review and approve and/or disapprove the related-person transaction.

In general, related-person transactions are subject to preapproval. In the event that the Company becomes aware of a related-person transaction that was not approved in advance under this policy, the transaction must be reviewed in accordance with this policy as promptly as is reasonably practicable.

The policy provides that in making its determination whether to approve or ratify a related-person transaction, the Nominating & Governance Committee will consider all factors it deems relevant or appropriate, including:

•
Whether the terms of the related-person transaction are fair to the Company and on terms no less favorable than terms generally available in transactions with non-affiliates under similar circumstances;

•	Whether there are legitimate business reasons for the Company to enter into the related-person transaction;

•	Whether the related-person transaction would impair the independence of an outside director;

•
Whether the related-person transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the director’s or executive officer’s interest in the transaction, the ongoing nature of any proposed relationship, and any other factors deemed relevant; and

•
Whether the related-person transaction is material, taking into account the importance of the interest to the related person, the relationship of the related person to the transaction, the relationship of related persons to each other, and the aggregate value of the transaction.

The policy also contains a list of certain categories of related-person transactions that are pre-approved under the policy and therefore are not required to be reviewed or approved by the Nominating & Governance Committee.

Certain Relationships and Related Transactions

From the beginning of fiscal year 2017 to the date of this Proxy Statement, there were no relationships or transactions of a nature required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

2018 Proxy Statement	22

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Stock Ownership Guidelines

We believe that stock ownership by our directors and senior officers helps to align their interests with our stockholders’ interests. To that end, in March 2016, the Board of Directors amended the Corporate Governance Guidelines to increase the stock ownership requirements applicable to all of Alexandria’s non-employee directors and executive officers.

Within five years of becoming subject to these revised guidelines, our senior officers and non-employee directors are required to own shares of Common Stock with a value equal to the following multiple of his or her base salary or, in the case of our non-employee directors, the cash portion of his or her annual director’s retainer:

Senior Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director’s Retainer	Compliance?(1)
Chief Executive Officer	6x	Yes
President, Chief Financial Officer, Chief Operating Officer, Chief Investment Officer, and Other Executive Officers	3x	Yes
Senior Vice Presidents	1x	Yes
Non-Employee Directors(2)	3x	Yes

(1)     All senior officers and directors are required to report their ownership status to the Chief Financial Officer on an annual basis. All senior officers are currently in compliance with their applicable requirements. All directors are also in compliance with these requirements.
(2)     Direct holdings and phantom stock units under the Company’s Deferred Compensation Plan for Directors (or any similar successor plan) count toward ownership value.

Our NEOs must hold 50% of net after-tax shares received until the above-listed ownership requirements are met. Under the guidelines, the Chief Financial Officer will review each director’s and senior officer’s stock ownership levels in January of each year.

Once an individual satisfies the policy, he or she is deemed to continue to satisfy the policy without regard to fluctuation in value of equity interests owned, provided that the individual’s holdings do not decline below the number of shares owned at the time the stock ownership requirements were met.

Anti-Hedging, Anti-Short Sale, Anti-Pledging Policies

We have an anti-hedging policy applicable to directors, officers, and employees. The policy prohibits directors, officers, and employees from engaging in, among other things, short sales, hedging transactions, or trading in put and call options with respect to our securities. We believe that prohibiting these types of transactions will help ensure that the economic interests of all directors, officers, and employees will not differ from the economic interests of our stockholders. In addition, we have an anti-pledging policy that prohibits directors, officers, and employees from pledging our shares as collateral for a loan or holding our shares in a margin account unless the individual has and maintains a sufficient amount of immediately available cash or securities at all times to prevent a sale of our shares during a time when such a sale would be prohibited by our insider trading policy.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, which include, among other matters, guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director and executive officer stock ownership guidelines, are posted on our website at www.are.com.

Business Integrity Policy

The Company has adopted a Business Integrity Policy that applies to all directors, officers, and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related SEC rules and NYSE listing standards requiring a code of ethics for a company’s directors, officers, and employees. A copy of the Company’s Business Integrity Policy is posted on the Company’s website at www.are.com. The Company intends to report any amendments to, or waivers from, the policy that applies to its Chief Executive Officer and its Chief Financial Officer by posting such information on its corporate website in accordance with applicable rules of the SEC and listing standards of the NYSE.

2018 Proxy Statement	23

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

Stockholder Outreach and Engagement

Our Board of Directors and management team value the views of our stockholders, which is why we proactively engage with our major stockholders throughout the year. We believe our outreach efforts help ensure that our stockholders are aware of our governance initiatives and provide us with valuable feedback in order to enhance our evolving governance practices, disclosure to stockholders and executive compensation program. Members of our management team and our Lead Director participate in stockholder engagements, and the full Nominating & Governance Committee and Board of Directors are kept apprised of our stockholder engagement initiatives and the feedback we receive. In addition to the feedback we receive through this engagement, our other investor outreach initiatives and the other communications channels available to our investors, we review the voting results from our most recent annual meeting of stockholders, the governance practices of our peers, and current trends in governance when considering enhancements to our governance practices and disclosure. In 2017, we held over 290 meetings with stockholders, covering a variety of topics, including business trends and strategy, key drivers of growth, corporate governance matters, and our executive compensation programs.

Proxy Access

On January 5, 2018, after consideration of the views and policies of our major stockholders on the suitability of proxy access for our corporate governance structure and the appropriate limitations on such right (including comprehensive review of market standards for proxy access), our Board of Directors approved an amendment and restatement of our Bylaws to implement proxy access, which we discuss in more detail above under “Stockholder-Nominated Director Candidates.”

Stockholder Rights to Unilaterally Amend Bylaws

After reviewing the voting results from our 2017 Annual Meeting, we conducted targeted outreach to help us understand the views of our major stockholders on the ability of stockholders to unilaterally amend our Bylaws, which is a topic that we believe may have negatively impacted the level of support received by our director nominees. As permitted by Maryland law, the power to amend our Bylaws has been vested exclusively with our Board of Directors since our initial public offering in 1997. However, we are aware that this is of recent interest following a new proxy advisory firm voting policy on the issue (which prompted some stockholder interest in the topic for all affected companies even though it had not generally been a stockholder-driven priority such as proxy access).

We proactively reached out to over 25 of our largest stockholders, including every stockholder holding more than one percent of our Common Stock as of December 31, 2017, which together own more than 65% of our outstanding Common Stock, to seek their views on this matter specifically. Of the stockholders that agreed to engage with us on this topic, collectively representing approximately 52.6% of our outstanding Common Stock, a significant majority suggested they may support reasonable limitations on the power of stockholders to propose and approve amendments to the Bylaws without the approval of our Board of Directors, similar to those we adopted in connection with proxy access. Our Lead Director led these engagement efforts. To date, most stockholders have indicated to us that they value the Board of Directors’ commitment to engaging with stockholders on this topic, support the Board of Directors continuing to study the issue in a deliberative manner, recognize the value of procedural safeguards that would ensure that any new rights for stockholders to unilaterally change the Bylaws, if enabled in the future, not be misused to the detriment of the Company and its stockholders, and appreciate that the Board of Directors has acted responsibly and in cooperation with stockholders with respect to using its power to amend our Bylaws, such as the Board of Directors’ recent decision to amend our Bylaws to adopt proxy access.

In addition to considering the views of our stockholders, our Board of Directors believes that significant governance changes warrant a thoughtful and complete review of the purpose, nature, and consequences of the proposed changes.  Along those lines, our Nominating & Governance Committee and Board of Directors are reviewing stockholder feedback on whether permitting stockholders to directly amend our Bylaws is desirable, approaches for mitigating the downside risks from such a fundamental change, and the appropriate form any such changes to our Bylaws could take. It is clear from our engagement that many stockholders are still considering this issue. Similarly, our Nominating & Governance Committee and Board of Directors expect to focus additional attention on this issue during the remainder of 2018, and intend to continue to consult with stockholders before determining the appropriate approach for the Company.

2018 Proxy Statement	24

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS (continued)

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Joel S. Marcus(2)	—	—	—	—
Steven R. Hash	231,978	110,098	2,518	344,594
John L. Atkins, III	165,000	110,098	—	275,098
James P. Cain	136,000	110,098	—	246,098
Maria C. Freire, Ph.D.	160,217	110,098	—	270,315
Richard H. Klein	175,978	110,098	—	286,076
James H. Richardson(3)	40,625	136,938	101,500	279,063
Michael A. Woronoff(4)	66,522	120,350	—	186,872

(1)
The dollar value of restricted stock awards set forth in this column is equal to the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). As of December 31, 2017, our non-employee directors held the following amounts of unvested restricted stock awards and phantom units:

(# of shares)	Steven R. Hash	John L. Atkins, III	James P. Cain	Maria C. Freire	Richard H. Klein	James H. Richardson	Michael A. Woronoff
Unvested restricted stock awards	1,730	1,730	1,441	1,730	1,730	2,501	1,000
Phantom stock units	1,026	—	—	—	—	—	—

(2)
Mr. Marcus, the Company’s Chief Executive Officer, was an employee of the Company in 2017 and thus received no compensation for his services as director. The compensation received by Mr. Marcus as an NEO of the Company is shown in the “Summary Compensation Table” on page 76.

(3)
Mr. James Richardson, a senior management consultant to the Company, received compensation for services provided to the Company in 2017 consisting of $40,625 for services relating to his duties as a director, as well as $101,500 in cash payments and a restricted stock award of 1,250 shares for non-director-related consulting services.

(4)	Mr. Woronoff was elected by the Board of Directors to serve as a director on July 5, 2017.

In determining the form and amount of compensation to be paid to our independent directors in 2017, the Board of Directors considered recommendations from FTI Consulting, Inc. (“FTI”). At the end of 2016, the Board of Directors reviewed data provided by FTI for the peer group described below under “2017 Peer Group” on page 49 and considered industry trends in director compensation to determine the terms of the compensation program for our independent directors in 2017. In 2017, the Company paid each independent director an annual cash retainer fee of $110,000. The Lead Director and directors who chaired committees received the following additional annual cash fees: Lead Director, $50,000; Audit Committee Chair, $35,000; Compensation Committee Chair, $35,000; Nominating & Governance Committee Chair, $35,000; and Science & Technology Committee Chair, $20,000. Mr. Marcus is a member of the Pricing Committee and does not receive additional compensation for this role. In addition, the non-chair/non-management members of the following committees received the following annual fees: Audit Committee, $20,000; Compensation Committee, $20,000; Nominating & Governance Committee, $20,000; Science & Technology Committee, $6,000; and Pricing Committee, $6,000.

Independent directors are also eligible to receive restricted stock awards under the 1997 Incentive Plan equal to a fixed dollar amount of $110,000, divided by the Company’s closing stock price as of the grant date, as compensation for their services as directors. These restricted stock awards generally vest over a period of three years.

In 2016, our stockholders approved a limit on the amount of non-employee director compensation under the 1997 Incentive Plan. The aggregate value of all compensation granted or paid to any individual solely for service as a non-employee director of the Board of Directors with respect to any calendar year may not exceed $600,000 in total value, calculating the value of any stock awards based on the grant date fair value of such awards. This limit is not intended to serve as an increase in the annual amount of non-employee director compensation; rather, this action was approved for the purpose of limiting the amount of compensation the Board of Directors can approve for non-employee directors each year.

The Company’s Deferred Compensation Plan for Directors, established in December 2001, permits non-employee directors to elect to defer receipt of their annual compensation, meeting fees, and restricted stock awards.

2018 Proxy Statement	25

Corporate Responsibility

We strive to improve the workplace environment and reduce our environmental footprint through sustainable, efficient building design and operations. Our industry-leading sustainability initiatives and programs directly benefit our tenants, employees and communities, and create long-term value for our stockholders. Our sustainability mission is to make a positive and meaningful impact on the health, safety, and well-being of our tenants, stockholders, employees, and the communities in which we all live and work. We put sustainability into action by creating sustainable and vibrant environments that drive success in developing breakthrough technologies and therapies to help cure disease, end hunger, and improve the quality of human health and the way we all live. Our highly dynamic and collaborative urban campuses enhance our tenants’ ability to successfully recruit and retain world-class talent, promote health and wellness, and inspire productivity, efficiency, creativity, and success.

In 2017, Alexandria earned a prestigious “Green Star” designation from GRESB, which recognizes our strong environmental, social and governance policies, practices, and performance. Our 2017 GRESB score exceeded that of both the U.S. listed REIT average and the global GRESB average. Additionally, Alexandria achieved the top score of all U.S. companies in the GRESB Health & Well-being Module. As of December 31, 2017, our key programs and accomplishments that drove this recognition included:

•
Targeting and delivering a minimum certification of LEED® Gold on all new ground-up construction projects; approximately 49% of our total annual rental revenue will be generated from LEED® certified projects upon completion of 12 projects in progress as of December 31, 2017.

•
Continuously improving efficiency and reducing our impact on the environment; our 86 energy optimization projects implemented in 2015 and 2016 reduced greenhouse gas pollution from our buildings by 4.7%, more than twice the global GRESB average of 2.2%.

•
Implementing cutting-edge water conservation technologies, such as installing greywater systems and capturing steam condensate for use in cooling towers and irrigation, and waste management, recycling, and composting programs.

•	Being the first real estate company to become a Fitwel Champion, and to receive Fitwel certifications for promoting the highest levels of occupant comfort in existing buildings.

•	Earning the world’s first WELL® certification for a newly constructed laboratory space at the Alexandria LaunchLabs® in New York City.

•
Providing a highly competitive benefits package and a healthy workplace and employee experience, including fitness centers and incentives, healthy dining options, paid time off for volunteering activities, and an employee assistance program to meet and exceed the health, well-being, and financial needs and goals of our talented employees and their families.

As a result of all the above achievements, Alexandria was awarded Nareit’s 2017 Leader in the Light Sustainability Award — the highest achievement possible — in the “Most Innovative” category. Alexandria’s best-in-class approach to health and wellness continues to be a driver of our long-term success. Alexandria now has 3.1 million SF of buildings that have earned or are pursuing healthy building certifications, and we expect to continue increasing the number of healthy building certifications.

2018 Proxy Statement	26

ALEXANDRIA SUSTAINABILITY

Awards and Recognition

Nareit 2017
Leader In The Light Award
Highest Achievement In Sustainability Innovation
MOST INNOVATIVE

fitwel[SM]

FIRST REIT TO BE NAMED FITWEL CHAMPION AND FOUNDING MEMBER OF LEADERSHIP ADVISORY BOARD

CALIFORNIA'S HIGHEST ENVIRONMENTAL HONOR

WORLD'S FIRST WELL CERTIFIED LABORATORY

GRESB® Green Star 2017

#1 HEALTH & WELL-BEING COMPANY IN THE U.S.

Leader in Green Development

100% New Ground-Up Developments Targeting Minimum LEED® Gold Certification

50 LEED® Projects (1)
- 5 | Platinum
- 31 | Gold
- 14 | Silver

49% % of ARE's Total Annual Rental Revenue from LEED® Projects (1)

Committed to Continuous Sustainability Improvements

5% Reduction of Same Property Greenhouse Gas Pollution from 2015 to 2016

86 Efficiency Projects on Operating Properties from 2015 to 2016

Leader in Health & Wellness

4 WELL® Certified Projects (2)
- 2 | Gold
- 2 | Silver

14 Fitwel® Certified Projects (3)
- 5 | ★★★
- 6 | ★★
- 3 | ★

3.1 Million RSF of WELL® and Fitwel® Certified Projects

(1)    Upon completion of 12 LEED® certification projects in process.
(2)    Upon completion of 3 WELL® certification projects in process.
(3)    Upon completion of 8 Fitwel® certification projects in process.

2018 Proxy Statement	27

ALEXANDRIA®
Building the Future of Life-Changing Innovation™
OPERATION CARE

OPERATION CARE

As a key element of Alexandria's corporate responsibility vertical, Operation CARE leverages the company's resources, people, network, and expertise to help fulfill our mission to enable the world's most innovative companies to advance human health, solve global hunger, and improve the quality of people's lives. Through Operation CARE's 2017 programs, including Alexandria Volunteers, Volunteer Rewards, and Matching Gifts, as well as Alexandria's quarterly engagement activities, the Alexandria team provided funding to over 175 innovative non-profit organizations and 2,700 volunteer hours to support organizations working to improve the health and vitality of the communities around us.

ARE NATIONAL EFFORT

NAVY SEAL FOUNDATION

NAVY SEAL FOUNDATION

We began the year with an all-hands effort as the Dinner Chair for the Navy SEAL Foundation's annual fundraising gala. Alexandria's entire 280-person team was deployed to raise mission-critical funds for the foundation's impactful programs, which provide support and assistance to the Naval Special Warfare (NSW) community and its families in times of adversity and of triumph. Each year, the Navy SEAL Foundation serves over 9,000 active- duty NSW personnel and their families, as well as post-9/11 SEAL and SWCC veterans, by providing programs designed to improve health and welfare, build and enhance resiliency, empower and educate families, and provide critical support during times of illness, injury, and loss.

PASADENA

PROJECT ANGEL FOOD

For our annual holiday fundraising drive, the Pasadena team launched a multifaceted, office-wide effort to support Project Angel Food, a nonprofit whose mission is to nourish people debilitated by critical illnesses. In addition to raising funds for Project Angel Food's van refrigeration conversions, Alexandria's Pasadena team collectively volunteered more than 325 hours preparing, cooking, and packaging meals in the Project Angel Food kitchen; secured thousands of personal items for holiday and birthday bags; decorated cards; and made Feed Bead bracelets, an additional source of revenue for the agency. With the funds raised, Project Angel Food was able to upgrade three of its meal delivery vehicles to refrigerated vans, thus improving the delivery of nutritious meals to the ill throughout Los Angeles County.

GREATER BOSTON

Breakthrough Greater Boston
BOSTON•CAMBRIDGE

BREAKTHROUGH GREATER BOSTON

Sometimes keeping it simple can lead to the greatest successes. For our annual holiday fundraising drive, the Greater Boston office conducted a straightforward email campaign inviting tenants and vendors to join Alexandria in supporting the local nonprofit Breakthrough Greater Boston (BTGB). In a truly admirable effort, the Boston team raised funds that will help transform urban education for students through a series of programs that help change their academic trajectories and support them along the path to four-year college. Additionally, the Greater Boston office collected a truck's worth of toys for Fletcher Maynard Academy's holiday toy drive and food for the East End House.

SAN FRANCISCO

NORTHERN CALIFORNIA FIRESTORM

In October, a series of devastating wildfires ripped through Northern California, leaving scenes of utter destruction in their wake. The wildfires wiped out entire communities, destroying businesses, and leaving thousands of families homeless. Given the urgent need, our San Francisco team sprang into action by organizing a highly successful goods drive on its Mission Bay campus. The team collected an enormous amount of food and bottled water, which it drove to Santa Rosa to donate to those most in need. The team made another trip up to the North Bay to drop off additional supplies at a senior facility. The San Francisco team's great work no doubt made an immediate and positive impact on this community in need.

NEW YORK CITY

NEW YORK CITY MARATHON 2017

NYC MARATHON BENEFITING MEMORIAL SLOAN KETTERING CANCER CENTER

On November 5, 37 Alexandria team members completed the 2017 NYC marathon with "Fred's Team" to benefit Memorial Sloan Kettering Cancer Center (MSKCC). Completing this 26.2-mile journey is a remarkable feat, and running on behalf of a charity makes the accomplishment even more meaningful. Together, with Fred's Team and MSKCC, we raised funds to support critical oncology research and patient care. The marathon was a truly inspirational event that brought together team members, friends, and family to support and celebrate our impressive group of Alexandria runners while raising funds for a cause that touches us all.

SAN DIEGO

THE HONOR FOUNDATION

In September, Alexandria broke ground on an 8,000 SF space in San Diego, which we donated to The Honor Foundation for its new national headquarters. The Honor Foundation, a unique transition institute created exclusively for Navy SEALs and the U.S. Special Operations community, will use its new headquarters not only to house transition programs tailored for the U.S. Special Operations community, but also to offer co-working spaces for SEAL entrepreneurs, executive coaching office hours, industry mentorship opportunities, and other special business networking events for Special Operators in transition. The Honor Foundation aims to grow its programs to impact a Special Operations Forces community of 65,000 by 2020.

2018 Proxy Statement	28

2018 Proxy Statement	29

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

PROPOSAL 2 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED 1997 STOCK AWARD AND INCENTIVE PLAN

The Company believes that an equity compensation program is a necessary and powerful incentive and retention tool that benefits all the Company’s stockholders. On March 23, 2018 (the “Amendment Date”), the Board of Directors approved an amendment and restatement of the 1997 Incentive Plan, which was last approved by the Company’s stockholders in 2016 (the 1997 Incentive Plan, as proposed to be amended and restated, the “Amended 1997 Incentive Plan”), subject to approval by the Company’s stockholders. The key amendments incorporated in the Amended 1997 Incentive Plan are to:

•
Decrease the aggregate number of shares of Common Stock available for grant, from 3,631,394 shares to 3,000,000 shares as of the Amendment Date, plus certain shares that would return to the share reserve pursuant to the terms of the Amended 1997 Incentive Plan; and

•	Eliminate the “fungible share counting” structure of the share reserve so that each share issued pursuant to any type of award reduces the share reserve by one share.

We had 3,631,394 shares available for grant under the 1997 Incentive Plan as of March 23, 2018. Due to the “fungible share counting” structure and the 3:1 ratio for full value awards under the 1997 Incentive Plan, we only had 1,210,464 shares available for grant of full value awards. If this Proposal 2 is approved by our stockholders, we would have 3,000,000 shares available for grant of full value awards under the Amended 1997 Incentive Plan as of March 23, 2018. Therefore, if this Proposal 2 is approved by our stockholders, we would have 1,789,536 more shares available for the grant of full value awards under the Amended 1997 Incentive Plan than we would have had under the 1997 Incentive Plan. The Board of Directors believes that increasing the number of shares of Common Stock available for full value awards will help the Company achieve its goals by keeping its incentive compensation program competitive with those of comparable companies.

The 1997 Incentive Plan was last approved by our stockholders in 2016. At that time, in our proposal requesting approval of the 1997 Incentive Plan, we stated that we anticipated, absent any unforeseen circumstances, that the amount of shares available for grant under the 1997 Incentive Plan (if approved by our stockholders) would last approximately three years. We determined that it would be prudent to return to our stockholders in 2018, one year before the share reserve under the 1997 Incentive Plan is expected to be substantially depleted.

Why You Should Vote for the Amended 1997 Incentive Plan

●	Low Burn Rate: Our three-year average historical burn rate is 1.84%
●	Reasonable Overhang: The size of our share reserve request is reasonable, and if approved is projected to result in an overhang of no more than 4.34% as of March 23, 2018, inclusive of any unvested awards and awards currently remaining available under the 1997 Incentive Plan; if our share reserve request is approved, we anticipate that the number of shares available for grant as of the Amendment Date will last approximately three years, absent any unforeseen circumstances; stockholder approval is required to increase the share reserve (there is no “evergreen” provision)

●	Repricing Prohibition: All forms of repricing, including the cancellation of underwater options in exchange for cash or other awards, are prohibited without stockholder approval
●
Responsible Change of Control Provisions: Double-trigger vesting acceleration and the definition of change of control require consummation of an actual transaction so that no change of control vesting acceleration benefits may occur without an actual change of control transaction occurring

2018 Proxy Statement	30

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

Equity Awards Are an Important Part of Our Compensation Philosophy

The Board of Directors believes that the availability of awards under the 1997 Incentive Plan enhances the Company’s ability to attract, retain, and motivate the directors, officers, and other employees necessary for the Company’s growth and success. The Board of Directors believes that the future success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting, retaining, and motivating key personnel, consultants, and advisors. The Board of Directors believes that the issuance of equity awards is an important element underlying the Company’s ability to attract, retain, and motivate key personnel, consultants, and advisors, and better aligns the interests of such persons with those of the Company’s stockholders.

If this Proposal 2 is approved by our stockholders, the Amended 1997 Incentive Plan will become effective as of the Amendment Date. In the event that our stockholders do not approve this Proposal 2, the Amended 1997 Incentive Plan will not become effective and the 1997 Incentive Plan will continue in its current form. However, without the Amended 1997 Incentive Plan, we believe that the shares available for grant under the 1997 Incentive Plan will be insufficient to meet our anticipated recruiting and retention needs.

The Size of Our Share Reserve Request Is Reasonable

If the Amended 1997 Incentive Plan is approved by our stockholders, we will have 3,000,000 shares available for grant as of the Amendment Date, plus certain shares that would return to the share reserve pursuant to the terms of the Amended 1997 Incentive Plan, which we view as necessary and reasonable to provide a predictable amount of equity for attracting, retaining, and motivating key personnel, consultants, and advisors.

The following table provides certain additional information regarding our long-term incentive award program:

As of March 23, 2018
Shares of Common Stock subject to outstanding full value awards	1,396,710
Shares of Common Stock subject to outstanding stock options	—
Shares of Common Stock available for grant under the 1997 Incentive Plan	3,631,394
Shares of Common Stock available for grant under other equity incentive plans	—

A total of 102,199,982 shares of Common Stock were issued and outstanding as of the record date. The per share closing price of the Common Stock was $124.89 as of the record date.

We Manage Our Equity Award Use Carefully

We manage our overhang by limiting the number of equity awards granted annually. The Compensation Committee monitors our annual burn rate, overhang, and equity expense to ensure that we maximize stockholder value by granting only the number of equity awards necessary to attract, reward, and retain key personnel, consultants, and advisors.

The following table shows our responsible burn rate history. In the following table, “appreciation awards” represents the gross number of shares subject to options and stock appreciation rights granted in each year, and “full value awards” represents the sum of the gross number of shares subject to all other time-based awards granted in each year (that is, restricted stock awards, restricted stock unit awards, and stock awards in lieu of bonuses) and the number of shares vested pursuant to performance-based full value awards in each year.

Historical Grants and Burn Rate	2015 Actual	2016 Actual	2017 Actual
Full value awards	402,828	496,093	641,135
Appreciation awards	—	—	—
Grants under 1997 Incentive Plan	402,828	496,093	641,135
Weighted-average Common Stock outstanding	72,692,739	81,082,190	94,989,968
Burn rate	1.66%	1.84%	2.02%

2018 Proxy Statement	31

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

In evaluating whether to approve the Amended 1997 Incentive Plan, the Board of Directors reviewed certain forecasts of equity awards for issuance under the Amended 1997 Incentive Plan. Management presented the forecast below for the periods indicated, which assumes that all grants will be in the form of full value awards subject to the 3:1 ratio before March 23, 2018 and the 1:1 ratio on or after March 23, 2018.

Forecast of Grants	2018 Forecast	2019 Forecast	2020 Forecast
Employees (under 1997 Incentive Plan and subject to 3:1 ratio)	61,019	—	—
Directors (under 1997 Incentive Plan and subject to 3:1 ratio)	4,770	—	—
Employees (under Amended 1997 Incentive Plan and subject to 1:1 ratio)	657,000	754,959	817,986
Directors (under Amended 1997 Incentive Plan and subject to 1:1 ratio)	—	5,481	5,481
Grants	722,789	760,440	823,467
Reduction to share reserve	854,367	760,440	823,467

In addition, the Board of Directors reviewed certain forecasts of grant utilization for different categories of grants over the periods indicated, as summarized below. These forecasts included forecasts of new executive and employee hires, retention grants, initial and annual grants for non-employee directors, and discretionary grants.

Share Reserve Forecast	2018 Forecast	2019 Forecast	2020 Forecast
Common Stock outstanding – ending balance(1)	108,799,882	109,560,322	110,383,789
Awards outstanding – ending balance	1,715,201	1,811,231	1,959,058

Shares available for award – beginning balance	3,825,236	2,343,000	1,582,560
Stockholder approval – effective as of the Amendment Date	(631,394)	N/A	N/A
Reduction to share reserve (using 3:1 ratio before the Amendment Date and 1:1 ratio on or after the Amendment Date)	(854,367)	(760,440)	(823,467)
Impact of forfeitures	3,525	—	—
Shares available for award – ending balance	2,343,000	1,582,560	759,093

(1)
The forecast amounts shown for Common Stock are based on the actual ending balance as of December 31, 2017, and are adjusted only to reflect the scheduled vesting of previously granted awards, the assumed vesting of forecasted awards, and the settlement of forward equity sales agreements related to 6.9 million shares. The methodology used to forecast the ending balance does not assume any other equity issuances or repurchases and is only for the purpose of calculating our overhang and burn rate for this proposal.

Our Board of Directors also reviewed certain forecasts of overhang and burn rate, as summarized below:

Overhang and Burn Rate	2017 Actual	2018 Forecast	2019 Forecast	2020 Forecast
Overhang(1)	5.50%	3.87%	3.11%	2.47%
Burn rate(2)	2.02%	1.79%	2.22%	2.29%

(1)
Overhang is calculated as: (shares subject to outstanding awards + shares available for grant, assuming that the Amended 1997 Incentive Plan is approved by our stockholders) ÷ weighted average common shares outstanding.

(2)
Burn rate is calculated as: awards granted during the year (not reduced by forfeitures) ÷ weighted average common shares outstanding. Also, for the purpose of this analysis, assumes no increase in common shares outstanding from future issuances of common stock through follow-on offerings or at the market offerings.

2018 Proxy Statement	32

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards, due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 2 include embedded assumptions regarding certain factors that we do not control and, as a result, we do not, as a matter of practice, provide forecasts. In evaluating these forecasts, our Board of Directors recognized the high variability inherent in these assumptions.

However, we have included above a summary of these forecasts to give our stockholders access to certain information that was considered by our Board of Directors for purposes of evaluating the approval of the Amended 1997 Incentive Plan. These forecasts reflect various assumptions regarding our future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact, and they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared, and other factors, such as industry performance and general business, economic, regulatory, market, and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that such forecasts were prepared and, accordingly, do not reflect any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”), and Section 21A of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent; achievement of performance metrics, if any, with respect to certain equity awards; the extent of stock option exercise activity; and others described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Amended 1997 Incentive Plan Includes Compensation and Governance Best Practices

The Amended 1997 Incentive Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:

•
Repricing not allowed without stockholder approval. The Amended 1997 Incentive Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of Common Stock in exchange for cash or other awards under the Amended 1997 Incentive Plan without prior stockholder approval.

•
Stockholder approval required for additional shares. The Amended 1997 Incentive Plan does not contain an annual “evergreen” provision. There is a fixed number of shares that can be issued pursuant to the Amended 1997 Incentive Plan and stockholder approval is required to increase this number, allowing our stockholders to have direct input on the size of our equity compensation program.

•
Double-trigger change of control treatment. The Amended 1997 Incentive Plan provides for double-trigger vesting acceleration with respect to equity awards (except equity awards that vest upon the attainment of specified performance objectives) so that unless otherwise provided in any written agreement between an award holder and the Company, awards become fully vested (and exercisable, if applicable) upon a change of control of the Company only if such awards are not assumed or continued, or substituted with a similar award, by the surviving or acquiring corporation, or in the event of the award holder’s involuntary termination upon or within two years following such change of control.

•
Non-liberal change of control provisions. The definition of change of control in the Amended 1997 Incentive Plan requires the consummation of an actual transaction so that no change of control vesting acceleration benefits may occur without an actual change of control transaction occurring.

2018 Proxy Statement	33

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

•
Minimum vesting provision. The Amended 1997 Incentive Plan provides that full value awards that vest based on an individual’s service with the Company will not vest any more rapidly than pro rata over a three-year period and any full value awards that vest based on the satisfaction of performance goals will not vest earlier than one year from the date of grant, subject to limited exceptions.

•
No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Amended 1997 Incentive Plan must have an exercise or strike price equal to or greater than the fair market value of Common Stock on the date the stock option or stock appreciation right is granted.

•
Reasonable share counting provisions. In general, when awards granted under the Amended 1997 Incentive Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares of Common Stock not delivered from our share reserve as a result of the net exercise of stock options or shares withheld for taxes upon exercise of stock options will not be returned to our share reserve.

•
Limit on non-employee director compensation. The aggregate value of all compensation granted or paid to any individual solely for service as a non-employee director of the Board with respect to any calendar year, including awards granted under the Amended 1997 Incentive Plan and cash fees paid by us to such non-employee director, will not exceed $600,000 in total value, calculating the value of any awards based on the grant date fair value of such awards for financial reporting purposes.

The essential features of the proposed Amended 1997 Incentive Plan are outlined below. The following summary description of the proposed Amended 1997 Incentive Plan is qualified in its entirety by reference to the full text of the Amended 1997 Incentive Plan that is attached to this Proxy Statement as Appendix I.

General. The Amended 1997 Incentive Plan provides for the grant of non-statutory stock options, stock appreciation rights, restricted stock awards, and other stock-based or cash-based awards (collectively, “awards”). Non-statutory stock options granted under the Amended 1997 Incentive Plan are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration. The Amended 1997 Incentive Plan is administered by the Compensation Committee (for purposes of this proposal, the “Committee”). Subject to the terms of the Amended 1997 Incentive Plan, the Committee has the power to construe and interpret the Amended 1997 Incentive Plan, determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, and other terms and conditions with respect to each award. The Amended 1997 Incentive Plan provides that the Committee has the authority to accelerate the exercisability or vesting of any awards in its discretion, but only in the event of a participant’s death, Disability or Retirement, or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan), except that up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to awards that do not meet the preceding acceleration limitations. The Committee may delegate administrative duties to its members or agents, except that any award granted to a non-employee director will be granted by the Committee, without any such delegation.

Share Reserve and Adjustments. If the Amended 1997 Incentive Plan is approved by the stockholders, a total of 4,396,710 shares of Common Stock will be reserved for issuance under the Amended 1997 Incentive Plan pursuant to awards granted on or after the Amendment Date. The Company calls this number the “Share Reserve.” The Share Reserve will consist of (i) 3,000,000 shares that will be available for issuance as of the Amendment Date and (ii) 1,396,710 shares subject to awards outstanding under the Amended 1997 Incentive Plan as of the Amendment Date that may again become available for issuance pursuant to the terms of the Amended 1997 Incentive Plan (as described below), as such shares become available from time to time.

If, under the Amended 1997 Incentive Plan, the Company issues Common Stock pursuant to an award and the Common Stock is later forfeited, then the forfeited shares will again become available for issuance under the Amended 1997 Incentive Plan. However, in the case of forfeiture, cancellation, exchange, or surrender of shares of restricted stock with respect to which dividends have been paid or accrued, the number of shares with respect to such awards will not be available again for awards under the Amended 1997 Incentive Plan unless, in the case of shares with respect to which dividends were accrued but unpaid, such dividends are also forfeited, canceled, exchanged, or surrendered. Upon the exercise of any award granted in tandem with any other award, the related award will be canceled to the extent of the number of shares of Common Stock as to which the award is exercised and such number of shares will no longer be available for awards under the Amended 1997 Incentive Plan. Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable securities exchange, and such issuance will not reduce the number of shares available for issuance under the Amended 1997 Incentive Plan.

2018 Proxy Statement	34

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

To the extent that a forfeited share is an award other than a stock option or stock appreciation right or if there are any shares underlying such awards that subsequently expire or terminate for any reason prior to exercise or settlement or that are forfeited, reacquired, or withheld to satisfy a tax withholding obligation in connection with an award other than a stock option or stock appreciation right, then such shares of Common Stock will again become available for issuance under the Amended 1997 Incentive Plan. Any shares reacquired pursuant to the Company’s withholding obligations in connection with restricted stock or an other stock-based award shall again become available for issuance under the Amended 1997 Incentive Plan. However, any shares reacquired pursuant to the Company’s withholding obligations in connection with a stock option or stock appreciation right, or as consideration for the exercise of a stock option or stock appreciation right, will not become available for issuance under the Amended 1997 Incentive Plan. In addition, if the exercise price of any award is satisfied by the tender of shares of Common Stock to the Company (whether by actual delivery or tender of previously acquired shares), the tendered shares will not become available for issuance under the Amended 1997 Incentive Plan. If a stock appreciation right is settled in shares of Common Stock, the gross number of shares of Common Stock subject to the stock appreciation right will no longer be available for issuance under the Amended 1997 Incentive Plan. Any shares of Common Stock repurchased by the Company on the open market with the proceeds of the exercise price of a stock option or stock appreciation right will not become available for issuance under the Amended 1997 Incentive Plan.

The Amended 1997 Incentive Plan provides that no more than 500,000 shares may be awarded to a single individual in a single calendar year pursuant to options, stock appreciation rights, or other stock-based awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the award is granted. No individual who is considered a “covered employee” under Section 162(m) of the Code may receive an award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code under the Amended 1997 Incentive Plan in excess of 500,000 shares for stock-based awards or $7,500,000 for cash-based awards, in a single calendar year. However, in order to qualify as “performance-based compensation” under Section 162(m) of the Code, among other requirements, such awards must be eligible to qualify for the Section 162(m) Transition Relief (as described in “Section 162(m) Transition Relief for Performance-Based Compensation” below).

Under the Amended 1997 Incentive Plan, in the event of certain changes to the Company’s capitalization (as described below), the Committee will appropriately and proportionately adjust, in its discretion: (i) the class(es) and maximum number of securities subject to the Amended 1997 Incentive Plan, (ii) the class(es) and maximum number of securities that may be awarded to any person pursuant to the annual per-participant (and per-covered employee, if applicable) limits, (iii) the class(es) and maximum number of securities issued or issuable in respect of outstanding awards, and (iv) the exercise price, grant price, or purchase price relating to any award.

The Committee shall make such adjustments upon any change that is made in, or other events that occur with respect to, the shares subject to the Amended 1997 Incentive Plan or subject to any award without the receipt of consideration by the Company, through stock dividend, dividend in property other than cash, liquidating dividend, recapitalization, reincorporation, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or change in corporate structure or other similar equity restructuring transaction, as that term is used in FASB ASC Topic 718.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any individual solely for service as a non-employee director of the Board with respect to any calendar year, including awards granted under the Amended 1997 Incentive Plan and cash fees paid by us to such non-employee director, will not exceed $600,000 in total value, calculating the value of any awards based on the grant date fair value of such awards for financial reporting purposes.

Prohibition of Option and Stock Appreciation Right Repricing or Cancellation and Re-Grant of Awards. Under the Amended 1997 Incentive Plan, neither the Board of Directors nor the Committee has the authority to take any of the following actions, unless the stockholders of the Company have approved such an action within 12 months prior to such an event: (i) the reduction of the exercise price of any outstanding stock option or stock appreciation right under the Amended 1997 Incentive Plan; (ii) the cancellation of any outstanding stock option or stock appreciation right under the Amended 1997 Incentive Plan and the grant in substitution therefor of (1) a new stock option or stock appreciation right under the Amended 1997 Incentive Plan or another equity plan of the Company, (2) restricted stock (including a stock bonus), (3) an other stock-based or cash-based award under the Amended 1997 Incentive Plan, (4) cash and/or (5) other valuable consideration; or (iii) any other action that is treated as a repricing under generally accepted accounting principles.

Eligibility. All of the Company’s employees, directors, and independent contractors, as well as those of the Company’s subsidiaries and affiliates, are eligible to receive all types of awards under the Amended 1997 Incentive Plan.

As of March 29, 2018, the Company had approximately 320 employees, including five NEOs, and 11 independent contractors, all of whom would be eligible to receive awards under the Amended 1997 Incentive Plan. In addition, the Company’s seven non-employee directors would be eligible to receive grants under the Amended 1997 Incentive Plan.

2018 Proxy Statement	35

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

Section 162(m) Transition Relief for Performance-Based Compensation. Certain provisions in the Amended 1997 Incentive Plan refer to the “performance-based compensation” exception under Section 162(m) of the Code. Pursuant to the Tax Cuts and Jobs Act, this exception was recently repealed with respect to taxable years beginning after December 31, 2017. However, an award may still be eligible for this exception if, among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. For purposes of this Proposal 2, the term “Section 162(m) Transition Relief” refers to such transition relief. As of the date the Board of Directors approved the Amended 1997 Incentive Plan, the U.S. Department of the Treasury and the Internal Revenue Service had not issued any applicable guidance, rulings or regulations regarding the Section 162(m) Transition Relief. Accordingly, the provisions in the Amended 1997 Incentive Plan which refer to the “performance-based compensation” exception under Section 162(m) of the Code were not removed so as not to jeopardize the ability of certain awards to qualify for the Section 162(m) Transition Relief before any such guidance, rulings or regulations are issued. However, such provisions will only apply to any award that is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the Section 162(m) Transition Relief and, therefore, are not applicable to any other awards granted under the Amended 1997 Incentive Plan. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the Section 162(m) Transition Relief, we do not know the extent to which any award granted under the Amended 1997 Incentive Plan will be eligible for the Section 162(m) Transition Relief, if at all.

Non-statutory Stock Options. Stock options may be granted under the Amended 1997 Incentive Plan pursuant to stock option agreements. The only type of stock options that may be granted under the Amended 1997 Incentive Plan are non-statutory stock options.

Under the Amended 1997 Incentive Plan, the exercise price of stock options may not be less than 100% of the fair market value of the Common Stock on the date of grant. The exercise price of stock options granted under the Amended 1997 Incentive Plan may be paid in cash, check, bank draft or money order made payable to the Company or, subject to the approval of the Committee, by payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, Common Stock previously owned by the participant, a net exercise feature, or other legal consideration approved by the Committee.

Stock options granted under the Amended 1997 Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the Committee. Vesting typically will occur during the participant’s continued service with the Company, or its subsidiaries or affiliates, whether such service is performed in the capacity of an employee, independent contractor, or director, and regardless of any change in the capacity in which service is performed. The Amended 1997 Incentive Plan provides that the Committee has the authority to accelerate the exercisability or vesting of any stock options in its discretion, but only in the event of a participant’s death, Disability or Retirement, or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan), except that up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to awards that do not meet the preceding acceleration limitations.

The maximum term of stock options granted under the Amended 1997 Incentive Plan is 10 years. Unless otherwise provided in a stock option agreement, a stock option granted under the Amended 1997 Incentive Plan may not be exercised unless the participant is providing service to the Company, or its subsidiaries or affiliates.

Stock options granted under the Amended 1997 Incentive Plan may be subject to other conditions determined by the Committee, including restrictions on transferability of the shares acquired upon exercise of the stock options.

Stock Appreciation Rights. Upon exercise of a stock appreciation right, a participant will be entitled to receive an amount equal to the excess of (i) the aggregate fair market value of the Common Stock on the date of exercise, over (ii) the grant price determined by the Committee on the date of grant (which will not be less than the fair market value of the Common Stock on the date of grant). The maximum term of stock appreciation rights granted under the Amended 1997 Incentive Plan is 10 years.

A stock appreciation right granted in tandem with a stock option may be granted at the time of grant of the related stock option and will be exercisable only to the extent the underlying stock option is exercisable.

2018 Proxy Statement	36

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

Restricted Stock Awards. Restricted stock awards may be granted under the Amended 1997 Incentive Plan pursuant to restricted stock award agreements. Under the Amended 1997 Incentive Plan, a restricted stock award may be granted in consideration for cash, check, bank draft, or money order payable to us, the recipient’s services performed for the Company or an affiliate of the Company, or any other form of legal consideration acceptable to the Committee. Shares of stock acquired under a restricted stock award may, but need not, be subject to forfeiture, restrictions on transferability and other restrictions in accordance with a vesting schedule as determined by the Committee. Such restrictions may include factors relating to the increase in the value of the Common Stock or to individual or Company performance, such as the attainment of certain specified individual or Company-wide performance goals or earnings per share. However, (i) any restrictions that may lapse on the basis of a participant’s service with the Company or its subsidiaries or affiliates will not lapse any more rapidly than pro rata over a three-year period, and any restrictions that may lapse on the basis of factors such as an increase in the value of the Common Stock or individual or Company performance will not lapse any earlier than one year following the date of grant of the restricted stock award, and (ii) the lapsing of any such restrictions may be accelerated only in the event of a participant’s death, Disability or Retirement or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan), except that up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to awards that do not meet the preceding vesting or acceleration limitations. Except to the extent restricted under the restricted stock award agreement, a participant who is granted a restricted stock award will have all of the rights of a stockholder, including the right to vote the shares and the right to receive dividends. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s termination of service with the Company or its subsidiaries or affiliates.

Stock Awards in Lieu of Cash Awards. The Committee is authorized to grant Common Stock under the Amended 1997 Incentive Plan to participants as a bonus, or to grant other awards in lieu of Company commitments to pay cash under other plans or compensatory arrangements, as determined by the Committee. The Committee has the discretion to determine the terms of any such awards. However, (i) any such award that vests on the basis of a participant’s service with the Company or its subsidiaries or affiliates will not vest any more rapidly than pro rata over a three-year period, and any such award that vests on the basis of performance will provide for a performance period of at least one year, and (ii) vesting may be accelerated only in the event of a participant’s death, Disability or Retirement or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan), except that (a) up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to awards that do not meet the preceding vesting or acceleration limitations, and (b) any such award that is granted in lieu of compensation that has been earned by the participant and that is otherwise payable in cash will not be subject to the preceding vesting limitations.

Other Stock-Based or Cash-Based Awards. The Committee is authorized to grant other stock-based or cash-based awards under the Amended 1997 Incentive Plan. Such awards may be granted with value and payment contingent upon the Company’s performance or any other factors designated by the Committee, or valued by reference to the performance of specified subsidiaries or affiliates of the Company. However, (i) any other stock-based award which vests on the basis of a participant’s service with the Company or its subsidiaries or affiliates will not vest any more rapidly than pro rata over a three-year period, and any other stock-based award which vests on the basis of performance will provide for a performance period of at least one year, and (ii) vesting may be accelerated only in the event of a participant’s death, Disability or Retirement or upon a Change of Control (as such terms are defined in the Amended 1997 Incentive Plan), except that up to 10% of the shares reserved for issuance under the Amended 1997 Incentive Plan may be subject to awards which do not meet the preceding vesting or acceleration limitations.

The Committee will determine the terms and conditions of such awards at the time of grant or thereafter, provided that, with respect to any such awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will set a period of time (a “performance period”) over which the attainment of one or more goals (the “performance objectives”) will be measured for the purpose of determining whether the participant has a vested right in or to such award. With respect to such awards, (i) any performance objectives for a particular calendar year will be established by the Committee in accordance with Section 162(m) of the Code (typically before the 90th day of a performance period or the date on which 25% of the performance period has elapsed), and (ii) the Committee will establish the performance objectives to be used, which will be based on one or more of the criteria (“performance criteria”) enumerated in the Amended 1997 Incentive Plan and described below. However, in order to qualify as “performance-based compensation” under Section 162(m) of the Code, among other requirements, such awards must be eligible to qualify for the Section 162(m) Transition Relief (as described in “Section 162(m) Transition Relief for Performance-Based Compensation” above).

2018 Proxy Statement	37

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

Performance objectives under the Amended 1997 Incentive Plan will be determined by the Committee, based on any one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes, and depreciation; (iii) earnings before interest, taxes, depreciation, and amortization (“EBITDA”); (iv) total stockholder return; (v) return on equity or average stockholders’ equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) net operating income (“NOI”); (xi) operating income after taxes; (xii) operating cash flow; (xiii) sales or revenue targets; (xiv) increases in revenue or product revenue; (xv) expenses and cost reduction goals; (xvi) economic value added (or an equivalent metric); (xvii) market share; (xviii) cash flow; (xix) cash flow per share; (xx) share price performance; (xxi) debt reduction; (xxii) customer satisfaction; (xxiii) stockholders’ equity; (xxiv) capital expenditures; (xxv) debt levels; (xxvi) operating margin or net operating margin; (xxvii) workforce diversity; (xxviii) growth of net income, operating income, or net earnings; (xxix) increase in funds from operations (“FFO”); (xxx) increase in FFO per share; (xxxi) liquidity; (xxxii) net debt to adjusted EBITDA; (xxxiii) fixed charge coverage ratio; (xxxiv) percentage of annualized base rent (“ABR”) from investment grade client tenants; (xxxv) same property NOI growth; (xxxvi) amount of RSF leased; (xxxvii) growth in ABR in Class A assets; (xxxviii) EBITDA margin; or (xxxix) the Company’s published ranking against its peer group of office real estate investment trusts based on total stockholder return, increase in FFO per share, and/or FFO current and forward multiples. At the discretion of the Committee, a performance measure not listed above may be utilized, if it is considered relevant and important at the time of the award, although an award subject to a performance measure not listed above would not qualify as “performance-based compensation” under Section 162(m) of the Code regardless of the Section 162(m) Transition Relief.

Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or terms relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any award, the Committee is authorized to determine whether, when calculating the attainment of performance objectives for a certain performance period: (i) to exclude restructuring and/or other specific or objectively determinable nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar-denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles. In addition, the Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance objectives and to define the manner of calculating the performance criteria it selects to use for a performance period.

Effect of a Change of Control. The following will occur with respect to awards (other than cash-based awards and awards that vest upon the attainment of specified performance objectives) granted under the Amended 1997 Incentive Plan in the event of a Change of Control (as defined in the Amended 1997 Incentive Plan), unless otherwise determined by the Committee or the Board of Directors in writing on the date of grant of the applicable award, or unless treatment of any such award in connection with a Change of Control is otherwise provided in any written agreement between the award holder and the Company. Any surviving corporation or acquiring corporation (or its parent company) may assume or continue any outstanding awards or may substitute similar awards (including an award to acquire the same consideration paid to the stockholders in the Change of Control) for those outstanding awards. If the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any outstanding award or substitute a similar award for any outstanding award, then such award shall become fully vested (and exercisable, if applicable) effective as of the date of the Change of Control, contingent upon the closing or completion of the Change of Control. With respect to any award (other than any cash-based award and any award that vests upon the attainment of specified performance objectives) granted under the Amended 1997 Incentive Plan which does not become fully vested (and exercisable, if applicable) effective as of the date of a Change of Control, the following provisions shall apply in the event of an award holder’s Involuntary Termination (as defined in the Amended 1997 Incentive Plan) upon or within two years following a Change of Control, unless otherwise determined by the Committee or the Board in writing at grant (including under any individual agreement), or unless otherwise provided in any written agreement between the award holder and the Company: (i) all stock options and stock appreciation rights shall become fully vested and exercisable; and (ii) any restrictions and forfeiture conditions applicable to any other awards granted will lapse and such awards will be deemed fully vested.

Transferability. Awards are not transferable by participants, except by will or the laws of descent and distribution. However, the Committee may permit transfers, in its discretion, in a manner consistent with applicable securities laws, provided that no awards may be transferred for consideration.

2018 Proxy Statement	38

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

Duration, Amendment, and Termination. If the stockholders approve the Amended 1997 Incentive Plan, it will be effective as of the Amendment Date. The Board of Directors may suspend or terminate the Amended 1997 Incentive Plan without stockholder approval or ratification at any time. The Amended 1997 Incentive Plan will terminate on May 11, 2026, unless terminated sooner by the Board of Directors. The Board of Directors may amend or modify the Amended 1997 Incentive Plan at any time. However, no amendment will be effective unless approved by the stockholders to the extent stockholder approval is necessary to satisfy applicable law or applicable stock exchange listing requirements. Except with respect to amendments regarding Section 409A of the Code, no amendment may adversely affect any participant’s outstanding awards under the Amended 1997 Incentive Plan without the participant’s consent.

Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient depend on his or her particular situation, each recipient should consult his or her tax advisor regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 1997 Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of the Company’s tax reporting obligations.

Non-statutory Stock Options. Generally, there is no taxation upon the grant of a non-statutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an option holder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock option over the exercise price. If the option holder is employed by the Company or one of its subsidiaries or affiliates, that income will be subject to withholding taxes. The option holder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the option holder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the option holder.

Stock Appreciation Rights. Under the Amended 1997 Incentive Plan, stock appreciation rights may be granted separate from any other award or in tandem with other awards under the Amended 1997 Incentive Plan. Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

2018 Proxy Statement	39

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

Section 162(m) Limitations. Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. Prior to the recent enactment of the Tax Cuts and Jobs Act, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code was not subject to this deduction limitation. Pursuant to the Tax Cuts and Jobs Act, this exception for “performance-based compensation” under Section 162(m) of the Code was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided by the Tax Cuts and Jobs Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. As a result, compensation paid to any of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless, among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief provided by the Tax Cuts and Jobs Act, no assurance can be given that any award granted under the Amended 1997 Incentive Plan will be eligible for such transition relief and, therefore, eligible for the “performance-based compensation” exception under Section 162(m) of the Code.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2017.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plan Approved by Stockholders – 1997 Incentive Plan(1)	—	—	3,825,236

(1)
Subject to the terms of the 1997 Incentive Plan, shares available for award purposes under the 1997 Incentive Plan generally may be used for any type of award authorized under that plan, including, without limitation, options, restricted stock, and stock appreciation rights. Pursuant to the terms of the 1997 Incentive Plan, as in effect on December 31, 2017, the maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1997 Incentive Plan on or after March 31, 2014 is equal to 9,241,592 shares plus any shares subject to outstanding awards granted under the 1997 Incentive Plan before March 31, 2014 that expire or terminate for any reason prior to exercise or settlement or are forfeited for a failure to meet a contingency or condition required to vest such shares, less (i) one share for each share of Common Stock issued pursuant to an option or stock appreciation right granted on or after March 31, 2014, (ii) two shares for each share of Common Stock issued pursuant to a restricted stock award, a grant of an other stock-based award, or an award of Common Stock in lieu of cash compensation granted on or after March 31, 2014 but before May 12, 2016, and (iii) three shares for each share of Common Stock issued pursuant to a restricted stock award, a grant of an other stock-based award, or an award of Common Stock in lieu of cash compensation granted on or after May 12, 2016.

New Plan Benefits

We have not approved any awards that are conditioned on stockholder approval of the Amended 1997 Incentive Plan. The Company is unable to currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees under the Amended 1997 Incentive Plan. If the Amended 1997 Incentive Plan had been in existence in fiscal year 2017, the Company expects that its award grants for fiscal 2017 would not have been substantially different from those actually made in that year under the 1997 Incentive Plan. On March 29, 2018, the closing price of the Common Stock on the NYSE was $124.89 per share.

Required Vote and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the proposal is required for approval of Proposal 2. The Board of Directors believes that approval of Proposal 2 is in the Company’s best interests for the reasons stated above.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

2018 Proxy Statement	40

PROPOSAL 2 — 1997 STOCK AWARD AND INCENTIVE PLAN (continued)

PROPOSAL 3 — NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Securities Exchange Act of 1934, as amended, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules. At our 2017 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit this non-binding, advisory vote on the compensation of our NEOs every year. The Board of Directors has adopted a policy that is consistent with that preference.

This vote is advisory only, which means that the vote on executive compensation is not binding on the Company, its Board of Directors, or the Compensation Committee. However, both the Board of Directors and the Compensation Committee will consider and evaluate the results of the vote, together with feedback from stockholders. To the extent there is any significant vote against our NEO compensation as disclosed in this Proxy Statement, the Board of Directors and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules. The compensation of our NEOs subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation philosophy and decisions support our key business objectives of creating value for, and promoting the interests of, our stockholders.

Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement by casting a non-binding, advisory vote “FOR” the following resolution, which will be presented at the 2018 Annual Meeting of Stockholders:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED by the stockholders of the Company.”

The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to adopt the foregoing resolution.

The Board of Directors unanimously recommends a vote FOR Proposal 3.

2018 Proxy Statement	41

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Board of Directors”) of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has concluded that the level of Named Executive Officer (“NEO”) compensation for 2017 is fair, reasonable, and in the best interests of the Company and its stockholders, and has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

COMPENSATION COMMITTEE
Steven R. Hash, Chair John L. Atkins, III Richard H. Klein

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the NEOs, whose fiscal year 2017 compensation information is presented in the tables following this discussion in accordance with Securities and Exchange Commission rules.

These individuals are our NEOs for 2017:

Name	Current Position	Position Effective April 23, 2018
Joel S. Marcus	Chairman of the Board, Chief Executive Officer, and Founder	Executive Chairman and Founder
Stephen A. Richardson	Chief Operating Officer and Executive Vice President — Regional Market Director — San Francisco	Co-Chief Executive Officer
Peter M. Moglia	Chief Investment Officer	Co-Chief Executive Officer and Chief Investment Officer
Dean A. Shigenaga	Chief Financial Officer, Executive Vice President, and Treasurer	Co-President and Chief Financial Officer
Thomas J. Andrews	Executive Vice President — Regional Market Director — Greater Boston	Co-President and Regional Market Director — Greater Boston

We present our Compensation Discussion and Analysis in the following sections:

1. Executive Summary
In this section, we highlight our 2017 corporate performance, certain governance aspects of our executive compensation program and our stockholder engagement efforts.	Page 43
2. Compensation Governance
In this section, we describe our executive compensation philosophy and process.	Page 47
3. Key Elements of the Compensation Program
In this section, we describe the material elements of our executive compensation program.	Page 52
4. 2017 Compensation Decisions
In this section, we provide an overview of our Compensation Committee’s executive compensation decisions for 2017 and certain actions taken after 2017 where discussions of more recent actions enhance the understanding of our executive compensation program.
Page 53
5. Other Compensation Policies
In this section, we summarize our other compensation policies and review the accounting and tax treatment of compensation and the relationship between our compensation program and risk.	Page 73

2018 Proxy Statement	42

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary

EXECUTIVE SUMMARY

Why You Should Vote for Our 2018 Say-on-Pay Proposal (Proposal 3 on page 41)

Stockholder Outreach
●
The Compensation Committee and management have continued to seek and respond to stockholder input. We held over 290 meetings with stockholders in 2017, including with every stockholder holding more than one percent of our Common Stock as of December 31, 2017.

2017 Corporate Performance and Alignment with Executive Compensation
●
Our total stockholder return (“TSR”) of 20.9% for the year ended December 31, 2017, was significantly higher than the TSR of our nine peer companies and higher than the TSR of various indices — including the FTSE Nareit Equity Office Index, the Russell 2000 Index, and the SNL US REIT Office Index.

●
Our TSR of 123.4% for the five-year period ended December 31, 2017, was higher than the TSR of our nine peers and higher than the TSR of various indices — including the FTSE Nareit Equity Office Index, the Russell 2000 Index, the SNL US REIT Office Index, and the S&P 500 Equity Index.

●	As described below, we also had strong year-over-year growth in funds from operations (“FFO”) per share and net asset value (“NAV”).
●	As described below, our executive compensation program is directly aligned with our corporate performance.

Compensation Philosophy

As described below under “Compensation Philosophy,” the fundamental principle that drives pay decisions of the Compensation Committee is to align pay with performance. The experience, abilities, and commitment of our NEOs (whose tenure ranges from 17 to 24 years) provide the Company with unique skill sets in the business of owning and operating niche real estate for the broad and diverse life science and technology industries and therefore have been, and will continue to be, critical to the Company’s long-term success, including the achievement of each of our key objectives: profitability, growth in FFO per share and NAV, and creation of long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company for the year in question.

2018 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary (continued)

2017 Strategic Goals and Results

Our primary strategic goals for 2017, established in late 2016, were part of a multi-year strategy to deliver significant achievements toward growth in FFO per share, NAV, and Common Stock dividends, which we believe has resulted in significant stockholder value, and were as follows:

•	Solid operating performance from our core operating asset base resulting in growth in total revenues, net operating income, and cash flows;

•
Disciplined allocation of capital to development and redevelopment of highly leased new Class A properties in urban innovation cluster submarkets with high barriers to entry, resulting in growth in total revenues, net operating income, and cash flows; and

•
Disciplined management of our balance sheet, including improvement in our long-term capital structure, extending the weighted-average remaining term of outstanding debt, laddering debt maturities, maintaining moderate balance sheet leverage, and maintaining a moderate level of a pipeline of new buildings through ground-up development and redevelopment.

Growth in FFO Per Share (1)	Growth in NAV Per Share (2)	Growth in Common Stock Dividends Per Share

(1)
Represents FFO per share – diluted, as adjusted. For information on the Company’s FFO, including definitions and reconciliations to the most directly comparable GAAP measures, see Item 6 and “Non-GAAP Measures” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and December 31, 2014.

(2)
Based on average net asset value estimates as of December 31, 2017 from Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., J.P. Morgan Securities LLC., and UBS Securities LLC.

TSR
1 Year Ended		3 Years Ended		5 Years Ended		5/28/97 (IPO) through
12/31/17		12/31/17		12/31/17		12/31/17

S&P	21.8%	ARE	61.6%	ARE	123.4%	ARE	1,349.1%
ARE	20.9%	S&P	38.3%	S&P	108.1%	Peers	622.7%
Russell	14.6%	Russell	32.9%	Russell	93.6%	FTSE	497.9%
FTSE	5.2%	Peers	23.4%	Peers	64.2%	Russell	435.0%
Peers	4.3%	FTSE	19.4%	FTSE	58.7%	SNL	416.5%
SNL	2.7%	SNL	15.6%	SNL	55.3%	S&P	363.1%

High ARE Percentile Ranking(1)

FTSE	91%	FTSE	95%	FTSE	100%	FTSE	88%
SNL	92%	SNL	100%	SNL	100%	SNL	89%
Peers	100%	Peers	89%	Peers	100%	Peers	100%

(1) Represents the percentile ranking of ARE’s TSR performance among the companies included in the FTSE Nareit Equity Office and SNL US REIT Office Indices and our peer group.
ARE: Alexandria Real Estate Equities, Inc.			Russell: Russell 2000 Index
FTSE: FTSE Nareit Equity Office Index			SNL: SNL US REIT Office Index
Peers: Our Peer Group			S&P: S&P 500 Index
Source: S&P Global Market Intelligence, a part of S&P Global, Inc. | ©2018 | www.snl.com

2018 Proxy Statement	44

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary (continued)

Significant and Proactive Stockholder Engagement

Stockholder Engagement Process

A critical component of the Compensation Committee’s process continues to be maintaining active ongoing engagement with our stockholders. We received strong support — 82% of the votes cast — from our stockholders on our 2017 say-on-pay proposal with respect to 2016 NEO compensation. In 2017, we continued our outreach efforts, including holding telephonic meetings with every stockholder holding more than one percent of our Common Stock as of December 31, 2017. The chair of our Compensation Committee led these meetings. In addition, we held over 290 meetings with stockholders in 2017, covering a variety of topics, including business trends and strategy, key drivers of growth, corporate governance matters, and our executive compensation programs. Additionally, ways to enhance our proxy disclosure to clarify several aspects of our compensation program for the benefit of all readers were discussed.

During 2017, the Compensation Committee also engaged in discussions with the two leading proxy advisory firms to better understand their methodology and rationale, to ensure an understanding of all the issues previously raised by them, and to discuss potential changes to the compensation program intended to address any remaining stockholder concerns reflected in their reports.

Positive Feedback from Stockholders

In addition to the feedback described below, we have also received the following positive feedback from stockholders during our ongoing engagement efforts:

•	Praise for our stockholder engagement efforts and the changes to our compensation program made as a result of such engagement;

•	Appreciation for the enhanced disclosures, which we have maintained and expanded in this Proxy Statement;

•	Acknowledgment that the Compensation Committee uses an appropriate balance of predetermined objective metrics and discretionary decisions;

•	Support for our emphasis on long-term performance-based compensation; and

•
Strong support for our March 2016 employment agreement amendments to change from a single-trigger to double-trigger change-in-control vesting acceleration for equity awards granted to each of our NEOs other than the CEO (our CEO’s employment agreement already included a double-trigger provision).

2018 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary (continued)

Changes to Compensation Programs as a Result of Stockholder Engagement

The Compensation Committee’s direct interaction with stockholders has prompted changes to our compensation program. We take seriously the views of our stockholders and took into consideration all the various input we received. We look forward to continuing to interact with our key stockholders and solicit input from them on a regular basis.

The following chart describes actions taken during the last three years as a result of our engagement with stockholders:

Category	Actions
Change-in-control vesting of equity awards	Changed from single-trigger vesting to double-trigger vesting in all future equity awards granted to all NEOs.
CEO annual cash incentive award	Provided disclosure showing our CEO’s target bonus was set below both the average and median target bonus of our peer group.
Objective CEO annual incentive performance goals	Reduced number of goals and made goals more formulaic. For a further description, see “Mr. Marcus’s 2017 Corporate Goals and Assessment of 2017 Corporate Performance” on page 55.
Disclosure of CEO annual incentive corporate performance goals	Disclosed weighting, goals, and actual performance for CEO’s annual cash incentive award; see page 55.
Disclosure of CEO’s long-term incentive (“LTI”) award FFO per share performance goals
Disclosure of specific metrics for FFO per share will continue to be disclosed at the end of each performance period and is included below for the grant made to Mr. Marcus in 2015. We believe that disclosure before then would be competitively harmful.

Disclosure of NEO (non-CEO) compensation program	Disclosed key performance considerations underlying compensation awarded to NEOs (non-CEO); see discussion starting on page 59.
Performance-based LTI program for all NEOs
Adopted a performance program, whereby each NEO receives an annual LTI award, 75% of which is eligible to vest upon achievement of TSR on a relative basis compared to the constituents of the FTSE Nareit Equity Office Index, and 25% of which is eligible to vest upon achievement of TSR on an absolute basis, over a three-year performance period. The shares subject to each award are also subject to a one-year holding period after vesting.

Executive Compensation Governance Highlights

What We Do
✓	Seek Input from, Listen to, and Respond to Stockholders	✓	Prohibit Hedging and Restrict Pledging of Company Stock
✓	Executive Compensation Program Designed to Align Pay with Performance	✓	Mitigate Inappropriate Risk Taking
✓	Conduct an Annual Say-on-Pay Vote	✓	Utilize Stock Ownership Guidelines and Holding Periods
✓	Grant Performance-Based Equity Awards to NEOs with Rigorous Performance Goals	✓	Include a Double-Trigger Change-in-Control Provision in 1997 Incentive Plan and All Equity Awards Granted to All NEOs (CEO Starting in 2015 and Other NEOs Starting in 2017)
✓	Maintain a Clawback Policy

What We Do Not Do
✗	Provide Tax Gross-Ups	✗	Provide Guaranteed Bonuses
✗	Provide Excessive Perquisites	✗	Provide Excessive Change-in-Control or Severance Payments

2018 Proxy Statement	46

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Governance

Our Compensation Committee

The Compensation Committee consists of three independent directors, Messrs. Hash (Chair), Atkins, and Klein. The Compensation Committee administers our executive compensation program and is responsible for reviewing and approving our compensation policies and the compensation paid to our NEOs and other executive officers. The charter of the Compensation Committee includes these responsibilities, and the Board of Directors periodically reviews and revises the charter. In 2017, the Compensation Committee held five formal meetings and took action on eight occasions by unanimous written consent, and its members participated in numerous telephone calls related to the duties of the Compensation Committee.

Compensation Philosophy

The fundamental principle that drives pay decisions of the Compensation Committee is to align pay with performance. The experience, abilities, and commitment of our NEOs (whose tenure ranges from 17 to 24 years) provide the Company with unique skill sets in the business of owning and operating niche real estate for the broad and diverse life science and technology industries and therefore have been, and will continue to be, critical to the Company’s long-term success, including the achievement of each of our key objectives: profitability; growth in FFO per share, NAV, and Common Stock dividends per share; and creation of long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company and the performance of the individual for the year in question.

The Compensation Committee believes that our compensation program:

CREATES	ENSURES	SETS	DISTINGUISHES	ALIGNS	REWARDS

Incentives for management to support our key business objectives of increasing FFO per share, NAV and Common Stock dividends per share, and creating long-term stockholder value	a prudent use of equity	rigorous performance goals	between short- and long-term time horizons and objectives	pay with performance	our NEOs for accomplishments

Consistent with the Compensation Committee’s pay-for-performance philosophy, the Compensation Committee considers the Company’s financial and operational performance, individual achievement, and market conditions when determining executive compensation. For 2017, the Compensation Committee used a disciplined approach for determining each NEO’s compensation, based on the following general principles:

•	Base salary should generally be an important but relatively small portion of total compensation;

•	Annual cash incentive awards should be performance based;

•
At least 50% of total annual compensation should be “at risk” compensation in the form of equity in order to align a significant amount of compensation with the interests of the Company’s stockholders;

•	A portion of each NEO’s equity compensation includes long-term incentives that vest solely upon the achievement of performance conditions; and

•
Each NEO’s total compensation should include an evaluation of the officer’s individual performance, position, tenure, experience, expertise, leadership, management capability, and contribution to profitability and growth in FFO per share, NAV, Common Stock dividends per share, and long-term stockholder value.

For NEOs other than Mr. Marcus, the Compensation Committee has continued to consider a more formulaic approach to annual incentive compensation. The Chair of our Compensation Committee has specifically discussed the existing holistic approach with several of our largest stockholders during our extensive stockholder outreach program. The feedback from stockholders was:

•	Support for our compensation program,

•	A hesitation to micromanage our business by insisting upon a rigid formulaic approach, and

•	Support for our Compensation Committee’s structuring our executive compensation program in a manner it believes to be in the best interests of the Company.

2018 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS (continued)

For 2017, our Compensation Committee continued to take the same comprehensive and holistic approach that has been successful and that it believes has led to retaining the team of NEOs, with significant tenure with the Company, who have been and will continue to be critical to our long-term success.

The key attributes of this approach are as follows:

•	Holistic review — The Compensation Committee performs a holistic review of each individual’s performance and does not assign specific weights to any particular factor.

•
Reflection of corporate and individual performance — Compensation is not based on a rigid formula, but rather, reflects individual and corporate performance; each NEO’s total annual compensation varies with our performance for the year in question.

•
Effective retention result — Each NEO possesses unique skills in the business of owning and operating real estate for the broad, diverse, and highly technical life science and technology industries. These skills are easily transferable to a variety of direct competitors, as well as others. However, our NEOs’ tenure ranges from 17 to 24 years, which our Compensation Committee attributes, in part, to an effective executive compensation program.

Role of the Compensation Consultant

The Company continued in 2017 to engage FTI, an external compensation consultant that specializes in the real estate industry and has been engaged by the Company for several years, to review our executive compensation program and, if appropriate, to recommend changes to ensure a fair, reasonable, and balanced compensation program for Mr. Marcus and our other NEOs that motivates and rewards performance while closely aligning the interests of our CEO and other NEOs with those of our stockholders. FTI also reviewed the Company’s disclosure of various compensation and benefits payable to each NEO upon certain termination events and provided compensation data and recommendations to our Board of Directors.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to FTI’s work. The Compensation Committee determined, based on its analysis of these factors, that the work of FTI, and the individual compensation advisors employed by FTI as compensation consultants, does not create any conflict of interest.

Role of Named Executive Officers

Mr. Marcus reviews in depth the performance of the other NEOs with the Compensation Committee and makes compensation recommendations to the Compensation Committee for its review and final determination. The NEOs and the Company’s finance and human resources teams provide market and Company information to the Compensation Committee that is used in determining each NEO’s compensation in light of the Company’s relative and absolute performance and individual contributions.

2018 Proxy Statement	48

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Peer Analysis

2017 Peer Group

The Compensation Committee gathers and reviews information about the compensation program and processes of other publicly traded REITs as an informal “market check” of compensation practices, salary levels, and target incentive levels. In reviewing this information, the Compensation Committee considers whether its compensation decisions are consistent with market practices. The Compensation Committee evaluates compensation primarily on the corporate objectives discussed above under “Compensation Philosophy” on page 47, with a comparison to peers being just one of the factors considered.

In selecting a peer group, the Compensation Committee focused first on our direct competitors, which are the REITs that own laboratory/office properties. Because we only had four direct competitors in our complex real estate niche, the Compensation Committee next added REITs with which we compete for talent, acquisitions, and tenants, whose total assets, total revenues, and equity capitalization are no greater than 2.5 times and generally no less than 0.5 times ours. Our peer group for 2017 consisted of the following companies:

Peer Companies That Own Laboratory/Office Properties (Direct Competitors)
Peer Companies with Whom We Compete for Talent, Acquisitions, and/or Tenants and Generally within Range from 0.5x to 2.5x of our Total Assets, Revenues, and Equity Capitalization (Indirect Competitors)

Boston Properties, Inc. — A REIT that owns and develops first-class office properties with significant presence in our top three core markets (Boston, New York City, and San Francisco) with significant life science facilities. Top 20 tenants include Biogen, which is also a tenant of the Company. Boston Properties, Inc. also competes directly with the Company for talent, real estate and tenants.

HCP, Inc. — A REIT serving the healthcare industry and owning approximately eight million RSF of laboratory/life science properties similar to properties owned by ARE. HCP, Inc. also competes directly with the Company for talent, real estate, and tenants.

Kilroy Realty Corporation — A REIT active in premier office sub markets with significant presence in three of our top sub markets (San Francisco, Seattle, and San Diego) with significant life science facilities. Top 15 tenants include Neurocrine Biosciences Inc., a life science entity. Kilroy Corporation also competes directly with the Company for talent, real estate and tenants.

Ventas, Inc. — A REIT based in Chicago, Illinois that primarily invests in healthcare-related facilities. In September 2016, Ventas acquired substantially all of the university-affiliated life science and innovation real estate assets of Wexford Life Science & Technology, LLC from Blackstone Real Estate Partners VII, L.P.

Digital Realty Trust, Inc. — A REIT, located in San Francisco, that owns, acquires, and develops technology-related real estate in major metropolitan markets, including several of our top markets.

Douglas Emmett, Inc. — A REIT, located in Los Angeles, that provides Class A office properties in Southern California. Douglas Emmett, Inc. also competes directly with the Company for talent.

Highwoods Properties, Inc. — A REIT based in Raleigh, North Carolina, that owns office, industrial, and retail properties in the Southeastern and Midwestern United States.

Hudson Pacific Properties, Inc. — A REIT, located in Los Angeles with properties in select West Coast markets, including San Francisco and Seattle, with a portfolio consisting of office properties and media and entertainment properties.

SL Green Realty Corp. — A REIT, located in Manhattan/New York City, that acquires, owns, and manages premier office properties in Manhattan/New York City, one of our top submarkets.

2018 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2017 Alexandria Rankings Relative to 2017 Peer Group

Criteria	Percentile Rank
Total Assets(1)	44%
Total Revenues(2)	44%
Equity Capitalization(1)	67%
FFO Per Share, as Adjusted, 3-Year Growth(3) (4)	89%

Criteria	Percentile Rank
FFO Per Share, as Adjusted, Multiple(1) (4)	100%
Adjusted EBITDA Margin(2) (4)	100%
Cash Same Property NOI Growth(3) (4)	89%
Investment-Grade Tenants among Top 10 Tenants(5)	88%

Average of all criteria: 78%

(1)	As of December 31, 2017.

(2)	For the year ended December 31, 2017.

(3)	Represents the year ended December 31, 2017, compared to the year ended December 31, 2014.

(4)
For information on definitions and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Measures” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(5)	Based on top ten tenants reported by the Company and each company in our peer group as of December 31, 2017, excluding Douglas Emmett, Inc., which does not disclose its top ten tenants.

Three-year average CEO total compensation percentile ranking within 2017 ARE Peer Group	78%

Three-year average non-CEO NEO total compensation percentile ranking within 2017 ARE Peer Group	78%

2018 Proxy Statement	50

2018 Proxy Statement	51

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Key Elements of the Compensation Program

Our executive compensation program consists of three principal components:

What We Pay	Why We Pay It
Base Salary	●
The Compensation Committee views base salary as the fixed compensation that is paid for ongoing performance throughout the year and that is required to attract, retain, and motivate Company executives.

●
The base salaries of our NEOs are determined in consideration of their position, responsibilities, personal expertise and experience, and prevailing base salaries at the Company and elsewhere for similar positions.

●
NEOs are eligible for periodic increases in their base salary as a result of Company performance and the performance of the NEOs, including leadership, contribution to Company goals, and stability of operations.

Annual Cash Incentive Awards	●
Annual cash incentives for NEOs reflect the Compensation Committee’s belief that a significant portion of the annual compensation of each NEO should be “at risk” and therefore contingent upon the performance of the Company, as well as the individual contribution of each NEO.

	●	Annual cash incentives further align our NEOs’ interests with those of our stockholders and help us attract, retain, and motivate executive talent.

Long-Term Equity Compensation	●	Equity compensation is designed to align the interests of NEOs and other employees with the interests of stockholders through growth in the value of the Company’s Common Stock.
	●	As determined by the Compensation Committee, the Company awards restricted stock as long-term incentives to motivate, reward, and retain NEOs and other employees.
●
Restricted stock awards are utilized because their ultimate value depends on the future stock price performance of the Company, which provides motivation through variable “at risk” compensation and direct alignment with stockholders.

	●	A portion of each NEO’s compensation includes long-term incentives that vest solely upon the achievement of performance conditions.
	●	Regular long-term equity grants ensure competitive compensation opportunities.

Pension Plan

The Company also maintains a Cash Balance Pension Plan (the “Pension Plan”), which is designed to provide eligible employees of the Company, including the NEOs, with benefits upon retirement. The Board of Directors believes it is important to the Company’s attraction and retention objectives to provide a reasonable income replacement for the eligible employees, including NEOs, during retirement.

Under the Pension Plan, a hypothetical account is established for each participant for record-keeping purposes. Each year, a participant’s cash balance account is credited with a hypothetical employer contribution and with hypothetical earnings. These amounts are hypothetical because the hypothetical account balance must be converted into an annuity payable at normal retirement age (“NRA”), as defined in the Pension Plan. This future benefit at NRA can then be converted into a lump-sum benefit. The lump-sum distribution at NRA may be higher or lower, depending on interest rates in effect at that time. Hypothetical earnings are credited at a rate, compounded annually, equal to the rate for 30-year United States Treasury securities for the December preceding the applicable calendar year. The rate was 3.11% for 2017. Benefits under the Pension Plan are vested at all times, are obligations of the Company, and are payable in the form of a lump sum or a single or joint and survivor annuity upon death, disability, other termination of employment, or retirement at or after the age of 62. See “Pension Benefits Table” on page 80 for more information.

Deferred Compensation Plan

The Company also has a 2000 Deferred Compensation Plan (the “DC Plan”), which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees.

Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the Securities Act of 1933, (ii) fall within a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (iii) meet certain other eligibility requirements. Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. During 2017, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants. See “2017 Nonqualified Deferred Compensation Table” on page 80 for more information.

2018 Proxy Statement	52

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2017 Compensation Decisions

Base Salaries

The base salary for each NEO is determined by the Compensation Committee. The Compensation Committee decides whether to adjust compensation based on a wide range of factors relating to both Company and individual performance. For 2017, the Compensation Committee approved the following base salaries:

Name	2017 Base Salary	2016 Base Salary	% Increase(1)
Joel S. Marcus(2)	$980,000	$950,000	3.2%
Stephen A. Richardson(3)	$525,000	$495,000	6.1%
Peter M. Moglia(4)	$525,000	$495,000	6.1%
Dean A. Shigenaga(5)	$525,000	$495,000	6.1%
Thomas J. Andrews(6)	$525,000	$495,000	6.1%

(1)	Base salary increases were the result of performance in 2016 and also reflected cost-of-living adjustments pursuant to respective employment agreements.

(2)
Mr. Marcus’s base salary increase was the result of his strong performance in the following areas in 2016 as further described in our 2017 proxy statement: raising capital and further strengthening our long-term capital structure; driving cost effective completion of new Class A properties from our development and redevelopment pipeline; supporting our selective development strategy on high-quality properties that are well positioned within our identified core markets, have high-quality tenants in place, and offer attractive yields; fostering effective communication with the Board of Directors on matters of tactical and strategic importance, including risk management matters; actively communicating on a regular basis with investors and analysts; and effectively managing the career development of high potential executives and addressing executive officer succession planning.

(3)
Mr. Stephen Richardson’s base salary increase was the result of his strong performance in the following areas in 2016 as further described in our 2017 proxy statement: solid growth in same property net operating income; solid growth in rental rates on lease renewals and re-leasing of space; maintaining exceptional occupancy levels; oversight and execution of value creation projects on-time, on-budget and at highly profitable yields; maintaining high operating margins; active engagement with the investment community; and effective communication with executive management on matters of tactical and strategic importance, including risk management matters.

(4)
Mr. Moglia’s base salary increase was the result of his strong performance in the following areas in 2016 as further described in our 2017 proxy statement: management of real estate underwriting group for key leasing activity; management of underwriting group for development and redevelopment of Class A properties; oversight of negotiating, underwriting, and due diligence of acquisition opportunities; and effective communication with executive management on matters of tactical and strategic importance, including risk management matters, effective communication with investors, analysts, and the general public, and providing insight into the Company’s strategy for mission-critical activities.

(5)
Mr. Shigenaga’s base salary increase was the result of his strong performance in the following areas in 2016 as further described in our 2017 proxy statement: oversight of financial strategy and planning; management of the Company’s capital structure; maintaining a strong and flexible balance sheet; active engagement with the investment community; and effective communication with executive management on matters of tactical and strategic importance, including risk management matters.

(6)
Mr. Andrews’s base salary increase was the result of his strong performance in the following areas in 2016 as further described in our 2017 proxy statement: solid growth in same property net operating income; solid growth in rental rates on lease renewals and re-leasing of space; maintaining solid occupancy; achieving high pre-leasing and high leased percentage of value creation projects (ground-up development and/or redevelopment); oversight and execution of value creation projects on-time, on-budget, and at solid yields; execution of selective acquisition of value-added properties in urban innovation clusters; execution of selective real estate dispositions to enable capital allocation into high value Class A properties in unique collaborative science and technology campuses; maintaining high operating margins; active engagement with the investment community; and effective communication with executive management on matters of tactical and strategic importance, including risk management matters.

Three-year average CEO base salary percentile ranking within 2017 ARE Peer Group	44%

Three-year average non-CEO NEO base salary percentile ranking within 2017 ARE Peer Group	33%

2018 Proxy Statement	53

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Cash Incentive Bonus

Structure of Cash Incentive Bonus — Joel Marcus, CEO

Mr. Marcus has no guaranteed cash incentive bonus, and 100% of his annual incentive award opportunity is tied to achievement of predetermined corporate and individual goals. 60% of Mr. Marcus’s annual cash incentive bonus is based upon the achievement of predetermined corporate performance measures and 40% is based upon the achievement of predetermined individual performance measures. The Compensation Committee believes this mix is appropriate because it balances the teamwork and common purpose mentality necessary to maximize corporate success, while at the same time motivating Mr. Marcus to achieve individual objectives appropriate for his position, as described in more detail below. For 2017, Mr. Marcus was eligible for the following threshold, target, and maximum amounts as a percentage of his base salary:

Level	Percentage of Base Salary	Amount of Cash Incentive Bonus
Threshold	75%	$735,000
Target	150%	$1,470,000
Maximum	225%	$2,205,000

In comparison to the target annual incentive bonus (as a percentage of base salary) for each CEO of our peer group, the target bonus percentage for our CEO is below the average and median of our peer group:

Company	Target as a Percentage of Base Salary	Target Bonus	Company	Target as a Percentage of Base Salary	Target Bonus
HCP, Inc.	250%	$2,000,000	Digital Realty Trust, Inc.	150%	$1,320,000
Boston Properties, Inc.	230%	$2,012,500	Hudson Pacific Properties, Inc.	150%	$1,087,500
Kilroy Realty Corporation	220%	$2,700,000	Highwoods Properties, Inc.	130%	$867,764
SL Green Realty Corp.	200%	$2,700,000	Douglas Emmett, Inc.	N/A(1)	N/A(1)
Ventas, Inc.	200%	$2,150,000

Average (excluding Alexandria)				191%	$1,854,721
50th Percentile (excluding Alexandria)				200%	$2,150,000
Alexandria (below the 50th percentile of our peer group)				150%	$1,470,000

(1)	Not disclosed by company and excluded from average and median.

2018 Proxy Statement	54

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Marcus’s 2017 Corporate Goals and Assessment of 2017 Corporate Performance

Mr. Marcus’s employment agreement provides that with respect to the 60% of his annual cash bonus that is based upon achievement of pre-determined corporate performance measures, the annual performance measures are to be established each year by the Compensation Committee, weighted 50% toward balance sheet management goals and 50% toward profitability and NAV-related goals.

The corporate performance measures for each category were established based upon a comprehensive review of the Company’s 2016 financial and operating performance and 2017 budgets. The 2017 corporate performance goals set by the Compensation Committee included balance sheet, profitability, and NAV goals that were shorter term in focus than the long-term incentive award performance goals. Importantly, the 2017 corporate performance goals were aligned with key drivers that the Compensation Committee believed would result in solid TSR performance. This, in fact, proved to be true.

With respect to balance sheet management, the 2017 goals established by the Compensation Committee, and the actual achievement of those goals, were as follows:

Balance Sheet Goals	Weighting	Threshold 75% of Base Salary	Target 150% of Base Salary	Maximum 225% of Base Salary	Actual
Liquidity(1)	25%	>$700 million	>$1.1 billion	>$1.4 billion	$2.0 billion	Maximum
Net debt to Adjusted EBITDA(2)	25%	<7.5x	<7.0x	<6.5x	5.5x	Maximum
Fixed-charge coverage ratio(2)	25%	>3.2x	>3.35x	>3.5x	4.1x	Maximum
Appropriate balance of capital options(3)	25%	N/A	N/A	N/A	(4)	Maximum
Performance bonus result		$220,500	$441,000	$661,500	$661,500

(1)	This goal was based upon the strategy to maintain a range of liquidity from approximately one to two years primarily to fund construction and normal debt maturities.

(2)
This goal was established to drive improvement in the Company’s credit profile. In February 2017, S&P Global Ratings upgraded the Company’s corporate credit rating to BBB from BBB-. In February 2018, S&P Global Ratings revised its outlook to positive. Net debt to Adjusted EBITDA and fixed charge coverage ratio are calculated using the lower of the three months ended December 31, 2017, annualized, or trailing 12 months.

(3)
This goal provided the Compensation Committee discretion to evaluate how well Mr. Marcus executed strategic capital decisions through December 31, 2017, taking into consideration appropriate adjustment in strategy to address changes in the financial and debt and equity capital markets, including the balance of pricing, tenure, capital structure, long-term capital alternatives, and maturity profile.

(4)	For information regarding Mr. Marcus’s achievement of this goal in 2017, refer to discussion below under “Raising capital and further strengthening our long-term capital structure.”

Profitability and NAV-related goals are specific to each performance year and therefore will vary year to year. Key considerations each year, among others, include key leasing to high-quality tenants, some of which may not be investment-grade rated, occupancy and temporary vacancy during the year related to re-tenanting space, and the volume of contractual lease expirations at the beginning of each year. We also consider the consistency of profitability and NAV-related goals over time as opposed to strong growth after periods of significant decline in profitability and NAV.

2018 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS (continued)

With respect to profitability and NAV, the 2017 goals established by the Compensation Committee, and the actual achievement of those goals, were as follows:

Profitability and NAV-Related Goals	Weighting	Threshold	Target	Maximum		Actual
Percentage of total annual rental revenue from investment-grade tenants(1)	20%	>37.0%	>41.0%	>45.0%	(2)	46.0%	Maximum
NOI growth – 4Q17 annualized vs. 4Q16 annualized	20%	3.0%	5.0%	7.0%	(3)	19.8%	Maximum
Same property NOI growth – cash basis	10%	4.0%	5.0%	6.0%		6.8%	Maximum
Same property NOI growth	10%	—%	1.0%	2.0%		3.1%	Maximum
Amount of RSF leased	20%	>750,000	>1.0 million	>1.25 million	(4)	4.6 million	Maximum
Adjusted EBITDA margin(5)	20%	>59.0%	>62.0%	>65.0%		68.0%	Maximum
Performance bonus result		$220,500	$441,000	$661,500		$661,500

(1)	These goals were established based upon maintaining a REIT industry-leading percentage.

(2)
Maximum goal of >45.0% is down slightly from prior year maximum goal of >50.0%. The maximum goal for 2017 reflected the anticipation of delivery of new Class A space to high-quality, large cap (public or private companies with market capitalization greater than $10 billion as of December 31, 2017) but non-investment grade tenants.

(3)	Maximum goal of 7.0% reflected the timing risk of completion and delivery of five Class A buildings from our development and redevelopment programs.

(4)
The maximum goal of >1.25 million RSF leased reflected the minimal contractual lease expirations in 2017 of 1.0 million RSF as of the beginning of 2017 and limited space to lease related to new Class A buildings that were under construction as of the beginning of 2017.

(5)
This goal considered the fact that Moody’s Investors Service considers an EBITDA margin (as defined) in excess of 65.0% to represent an A rating sub-factor based upon its global rating methodology for REITs.

2018 Proxy Statement	56

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The 2017 individual goals established for Mr. Marcus by the Compensation Committee focused on key leadership in the continued pursuit of maximizing long-term stockholder value. The performance goals established for Mr. Marcus in early 2017 and the achievement of each goal, determined in early 2018, were as follows:

Goal:	Raising capital and further strengthening our long-term capital structure

Mr. Marcus led the execution of the following initiatives to further strengthen the Company’s capital structure:

•
Successfully executed the Company’s differentiated business strategy, which drove the Company’s strong operating and financial performance. As a result, the Company was selected to join the S&P 500 Index in March 2017.

•	Further strengthened the Company’s credit profile, which resulted in a corporate credit rating upgrade to BBB from BBB- by S&P Global Ratings.

•	Disposition of real estate for an aggregate sales price of $114.2 million.

•	Issuance of long-term unsecured senior notes payable of $425.0 million at a stated interest rate of 3.95% due in 2028, and $600.0 million at a stated interest rate of 3.45% due in 2025.

•	Redemption of all outstanding shares of our 6.45% Series E Redeemable Preferred Stock aggregating $130 million, plus accrued dividends.

•	Prudent use of Common Stock to support growth in FFO per share, as adjusted, and NAV.

◦
Sales of 11.7 million shares of Common Stock under our “at-the-market” (“ATM”) program, overnight Common Stock offering, and pursuant to the forward equity sales agreements generated net proceeds of $1.3 billion in 2017.

•	The items above combined with solid operating and financial results in 2017 resulted in the following key attributes of our capital structure:

◦	Maintained total balance sheet liquidity at approximately $2.0 billion as of December 31, 2017.

◦	Improved net debt to Adjusted EBITDA (fourth quarter of 2017 annualized) to 5.5x.

◦	Improved fixed-charge coverage ratio (fourth quarter of 2017 annualized) to 4.2x.

◦	$17.9 billion total market capitalization as of December 31, 2017.

◦	Disciplined management of gross investment in real estate for future pipeline of new Class A properties of 9% as of December 31, 2017.

◦	Limited debt maturities through 2018 and well-laddered maturity profile.

Goal:	Achieving rental rates upon renewal or re-leasing of space at the higher end of prevailing market rates

Mr. Marcus led the execution of the leasing aggregating approximately 4.6 million RSF in 2017. This included growth in rental rates of 25.1% on lease renewals and re-leasing of space aggregating 2.5 million RSF, as well as 2.0 million leased for new Class A properties through development and redevelopment. The leasing volume of 4.6 million RSF is an outstanding achievement considering the limited contractual lease expirations in 2017 of 1.0 million RSF as of December 31, 2016.

Goal:	Driving the cost-effective completion of our development and redevelopment properties

Mr. Marcus led the cost effective completion of the Company’s new Class A properties through development and redevelopment projects. During 2017, the Company completed and placed into service five new Class A properties through development and redevelopment aggregating 1.3 million RSF with solid unlevered cash yields on our total investment ranging from 6.2% to 7.5%.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal:
Supporting our selective development strategy focused on high-quality properties that are well positioned within our identified core market; have high-quality tenants in place; and offer attractive yields

•
Mr. Marcus led the strategic execution of the Company’s selective construction of new Class A properties through development and redevelopment in unique collaborative life science and technology campuses in urban innovation clusters. Additionally, Mr. Marcus led the leasing strategy for these properties focused on high-quality tenants in order to drive high quality cash flows and attractive yields on the Company’s investment.

•	During 2017, the Company executed long-term leases aggregating 2.0 million RSF related to the development and redevelopment of new Class A properties.

•
As of December 31, 2017, the Company had 2.3 million RSF related to development and redevelopment of new Class A properties highly leased at 85% currently under construction, including one project under pre-construction, which is expected to be delivered in 2018 and 2019.

•
During 2017, Mr. Marcus led the strategic allocation of capital to long-term, high-value markets. During 2017, including key acquisitions, 84% of the Company's capital was allocated to submarkets in AAA innovation cluster locations, including Cambridge, Mission Bay/SoMa, South San Francisco, Greater Stanford, Manhattan, Torrey Pines, and University Town Center.

•	Key tenants subject to long-term leases for the development and redevelopment projects above included the following:

•	Takeda Pharmaceutical Company Ltd.

•	Facebook, Inc.

•	Merck & Co., Inc.

•	Uber Technologies, Inc.

•	Rubius Therapeutics, Inc.

Goal:	Implementing industry-leading sustainability initiatives and programming

During 2017, under Mr. Marcus’s leadership, Alexandria earned a prestigious “Green Star” designation from GRESB, which recognizes our strong ESG policies, practices, and performance. Our 2017 GRESB score exceeded that of both the U.S. listed REIT average and the global GRESB average. Additionally, Alexandria achieved the top score of all U.S. companies in the GRESB Health & Well-being Module. Alexandria was also awarded Nareit’s 2017 Leader in the Light Sustainability Award — the highest achievement possible — in the “Most Innovative” category.

Goal:	Fostering effective communication with the Board of Directors on matters of tactical and strategic importance, including risk management matters

During 2017, as Chairman of the Board of Directors, Mr. Marcus was present in nine meetings held by the full Board of Directors. These meetings covered many key topics, including matters of tactical and strategic importance (including risk management).

Goal:	Actively communicating on a regular basis with investors and analysts

Mr. Marcus led effective and regular communication with investors and analysts during 2017. Under the direction of Mr. Marcus, during 2017, the Company held over 290 meetings with investors and analysts. In addition, under the direction and leadership of Mr. Marcus, the Company hosted its annual Investor Day, as well as thought leadership series events such as Alexandria Summit® — Innovate Ag 2017, Alexandria Summit® — Healthcare Economics 2017, NYC Life Science Innovation Showcase, and others. Mr. Marcus attended and led each of these events.

Goal:	Effectively managing the career development of high-potential executives and addressing executive officer succession planning

Mr. Marcus managed the career development of the Company’s NEOs and senior officers. Leadership, mentoring, and developing of careers of the NEOs and senior officers are of strategic importance to Mr. Marcus and the Board of Directors, and to the long-term success of the Company. Mr. Marcus has consistently been effective in this important area, as evidenced by our low attrition rate and history of finding highly qualified candidates for promotion from within our strong bench. The non-CEO NEOs have an average tenure with the Company of approximately 18 years. Executive management and senior management have an average tenure with the Company of approximately 12 years.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

2017 Annual Cash Incentive Award Decision for Mr. Marcus

As discussed above, in 2017, the Company delivered a very strong year of operating and financial performance resulting in TSR performance of 20.9%, the highest TSR of our nine peer companies and higher than the TSR of various indices – including the FTSE Nareit Equity Office Index, the Russell 2000 Index, and the SNL US REIT Office Index. Our TSR of 123.4% for the five-year period ended December 31, 2017, was the highest of our nine peers and the highest compared to the TSR of various indices – including the FTSE Nareit Equity Office Index, the Russell 2000 Index, the SNL US REIT Office Index, and the S&P 500 Equity Index.

Due to the strong operating and financial performance in 2017 with achievement of the corporate performance goals above the maximum for all 10 goals, as shown on page 55, combined with the strong individual performance of Mr. Marcus in 2017 discussed above, the Compensation Committee awarded Mr. Marcus an annual cash bonus of $2,205,000.

Structure of Cash Incentive Bonuses — Other NEOs

The employment agreements for Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews provide for cash incentive bonuses that are awarded at the discretion of the Compensation Committee, none of which is guaranteed. As described above, the Compensation Committee considered a formulaic approach for these NEOs, but decided the existing method permits the Compensation Committee to adjust compensation based on a wide range of factors relating to both Company and individual performance. In exercising its discretion, the Compensation Committee performs a holistic review, taking into account competitive market dynamics as well as the macro-economic environment, and does not assign specific weights to any particular factor. In March 2018, the Company entered into amended and restated employment agreements (the “2018 Executive Employment Agreements”) with certain executive officers of the Company, including Mr. Stephen Richardson and Mr. Moglia. The 2018 Executive Employment Agreements with each of our new Co-Chief Executive Officers, Mr. Stephen Richardson and Mr. Moglia, provide for the same annual cash incentive bonus structure as Mr. Marcus’s annual cash incentive bonus described above; that is, 100% of each annual incentive award opportunity will be tied to the achievement of predetermined corporate and individual goals.

Performance Goals Established

At the beginning of the year, the Compensation Committee establishes objective performance goals for each NEO and communicates such goals to each individual

NEO Performance Evaluated

After the end of the year, the Compensation Committee evaluates each NEO's performance in the context of achievement of the prior year's goals, achievement of corporate accomplishments and each NEO's performance, position, tenure, experience, expertise, leadership, and management capability

Cash Incentives Awarded

The Compensation Committee awards cash incentives to our NEOs that are aligned with its assessments of performance

Other NEOs’ 2017 Goals and Assessment of 2017 Performance

As described above, the Compensation Committee established performance goals for each of the NEOs in early 2017. In early 2018, the Compensation Committee evaluated each NEO’s performance in the context of achievement of the accomplishments related to the goals established in early 2017, as further described below; achievement of the corporate performance accomplishments described above; and each NEO’s performance, position, tenure, experience, expertise, leadership, and management capability. As a result, the Compensation Committee awarded each other NEO a cash incentive bonus for 2017 in the amount of $995,000.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Stephen Richardson’s 2017 Goals and Assessment of 2017 Performance

Overview. Mr. Richardson’s broad responsibilities as Chief Operating Officer and Executive Vice President – Regional Market Director – San Francisco include leadership activities, in conjunction with the Chief Executive Officer, the Chief Financial Officer, and other NEOs, representing the Company during meetings with investors and analysts at Nareit and various conferences, one-on-one meetings, the Company’s quarterly earnings calls, and its annual investor day, as well as regional strategic planning meetings, financial analysis, and national accounts sessions. Mr. Richardson’s responsibilities as the Regional Market Director for the San Francisco region include overall franchise development and enhancement via a deep network with C-suite life science and technology company executives, investment and leasing brokers, key city officials and consultants, as well as detailed strategic planning, revenue growth, and leadership for the regional team. Among his significant accomplishments in 2017 were the acquisition of the partial interest in a real estate joint venture at Menlo Gateway in our Greater Stanford submarket of San Francisco that owns one fully leased 251,995 RSF Class A operating property at 100 Independence Drive, and two fully leased development projects under construction at 125 and 135 Constitution Drive, aggregating 520,988 RSF, in the Greater Stanford submarket of San Francisco. The properties are 100% leased to Facebook, Inc. Mr. Richardson led the overall regional operations, highlighted by the leasing of 1.8 million square feet, featuring significant positive cash and GAAP rental rate growth contributing to strong core growth during the year, and a 99.6% leased status for the region’s 4.6 million square feet of operating properties and four new Class A properties currently under construction as of December 31, 2017.

Specific Individual Goals. The 2017 individual goals established for Mr. Richardson in early 2017 and the achievement of each goal, determined in early 2018, were as follows:

Goal:	Solid growth in same property net operating income

Mr. Richardson achieved growth in cash same property net operating income of 6% for the year ended December 31, 2017, for the San Francisco region.

Goal:	Solid growth in rental rates on lease renewals and re-leasing of space

Mr. Richardson executed leases aggregating 1.8 million RSF for the year ended December 31, 2017, for the San Francisco region. This includes 1.0 million RSF related to new Class A properties under construction and previously vacant spaces, and 711,066 RSF related to lease renewals and re-leasing of space with growth in cash rental rates of 14%.

Goal:	Maintaining exceptional occupancy levels

Mr. Richardson achieved occupancy of 99.6% in the operating asset base for the San Francisco region as of December 31, 2017.

Goal:	Achieving high pre-leasing and/or high leased percentage of value-creation projects

During 2017, Mr. Richardson completed two new Class A properties through development aggregating 443,479 RSF, which were 100% leased. As of December 31, 2017, four new Class A properties aggregating 1.3 million RSF and two properties aggregating 580,000 RSF were under construction and pre-construction, respectively and were 89% leased in aggregate.

Goal:	Oversight and execution of value creation project on budget and at highly profitable yields

Mr. Richardson led the diligent management and oversight of construction for each of the projects noted above. Each project is on budget and on track for delivery of solid yield on our investment. Completed new Class A properties in 2017 were delivered on time and below budget and produced higher yields on our investments than originally anticipated.

Goal:	Execution of selective acquisition of value-added properties in urban innovation clusters

Mr. Richardson oversaw real estate acquisitions aggregating $534.2 million, including 951,801 operating RSF and 2,901,913 RSF of future development of new Class A properties. Among these acquisitions, he completed the acquisition of a partial interest in a real estate joint venture at Menlo Gateway, a Class A office space 100% leased to Facebook, Inc. aggregating 772,983 RSF, in our Greater Stanford submarket. Additionally, he completed the acquisitions of 825, 835, and 960 Industrial Road, aggregating 1.0 million SF of Class A properties clustered in an urban science and technology campus, for purchase price of $150.0 million in our Greater Stanford submarket. Lastly, during the beginning of 2018, he facilitated the formation of the real estate joint venture with Uber Technology, Inc. and the Golden State Warriors to develop two office buildings aggregating 580,000 RSF adjacent to the Golden State Warriors arena in our Mission Bay/SoMa submarket.

Goal:	Maintaining high operating margins

Mr. Richardson maintained solid same property operating margins of 74% for the San Francisco region.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal:	Active engagement with investment community

Mr. Richardson engaged with investors and analysts frequently, quarterly, and throughout the year related to the Company’s interests in the San Francisco market, and other markets, and during various real estate investor conferences. He was an active participant in a significant portion of over 290 investor and analyst meetings held by the Company during 2017.

Goal:	Effective communication with executive management on matters of tactical and strategic importance

Mr. Richardson engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on strategic growth opportunities, franchise development, C-suite relationship targets for development of future tenant base, development and construction risk management, proactive management of contractual lease expirations, and review of Company-wide operational strategy and efficiency, energy efficiency, and sustainability initiatives.

Goal:	Oversight of industry-leading sustainability initiatives and programming

Our industry-leading sustainability initiatives and programming — which are overseen by the Alexandria Sustainability
Committee, which includes Mr. Richardson — directly benefit our tenants, employees and communities, and create long-term value for our stockholders. During 2017, as a result of Alexandria Sustainability Committee’s efforts, Alexandria earned a prestigious “Green Star” designation from the GRESB, which recognizes our strong ESG policies, practices, and performance. Our 2017 GRESB score exceeded that of both the U.S. listed REIT average and the global GRESB average. Additionally, Alexandria achieved the top score of all U.S. companies in the GRESB Health & Well-being Module. Alexandria was also awarded Nareit’s 2017 Leader in the Light Sustainability Award — the highest achievement possible — in the “Most Innovative” category.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Moglia’s 2017 Goals and Assessment of 2017 Performance

Overview. As Chief Investment Officer, Mr. Moglia, in tandem with Mr. Marcus and other NEOs, was responsible for working with the Company’s regional leaders to maximize the value of the Company’s individual franchises through the execution of leases for existing space and build-to-suit opportunities, the acquisition of new properties, the execution of joint venture equity recapitalizations, the obtaining of a secured construction loan, and the sale of real estate. Mr. Moglia also oversaw the Company’s real estate underwriting group, which provided financial modeling and market research to support the Company’s acquisition, leasing, joint venture equity recapitalizations, and development and redevelopment activities. In addition, Mr. Moglia represented the Company at selected investor meetings, in on-camera interviews, and in printed press articles, providing insight into the Company’s strategy for mission-critical activities. During 2017, Mr. Moglia’s efforts contributed to the Company’s leasing volume of 4.6 million RSF and important capital-raising activities. Also in 2017, Mr. Moglia oversaw the strategically important dispositions raising over $114.2 million in capital for the Company. Mr. Moglia was responsible for the underwriting and due diligence of 13 real estate acquisitions with an aggregate purchase price of approximately $719.6 million. As a result of Mr. Moglia’s leadership, as of January 2018, we have additionally completed and pending acquisitions aggregating $375.5 million in key submarkets with value-add operating, redevelopment, and future development opportunities. Mr. Moglia added value to the Company with effective leadership, a broad knowledge of real estate underwriting project-level finance, joint venture recapitalization, and day-to-day management of our revenue-related activities.

Specific Individual Goals. The 2017 individual goals established for Mr. Moglia in early 2017 and the achievement of each goal, determined in early 2018, were as follows:

Goal:	Raising capital and further strengthening our long-term capital structure

Mr. Moglia assisted in and provided key oversight of dispositions of real estate for an aggregate sales price of $114.2 million.

Goal:	Management of real estate underwriting group for key leasing activity
Mr. Moglia oversaw the real estate finance team and provided our regional leadership with key input on important leasing transactions. His efforts contributed to the leasing volume of 4.6 million RSF. Additionally, Mr. Moglia and his real estate finance team contributed to increases in rental rates of 25.1% related to 2.5 million RSF of lease renewals and re-leasing of space (included in the 4.6 million RSF).

Goal:	Management of underwriting group for development and redevelopment of new Class A properties
Mr. Moglia, along with his real estate finance team, provided key modeling of returns on our development and redevelopment of five new Class A properties placed in service in 2017 aggregating 1.3 million RSF.

Goal:	Oversight of negotiating, underwriting, and due diligence of acquisition opportunities

Mr. Moglia oversaw real estate acquisitions aggregating 13 properties and a total purchase price of $719.6 million. Among these acquisitions, he oversaw the acquisition of a partial interest in a real estate joint venture at Menlo Gateway, a Class A office space 100% leased to Facebook, Inc. aggregating 772,983 RSF, in our Greater Stanford submarket of San Francisco. Additionally, he oversaw the acquisitions of 825, 835, and 960 Industrial Road, aggregating 1.0 million SF of Class A properties clustered in an urban science and technology campus, for purchase price of $150.0 million in our Greater Stanford submarket of San Francisco. Lastly, during the beginning of 2018, he contributed to the formation of the real estate joint venture with Uber Technology, Inc. and the Golden State Warriors to develop two office buildings aggregating 580,000 RSF adjacent to the Golden State Warriors arena in our Mission Bay/SoMa submarket of San Francisco.

Goal:	Effective communication with executive management on matters of tactical and strategic importance, including risk management matters

Mr. Moglia engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on franchise development, development and construction risk management, proactive management of contractual lease expirations, and review of operational efficiency.

Goal:	Effective communication with investors, analysts, and the general public and providing of insight into the Company’s strategy for mission-critical activities

Mr. Moglia presented and addressed investors and analysts’ questions in the Citi 2017 Global Property CEO Conference, Evercore ISI West Coast Office Tour in Seattle, Evercore ISI 9th Annual Real Estate Conference in New York, and Nareit Conferences in New York and Dallas. Mr. Moglia was a panelist in the program Office – Is there renewed pick-up in demand to absorb new supply?

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal:	Oversight of industry-leading sustainability initiatives and programming

Our industry-leading sustainability initiatives and programming, the development of which Mr. Moglia contributes, directly benefit our tenants, employees and communities, and create long-term value for our stockholders. During 2017, as a result of these efforts, Alexandria earned a prestigious “Green Star” designation from the GRESB, which recognizes our strong ESG policies, practices, and performance. Our 2017 GRESB score exceeded that of both the U.S. listed REIT average and the global GRESB average. Additionally, Alexandria achieved the top score of all U.S. companies in the GRESB Health & Well-being Module. Alexandria was also awarded Nareit’s 2017 Leader in the Light Sustainability Award — the highest achievement possible — in the “Most Innovative” category.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Shigenaga’s 2017 Goals and Assessment of 2017 Performance

Overview. As Chief Financial Officer, Mr. Shigenaga directed the organization to ensure the attainment of revenue and profitability goals and participated with the Chief Executive Officer and other NEOs in formulating and executing current and long-term plans, objectives, and policies. Mr. Shigenaga effectively oversaw the Company’s financial functions, including financial plans and policies, accounting practices and procedures, and the Company’s relationship with the financial community. Mr. Shigenaga regularly participated with the Chief Executive Officer and other NEOs in representing the Company in relations with analysts and stockholders. Mr. Shigenaga also directed the controller, treasury, and tax functions. Under Mr. Shigenaga’s leadership, the Company further strengthened its credit profile, which resulted in an upgrade of the Company’s rating by S&P Global Ratings to BBB from BBB-. In 2017, the Company executed its strategy and accessed diverse sources of capital strategically important to its long-term capital structure. In 2017, Mr. Shigenaga acted as an effective and responsive organizational leader in all of the Company’s financial matters, risk management, and internal controls.

Specific Individual Goals. The 2017 individual goals established for Mr. Shigenaga in early 2017 and the achievement of each goal, determined in early 2018, were as follows:

Goal:	Oversight of financial strategy and planning

Mr. Shigenaga oversaw financial and operating strategy and planning led by the corporate finance team. He was responsible for the disciplined management of key underlying assumptions for our financial and operating strategy, including leasing, same property net operating income performance, energy optimization and sustainability projects, construction (development and redevelopment), acquisitions, dispositions, and debt and equity capital. This oversight combined with the execution of our strategy by our entire team led to our solid FFO per share and NAV growth and our TSR performance.

Goal:	Management of the Company’s capital structure; maintenance of a strong and flexible balance sheet

•
Successfully executed the Company’s differentiated business strategy, which drove the Company’s strong operating and financial performance. As a result, the Company was selected to join the S&P 500 Index in March 2017.

•	Further strengthened the Company’s credit profile, which resulted in a corporate credit rating upgrade to BBB from BBB- by S&P Global Ratings, and in a revised positive outlook in February 2018.

•	Disposition of real estate for an aggregate sale price of $114.2 million.

•	Issuance of long-term unsecured senior notes payable of $425.0 million at a stated interest rate of 3.95% due in 2028, and $600.0 million at a stated interest rate of 3.45% due in 2025.

•	Prudent use of Common Stock to support growth in FFO per share, as adjusted, and NAV.

◦
Sales of 11.7 million shares of Common Stock under our “at-the-market” (“ATM”) program, overnight Common Stock offering, and pursuant to the forward equity sales agreements generated net proceeds of $1.3 billion in 2017.

•	The items above combined with solid operating and financial results in 2017 resulted in the following key attributes of our capital structure (as of December 31, 2017, unless stated otherwise).

◦	Maintained total balance sheet liquidity at approximately $2.0 billion as of December 31, 2017.

◦	Improved net debt to Adjusted EBITDA (fourth quarter of 2017 annualized) to 5.5x.

◦	Improved fixed-charge coverage ratio (fourth quarter of 2017 annualized) to 4.2x.

◦	Controlled exposure to variable interest rates, with unhedged variable rate debt of 1% of total debt.

◦	$17.9 billion total market capitalization as of December 31, 2017.

◦	Disciplined management of investment in future pipeline of Class A properties of 9% as of December 31, 2017.

◦	Limited debt maturities through 2018 and well-laddered maturity profile.

Goal:	Active engagement with investment community

Mr. Shigenaga established premier reporting practices and set a high standard in financial reporting by consistently providing investors and analysts with strong and transparent disclosures. The Company’s development pipeline disclosure, guidance page, and presentation of its public bond and line of credit covenant requirements in comparison with actual results included in the Company’s Earnings Press Release and Supplemental Information package filed for the fourth quarter and year ended December 31, 2017, were highlighted as exemplary in the research paper That’s the Way (I Like It) — Citi REIT Earnings Best Practices v2.0 published by Citi in January 2018. Mr. Shigenaga engaged with investors and analysts frequently throughout the year and during various real estate investor conferences. He was an active participant in a significant portion of over 290 investor and analyst meetings held by the Company during 2017.

Goal:	Effective communication with executive management on matters of tactical and strategic importance

Mr. Shigenaga engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on strategic growth opportunities, franchise development, development and construction risk management, proactive management of contractual lease expirations, review of Company-wide operational strategy and efficiency, and review of energy efficiency and sustainability initiatives.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal:	Oversight of industry-leading sustainability initiatives and programming

Mr. Shigenaga also contributes to our industry-leading sustainability initiatives and programming, which directly benefit our tenants, employees and communities, and create long-term value for our stockholders. During 2017, as a result of these efforts, Alexandria earned a prestigious “Green Star” designation from the GRESB, which recognizes our strong ESG policies, practices, and performance. Our 2017 GRESB score exceeded that of both the U.S. listed REIT average and the global GRESB average. Additionally, Alexandria achieved the top score of all U.S. companies in the GRESB Health & Well-being Module. Alexandria was also awarded Nareit’s 2017 Leader in the Light Sustainability Award — the highest achievement possible — in the “Most Innovative” category.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Andrews’s 2017 Goals and Assessment of 2017 Performance

Overview. As Executive Vice President – Regional Market Director – Greater Boston, Mr. Andrews oversaw the management of the Company’s largest regional franchise, representing 29% of the Company’s rentable square footage and 38% of its annual rental revenue as of December 31, 2017. In close coordination with the Company’s other senior executives, Mr. Andrews led a team of real estate professionals in implementing the Company’s strategic directives within the Greater Boston region, including the marketing and leasing of existing and newly developed or redeveloped space; the permitting, design, and construction of new development and redevelopment projects; the ongoing management of operating properties in the regional asset base; and the selective acquisition and disposition of properties in the Greater Boston region. In addition to his management activities in the Greater Boston region, Mr. Andrews also represented the Company to tenants, key members of the life science community, brokers, partners, analysts, and investors.

Specific Individual Goals. The 2017 individual goals established for Mr. Andrews in early 2017 and the achievement of each goal, determined in early 2018, were as follows:

Goal:	Solid growth in same property net operating income

Mr. Andrews achieved solid growth in cash same property net operating income of 17% for the Greater Boston region in 2017.

Goal:	Solid growth in rental rates on lease renewals and re-leasing of space

Mr. Andrews executed leases aggregating 1.2 million RSF for the Greater Boston region during 2017. This includes 320,568 RSF related to new Class A properties under construction and previously vacant spaces, and 873,683 RSF related to lease renewals and re-leasing of space with growth in cash rental rates of 18.6%.

Goal:	Maintaining solid occupancy

Mr. Andrews achieved 96.6% occupancy in the operating asset base for the Greater Boston region as of December 31, 2017.

Goal:	Achieving high pre-leasing and/or high leased percentage of value-creation projects (ground-up development and/or redevelopment)

2017 leasing included 266,724 RSF related to value-creation projects. During 2017, Mr. Andrews completed a portion of one new Class A property through development aggregating 341,776 RSF, which was 100% leased. As of December 31, 2017, four new Class A properties aggregating 800,688 RSF were under construction and were 91% leased.

Goal:	Oversight and execution of value-creation projects on time, on budget, and at solid yields

Mr. Andrews led the diligent management and oversight of construction for each of the projects noted above. Each project is on schedule, on budget, and on track for delivery of solid yield on our investment. Completed new Class A properties in 2017 were delivered below originally disclosed budget and produced higher yields on our investments than originally disclosed.

Goal:	Execution of selective acquisition of value-added properties in urban innovation clusters

Mr. Andrews oversaw real estate acquisitions aggregating $151.3 million, including 144,584 operating RSF and 268,138 RSF of redevelopment and future development of new Class A properties.

Goal:	Execution of selective real estate dispositions to enable capital allocation into high-value Class A properties

Mr. Andrews completed the sale of a condo interest in one operating property in our Longwood Medical Area submarket at an aggregate sales price of $65.7 million and a gain of $14.1 million

Goal:	Maintaining high operating margins

Mr. Andrews maintained very solid same property operating margins of 76% for the Greater Boston region.

Goal:	Active engagement with investment community

Mr. Andrews engaged with investors and analysts frequently throughout the year related to the Company’s interests in the Greater Boston region and during various real estate investor conferences. He was an active participant in a significant portion of over 290 investor and analyst meetings held by the Company during 2017.

2018 Proxy Statement	66

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal:	Effective communication with executive management on matters of tactical and strategic importance

Mr. Andrews engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on franchise development, C-suite relationship targets for ongoing development of future tenant base, development and construction risk management, proactive management of contractual lease expirations, and review of operational efficiency, energy efficiency, and sustainability initiatives.

Goal:	Oversight of industry-leading sustainability initiatives and programming

Our industry-leading sustainability initiatives and programming, the development of which Mr. Andrews contributes, directly benefit our tenants, employees and communities, and create long-term value for our stockholders. During 2017, as a result of these efforts, Alexandria earned a prestigious “Green Star” designation from the GRESB, which recognizes our strong ESG policies, practices, and performance. Our 2017 GRESB score exceeded that of both the U.S. listed REIT average and the global GRESB average. Additionally, Alexandria achieved the top score of all U.S. companies in the GRESB Health & Well-being Module. Alexandria was also awarded Nareit’s 2017 Leader in the Light Sustainability Award — the highest achievement possible — in the “Most Innovative” category.

2018 Proxy Statement	67

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Long-Term Incentive Awards Granted in 2017 to Mr. Marcus

Structure of the 2017 Marcus Grant —Target 50% Performance-Based Vesting and Target 50% Service-Based Vesting
Mr. Marcus’s Amended and Restated Executive Employment Agreement (as amended, the “2015 Employment Agreement”) provided for an annual long-term incentive award in the form of restricted stock to be granted in 2017 with an aggregate target of $5,500,000 (the “2017 Marcus Grant”). The 2017 Marcus Grant has the terms and conditions described below. The 2017 Marcus Grant was granted on January 11, 2017, in the form of a restricted stock award as described below.

The 2017 Marcus Grant was divided equally into 24,764 target shares of service-vesting restricted stock and 24,764 target shares of performance-vesting restricted stock. However, the 2017 Marcus Grant was in the form of a restricted stock award, and therefore, with respect to the performance-vesting portion, the maximum number of shares that could vest in the event of outperformance, aggregating 38,731 shares, was granted and subject to forfeiture, as described below. With respect to the service-vesting portion, no more than the target number of shares may ever vest. With respect to the performance-vesting portion, pursuant to Mr. Marcus’s 2015 Employment Agreement, the maximum amount that may vest for outperformance is 156.4% of the 24,764 target shares, or 38,731 shares, and no shares will vest if the minimum level of performance is not achieved. An aggregate of 63,495 shares were subject to the 2017 Marcus Grant, as shown in the “Overview of 2017 Marcus Grant” table below. The performance-vesting requirements are described below and summarized in the table under “Subject to Forfeiture if Minimum Level of Performance Not Achieved and Maximum Size of 2017 Marcus Grant Capped” below.

Reported Value of the 2017 Marcus Grant
The 2017 Marcus Grant is reported for purposes of the tables in this Proxy Statement at its accounting fair value at the grant date of January 11, 2017. For accounting purposes, the grant date fair value of the 2017 Marcus Grant is based on the January 11, 2017 grant date stock price of $109.61, rather than the January 9, 2017, stock price of $111.05 used to determine the number of shares subject to the 2017 Marcus Grant, as described above. As a result, the grant date fair value of the 2017 Marcus Grant is $5,774,382, which is the amount used for disclosure in the “Summary Compensation Table” on page 76 and the “2017 Grants of Plan-Based Awards Table” on page 77. Please also refer to footnote 16 of our Form 10-K for the year ended December 31, 2017, for additional information on fair value accounting for stock awards subject to performance and market condition vesting.

Rigorous FFO Per Share Performance Goal, Relative TSR Performance Goal, and Three-Year Performance Period
As shown in the “Overview of 2017 Marcus Grant” table below, the Compensation Committee designed the performance-based portion of the 2017 Marcus Grant to vest based upon growth in FFO per share over the three-year period of 2016–2018, subject to adjustment based on TSR relative to the TSR of companies in the FTSE Nareit Equity Office Index over that same three-year period. FFO is a measure of performance for REITs that was established by the Board of Governors of Nareit and is widely used both internally by REITs and externally by REIT investors and analysts to measure performance. TSR is also widely regarded as an important measure of company performance.

Overview of 2017 Marcus Grant

Target Equity Award(1)	Maximum LTI Award(1)	Accounting Fair Value	Shares (Maximum)		Vesting Description
$2,750,000	$4,301,000	$3,060,000	38,731	(1)	3-Yr Growth in FFO per share and 3-Yr TSR Relative to FTSE Nareit Equity Office Index
2,750,000	2,750,000	2,714,382	24,764		Time-based vesting over 3 years
$5,500,000	$7,051,000	$5,774,382	63,495

(1)
The maximum shares were determined by dividing the $2,750,000 target by the closing stock price on January 9, 2017, of $111.05 and then multiplying by 156.4%, as described above under “Structure of the 2017 Marcus Grant — Target 50% Performance-Based Vesting and Target 50% Service-Based Vesting.”

Disclosure and Rigor of FFO Per Share Performance Goals
The specific FFO per share threshold, target, and maximum for the 2017 Marcus Grant are not disclosed now because it would be competitively harmful to do so during the three-year performance period, which is common practice with multi-year performance awards. We will disclose the specific FFO per share metrics at the end of the three-year performance period, as included below with respect to the completed performance period for the grant made to Mr. Marcus in 2015 under “Performance Goals for Long-Term Incentive Award Granted to Mr. Marcus in 2015 and Vested in 2017.” We believe that providing disclosure before the end of the performance period would be competitively harmful.

2018 Proxy Statement	68

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Subject to Forfeiture if Minimum Level of Performance Not Achieved and Maximum Size of 2017 Marcus Grant Capped

As shown in the “2017 Marcus Grant: Goals and Portion Subject to Forfeiture and a Cap” table below, if FFO per share growth over the applicable three-year period is less than the minimum amount, then the performance-based portion of the 2017 Marcus Grant will be forfeited in its entirety.

If FFO per share growth over the applicable three-year period is equal to or greater than the minimum amount, then the amount of the award eligible for vesting by application of the FFO per share growth criterion will be subject to adjustment by application of an additional TSR criterion, which also have threshold, target, and maximum goals. The TSR criterion measures the Company’s TSR over the three-year period of 2017–2019 relative to the TSR of companies included in the FTSE Nareit Equity Office Index over the same period. Vesting is interpolated for performance between the minimum and maximum goals.

The cap on the amount of the performance-based portion of the 2017 Marcus Grant eligible for vesting in the event of outperformance is 156.4% of the target number of performance-based shares, or 38,731 maximum shares based upon 24,764 target shares. The maximum aggregate number of shares that may vest under the 2017 Marcus Grant is 63,495 shares, or 128.2%, of the 49,528 target shares.

2017 Marcus Grant: Goals and Portion Subject to Forfeiture and a Cap

FFO/Share		Relative TSR Performance Modifier		Marcus Grant Cap
Goal		Goal(1)	Vesting

Below 10%	Forfeiture			38,731 Shares

Threshold: 11.25%	Target Less 50%	≤25th Percentile	Decrease 50%

Target: 12.50%	24,764 Shares	At or above median	No change

Maximum: 15.00%	Target Plus 50%	≥75th Percentile	Increase 50%

(1)	Based upon Company TSR relative to the TSR of companies in the FTSE Nareit Equity Office Index.

Performance Goals for Long-Term Incentive Award Granted to Mr. Marcus in 2015 and Vested in 2017

In early 2015, Mr. Marcus was granted a long-term incentive award, one-half of which was subject to vesting based upon a combination of three-year growth in FFO per share and three-year relative TSR with the remaining one-half of the award subject to time-based vesting over the three-year period ended on December 31, 2017. The specific performance goals for this award are provided in the table below.

2015 Marcus Grant: Goals and Portion Subject to Forfeiture and a Cap

FFO/Share		Relative TSR Performance Modifier		Marcus Grant Cap
Goal	Vesting	Goal(1)	Vesting

Below 10%	Forfeiture			46,069 Shares

Threshold: 11.25%	Target Less 50%	≤25th Percentile	Decrease 50%

Target: 12.50%	29,456 Shares	At or above median	No change

Maximum: 15.00%	Target Plus 50%	≥75th Percentile	Increase 50%
Actual: 25%		Actual: 95th Percentile		Vested: 46,069 shares

(1)	Based upon Company TSR relative to the TSR of companies in the FTSE Nareit Equity Office Index.

The maximum vesting for Mr. Marcus’s 2015 award was the result of exceptional corporate performance for the three-year performance period. When our Compensation Committee set the goals in 2015, it set rigorous three-year performance goals tied to our long-term strategic goals and creation of stockholder value.

2018 Proxy Statement	69

COMPENSATION DISCUSSION AND ANALYSIS (continued)

In setting the goal for FFO per share growth, the Compensation Committee also considered the Company’s actual operating and financial results during the most recent three-year period ended December 31, 2014, and future operating and financial performance considerations. The key factors considered when setting the goal for FFO per share growth and the key drivers of actual FFO per share growth for the three years ended December 31, 2017, were as follows:
High leasing volume in light of minimal contractual lease expirations

•	What the Compensation Committee Considered When Setting the Goals at the End of 2014: Contractual lease expirations in 2015, 2016 and 2017 aggregated 4.1 million RSF as of December 31, 2014.

•
Key Drivers of Actual FFO Per Share Growth During the Performance Period: During the three years ended December 31, 2017, we executed leases aggregating 12.9 million RSF, of which 6.9 million RSF related to lease renewals and re-leasing of space, and 6.1 million RSF related to leasing of new class A properties through development and redevelopment and of vacant space as of the beginning of each respective year. Aggregate leasing activity in 2015, included the highest annual leasing volume in the Company’s 20-year history aggregating 5.0 million RSF. The strong leasing activity during the three years ended December 31, 2017, representing 8.8 million RSF in excess of the aggregate contractual expirations at the beginning of this period, combined with strong rental rate growth and addition of 16 Class A properties, as noted below, resulted in significant outperformance in FFO per share growth relative to the goal established at the beginning of the three-year performance period.

Strong rental rate growth

•
What the Compensation Committee Considered When Setting the Goals at the End of 2014: The weighted-average rental rate growth achieved in the three years ended December 31, 2014, was 11.9% and 2.6% on a cash basis. At the end of 2014, the Company projected rental rate growth on lease renewals and re-leasing of space in a range from 14% to 17%, and from 8% to 10% on a cash basis for the year ended December 31, 2015.

•
Key Drivers of Actual FFO Per Share Growth During the Performance Period: Actual weighted-average rental rate growth for the three years ended December 31, 2017, was 24% and 11.6% on a cash basis, significantly above rental rate growth from leasing activity forecasted for 2015 and actual rental rate growth from leasing activity for the three years ended December 31, 2014.

Improvement in occupancy

•
What the Compensation Committee Considered When Setting the Goals at the End of 2014: Overall occupancy increased from 94.9% at the end of 2011 to 97.0% at the end of 2014, the highest occupancy level achieved in the prior ten years. The Compensation Committee considered maintaining this high level of occupancy to be a significant goal.

•	Key Drivers of Actual FFO Per Share Growth During the Performance Period: Actual occupancy at the end of 2017, was 96.8%, consistent with the high level of occupancy achieved as of December 31, 2014.
Addition of 54 properties, including 46 properties that were not under construction or identified as potential acquisitions as of December 31, 2014.

•
What the Compensation Committee Considered When Setting the Goals at the End of 2014: As of December 31, 2014, only 12 of the 22 properties discussed below were under active construction. The other 10 new Class A properties, aggregating 1.9 million RSF, represented development and redevelopment projects that commenced subsequent to December 31, 2014, and generated an additional $114.9 million of incremental annual net operating income.

•	Key Drivers of Actual FFO Per Share Growth During the Performance Period: During the three years ended December 31, 2017:

•
We completed the acquisition of 22 operating properties, aggregating 2.8 million RSF for an aggregate purchase price of $1.6 billion. These 22 properties generated incremental annual net operating income of $97.8 million.

•
We also completed the purchase of the remaining outstanding noncontrolling interest in our 1.2 million RSF campus at Alexandria Technology Square® in our Cambridge submarket which generated incremental annual net operating income of $6.6 million.

•
We placed into service 16 new Class A properties aggregating 3.7 million RSF through ground-up development. Only eight of the 16 properties were under active construction as of December 31, 2014. The remaining eight properties were leased, developed, and placed into service subsequent to December 31, 2014; these eight properties generated an additional $102.3 million of incremental annual net operating income.

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COMPENSATION DISCUSSION AND ANALYSIS (continued)

•
We placed into service six new Class A properties aggregating 532,502 RSF through redevelopment. Only four of the six properties were under active construction as of December 31, 2014. The remaining two properties were leased, redeveloped, and placed into service subsequent to December 31, 2014; these two properties generated an additional $12.6 million of incremental annual net operating income.

•	We commenced construction of 10 new Class A properties aggregating 3.0 million RSF. As of December 31, 2017, these properties were undergoing construction and were 89% leased or under negotiation.
Improvement in long-term cost of capital

•
What the Compensation Committee Considered When Setting the Goals at the End of 2014: The corporate credit rating from S&P Global Ratings was BBB-/positive, net asset value per share(1) was $87.00 and FFO per share multiple(2) was 16.3x.

•
Key Drivers of Actual FFO Per Share Growth During the Performance Period: The following items, combined with the items noted above, contributed to improvement in our long-term cost of capital and our outperformance in FFO per share growth for the three year performance period:

•	Improved fourth quarter annualized net debt to Adjusted EBITDA from 7.2x in 2014, to 5.5x in 2017.

•	Further strengthened the Company’s credit profile, which resulted in a corporate credit rating upgrade to BBB from BBB- by S&P Global Ratings.

•	Improved our net asset value per share(1) of $87.00 as of December 31, 2014, to $125.00 as of December 31, 2017.

•	Improved average FFO per share multiple(2) from 16.3x in 2014 to 19.9x in 2017.

•
In 2015, Mr. Marcus established an important relationship with a high-quality institutional investor, which allowed us to generate approximately $736 million during 2015-2017 through the sales of partial interests in eight properties. These sales allowed us to raise strategic capital at an attractive cost to fund the growth of our business with the addition of properties discussed above.

(1)
Net asset value per share for each year is calculated as an average of net asset value estimates from Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., J.P. Morgan Securities LLC., and UBS Securities LLC.

(2)	FFO per share multiple is using the average quarter end stock price divided by FFO per share - diluted, as adjusted, for the respective year.

2018 Proxy Statement	71

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Performance-Based Long-Term Incentive Awards Granted in 2017 to All NEOs

Structure of Awards

Each of our NEOs received an award, 75% of which is eligible to vest upon achievement of TSR on a relative basis compared to the constituents of the FTSE Nareit Equity Office Index, or the “Index Companies” and 25% of which is eligible to vest upon achievement of TSR on an absolute basis, over a three-year performance period. The shares subject to each award are also subject to a one-year holding period after vesting to further underscore the long-term retentive element.

Rigorous Performance Goals

In order for an NEO to earn the full award, our TSR during the three-year performance period must be in the top 30% of Index Companies and must equal or exceed 36%. If our TSR is 36% during the three-year performance period, the value of the maximum payout will be less than 0.3% of the overall value generated for stockholders.

The relative and absolute portions of each award can be earned as follows (with linear interpolation for performance in between levels):

75% Relative		25% Absolute
TSR	Vesting	TSR	Vesting

Threshold: <50th Percentile of Index Companies	0%	Threshold: <18%	0%

Target: 50th Percentile of Index Companies	25%	Target: 18%	25%

Maximum: ≥70th Percentile of Index Companies	100%	Maximum: ≥36%	100%

Changes of Control and Termination of Service

In the event of a change of control during the performance period:

•
The performance goals for the relative portion of each award will be earned based on the Company’s TSR through the change of control against that of the Index Companies for the same period. If the change of control occurs during the first year of the performance period, the number of shares earned is also prorated for the same period.

•
The performance goals for the absolute portion of each award will be prorated for the portion of the performance period elapsed through the change of control and actual performance measured against those prorated goals. If the change of control occurs during the first year of the performance period, the number of shares earned is also prorated for the same period.

If an NEO is terminated without cause or resigns for good reason during the performance period, his award will remain outstanding and subject to vesting based on attainment of the performance goals through the original performance period, as if termination had not occurred, but with the number of shares earned prorated for the portion of the performance period worked.

Service-Based Long-Term Incentive Awards Granted in 2017 to Other NEOs
Each of the employment agreements for Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews provides for long-term incentive awards at the discretion of the Compensation Committee. Based on the achievement of 2016 corporate performance accomplishments; an evaluation of each NEO’s performance, position, tenure, experience, expertise, leadership, management capability, and contribution to profitability, growth in FFO per share and NAV, and long-term stockholder value; and 2016 individual performance accomplishments, each NEO was granted a restricted stock award for the number of shares set forth below in the “2017 Grants of Plan-Based Awards Table” on page 77. These restricted stock awards vest based on each NEO’s continued service over a four-year period. The value of each restricted stock award increases or decreases with our stock price. Our Compensation Committee believes that granting restricted stock awards is appropriate for several reasons, including that it is consistent with the practices at our peer companies, that it provides a useful retention tool, and that it helps us manage dilution because fewer shares are granted subject to restricted stock awards than would be granted subject to stock options. The 2018 Executive Employment Agreements with each of our new Co-Chief Executive Officers, Mr. Stephen Richardson and Mr. Moglia, provide for long-term incentive awards with the same structure as the 2017 Marcus Grant described above.

2018 Proxy Statement	72

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Other Compensation Policies

Stock Ownership Guidelines

We believe that share ownership by our directors and senior officers helps to align their interests with our stockholders’ interests. To that end, in March 2016, the Board of Directors amended the Corporate Governance Guidelines to increase the stock ownership requirements applicable to all of Alexandria’s non-employee directors and executive officers.

Within five years of becoming subject to these revised guidelines, our senior officers and non-employee directors are required to own shares of Common Stock, with a value equal to the following multiple of his or her base salary or, in the case of our non-employee directors, the cash portion of his or her annual director’s retainer:

Senior Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director’s Retainer	Compliance?(1)
Chief Executive Officer	6x	Yes
President, Chief Financial Officer, Chief Operating Officer, Chief Investment Officer, and Other Executive Officers	3x	Yes
Senior Vice Presidents	1x	Yes
Non-Employee Directors(2)	3x	Yes

(1)
All senior officers and directors are required to report their ownership status to the Chief Financial Officer on an annual basis. All senior officers are currently in compliance with their applicable requirements. All directors are also in compliance with these requirements.

(2)	Direct holdings and phantom stock units under the Company’s Deferred Compensation Plan for Directors (or any similar successor plan) count toward ownership value.

NEOs must hold 50% of net after-tax shares received until the above-listed ownership requirements are met. Under the guidelines, the Chief Financial Officer will review each director’s and senior officer’s stock ownership levels in January of each year.

Once an individual satisfies the policy, he or she is deemed to continue to satisfy the policy without regard to fluctuation in value of equity interests owned, provided that the individual’s holdings do not decline below the number of shares owned at the time the stock ownership requirements were met.

Clawback Policy

The Company has a clawback policy applicable to NEOs. The policy allows for the recoupment of cash and long-term incentive awards paid to an NEO on the basis of the Company’s performance in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) as a result of actual fraud or willful unlawful misconduct by the NEO that materially contributed to the need for the restatement. The policy is administered by the Compensation Committee.

Anti-Hedging and Anti-Pledging Policies

The Company has an anti-hedging policy applicable to directors, officers, and employees. The policy prohibits directors, officers, and employees from engaging in, among other things, short sales, hedging transactions, or trading in put and call options with respect to the Company’s securities. The Company believes that prohibiting these types of transactions will help ensure that the economic interests of all directors, officers, and employees will not differ from the economic interests of the Company’s stockholders. In addition, the Company has an anti-pledging policy that prohibits directors, officers, and employees from pledging the Company’s shares as collateral for a loan or holding Company shares in a margin account unless the individual has and maintains a sufficient amount of immediately available cash or securities at all times to prevent a sale of the Company’s shares during a time when such a sale would be prohibited by our insider trading policy.

2018 Proxy Statement	73

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Tax Treatment

Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. Prior to the recent enactment of the Tax Cuts and Jobs Act, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code was not subject to this deduction limitation. Pursuant to the Tax Cuts and Jobs Act, this exception for “performance-based compensation” under Section 162(m) of the Code was repealed, with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided by the Tax Cuts and Jobs Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. As a result, compensation paid to any of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief provided by the Tax Cuts and Jobs Act, no assurance can be given that any compensation paid by the Company will be eligible for such transition relief and, therefore, eligible for the “performance-based compensation” exception under Section 162(m) of the Code. The Compensation Committee will continue to monitor the applicability of Section 162(m) of the Code to its ongoing compensation arrangements.

Compensation Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the compensation program and has designed the Company’s compensation program with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through balancing appropriate entrepreneurship and risk taking with the exercise of prudent business judgment. The Compensation Committee believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking and has concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company’s business or financial condition:

•
The Company’s processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting, and other financial, operational, and compliance policies and practices (see “The Board’s Role in Risk Oversight” on page 18 for a discussion of the role of the Board of Directors in the risk oversight process);

•	The diversified nature of the Company’s overall real estate asset base and tenant mix with respect to industries and markets served and geographic footprints;

•
The review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk reward balance, and do not encourage unnecessary or excessive risk taking;

•	Competitive base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	The determination of stock awards based on a review of a variety of qualitative factors;

•	Stock compensation and vesting periods for stock awards that encourage executives to focus on sustained stock price appreciation;

•	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company;

•	Meaningful stock ownership guidelines for executive officers and directors;

•	The anti-hedging policy described above; and

•	The Company’s clawback policy, which is described above.

2018 Proxy Statement	74

Compensation Tables and Related Narrative

Summary Compensation Table Introduction

As described under “Compensation Philosophy,” the fundamental principle that drives pay decisions of the Compensation Committee is to align pay with performance. The experience, abilities, and commitment of our NEOs (whose tenure ranges from 17 to 24 years) provide unique skillsets to the Company in its business of owning and operating niche real estate for the broad and diverse life science and technology industries and therefore have been, and will continue to be, critical to the Company’s long-term success, including the achievement of each of our key objectives: profitability, growth in FFO per share and NAV, and creation of long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company for the year in question. 2017 was a year of significant achievements as described throughout this Proxy Statement and in the following charts:

TSR
1 Year Ended		3 Years Ended		5 Years Ended		5/28/97 (IPO) through
12/31/17		12/31/17		12/31/17		12/31/17

S&P	21.8%	ARE	61.6%	ARE	123.4%	ARE	1,349.1%
ARE	20.9%	S&P	38.3%	S&P	108.1%	Peers	622.7%
Russell	14.6%	Russell	32.9%	Russell	93.6%	FTSE	497.9%
FTSE	5.2%	Peers	23.4%	Peers	64.2%	Russell	435.0%
Peers	4.3%	FTSE	19.4%	FTSE	58.7%	SNL	416.5%
SNL	2.7%	SNL	15.6%	SNL	55.3%	S&P	363.1%

High ARE Percentile Ranking (1)

FTSE	91%	FTSE	95%	FTSE	100%	FTSE	88%
SNL	92%	SNL	100%	SNL	100%	SNL	89%
Peers	100%	Peers	89%	Peers	100%	Peers	100%

(1) See additional information on page 44.

Three-year average CEO total compensation percentile ranking within 2017 ARE Peer Group	78%

Three-year average non-CEO NEO total compensation percentile ranking within 2017 ARE Peer Group	78%

2018 Proxy Statement	75

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Joel S. Marcus,	2017	980,000	—	7,336,239	(4)	2,205,000	1,474,990	246,831	12,243,060
Chief Executive Officer and Founder	2016	950,000	—	7,438,836		2,126,813	563,249	228,601	11,307,499
	2015	895,000	—	8,046,245		2,005,359	118,180	159,306	11,224,090

Stephen A. Richardson,	2017	525,000	995,000	4,750,520		—	21,246	140,998	6,432,764
Chief Operating Officer and EVP – Regional Market Director – San Francisco	2016	495,000	900,000	3,795,236		—	60,890	89,998	5,341,124
	2015	450,000	710,000	2,812,800		—	11,572	115,200	4,099,572

Peter M. Moglia,	2017	525,000	1,020,000	4,750,520		—	13,983	140,857	6,450,360
Chief Investment Officer	2016	495,000	850,000	3,484,676		—	10,084	89,857	4,929,617
	2015	450,000	600,000	2,531,520		—	7,968	115,058	3,704,546

Dean A. Shigenaga,	2017	525,000	995,000	4,750,520		—	15,349	143,903	6,429,772
Chief Financial Officer	2016	495,000	950,000	4,105,796		—	12,416	92,903	5,656,115
	2015	450,000	1,015,000	3,094,080		—	9,142	118,260	4,686,482

Thomas J. Andrews,	2017	525,000	995,000	4,750,520		—	467,871	146,027	6,884,418
EVP – Regional Market Director – Greater Boston	2016	495,000	950,000	4,105,796		—	1,035,359	95,027	6,681,182
	2015	475,000	750,000	3,094,080		—	163,395	122,945	4,605,420

(1)
The dollar values of restricted stock awards set forth in this column are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 16 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Certain amounts shown in this column relate to restricted stock awards that were tied to the achievement of predetermined corporate and individual goals. Assuming achievement of the highest level of performance, the accounting fair values of the restricted stock awards to Mr. Marcus that will ultimately be recognized as compensation expense are as follows: 2015: $8,566,245; 2016: $9,715,241; and 2017: $7,946,239.

(2)	Amounts consist of the following:

Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	Joel S. Marcus	Stephen A. Richardson	Peter M. Moglia	Dean A. Shigenaga	Thomas J. Andrews
Aggregate change in the actuarial present value of accumulated benefits under the Company’s Pension Plan	$—	$15,559	$13,983	$15,349	$15,505
Above-market or preferential earnings under the DC Plan	1,474,990	5,687	—	—	452,366
Earnings reflected in the table above	$1,474,990	$21,246	$13,983	$15,349	$467,871
Below-market losses under the DC Plan not shown above	$—	$—	$—	$(613)	$—

(3)
The amounts set forth in this column include the Company’s contribution to: (a) NEOs’ employee accounts under the Company’s 401(k) plan and Pension Plan; (b) the Company’s profit-sharing plan and executive profit-sharing plan; (c) life insurance premiums; (d) medical premiums; and (e) disability premiums, as follows:

All Other Compensation ($)	Joel S. Marcus	Stephen A. Richardson	Peter M. Moglia	Dean A. Shigenaga	Thomas J. Andrews
Pension Plan	$—	$100,000	$100,000	$100,000	$100,000
Profit-sharing plan	36,000	36,000	36,000	36,000	36,000
Insurance premiums	210,831	4,998	4,857	7,903	10,027
All other compensation	$246,831	$140,998	$140,857	$143,903	$146,027

(4)	See “Long-Term Incentive Awards Granted in 2017 to Mr. Marcus” on page 68 for additional information.

2018 Proxy Statement	76

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

2017 Grants of Plan-Based Awards Table

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joel S. Marcus	1/11/2017	(1)	N/A	N/A	N/A	N/A	N/A	N/A	24,764	2,714,382
	1/11/2017	(2)	N/A	N/A	N/A	6,191	24,764	38,731	N/A	3,060,000
	1/11/2017	(3)	735,000	1,470,000	2,205,000	N/A	N/A	N/A	N/A	N/A
	3/31/2017	(4)	N/A	N/A	N/A	7,552	18,881	30,210	N/A	1,561,857
Stephen A. Richardson	3/31/2017	(4)	N/A	N/A	N/A	2,000	5,000	8,000	N/A	413,600
	6/30/2017	(5)	N/A	N/A	N/A	N/A	N/A	N/A	36,000	4,336,920
Peter M. Moglia	3/31/2017	(4)	N/A	N/A	N/A	2,000	5,000	8,000	N/A	413,600
	6/30/2017	(5)	N/A	N/A	N/A	N/A	N/A	N/A	36,000	4,336,920
Dean A. Shigenaga	3/31/2017	(4)	N/A	N/A	N/A	2,000	5,000	8,000	N/A	413,600
	6/30/2017	(5)	N/A	N/A	N/A	N/A	N/A	N/A	36,000	4,336,920
Thomas J. Andrews	3/31/2017	(4)	N/A	N/A	N/A	2,000	5,000	8,000	N/A	413,600
	6/30/2017	(5)	N/A	N/A	N/A	N/A	N/A	N/A	36,000	4,336,920

(1)	Represents restricted stock grant related to performance in 2016 subject to time-based vesting over a three-year period.

(2)	Represents restricted stock grant related to performance in 2016 with vesting subject to performance over the three-year period ending December 31, 2019.

(3)	Represents an annual cash incentive bonus tied to achievement of predetermined corporate and individual goals. See “Structure of Cash Incentive Bonus” on page 54 for additional information.

(4)	Represents performance grant. See “Performance-Based Long-Term Incentive Awards Granted in 2017 to All NEOs” on page 72 for additional information.

(5)	Represents restricted stock grant related to performance in 2016 subject to time-based vesting over a four-year period.

The stock awards indicated in the table above were granted under the 1997 Incentive Plan. Holders of Common Stock of the Company, including recipients of the restricted stock awards shown above, are eligible to receive distributions as determined by our Board of Directors. See Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for information on dividends declared on Common Stock.

2018 Proxy Statement	77

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Employment Agreements

The Company has individual employment agreements with Messrs. Marcus, Stephen Richardson, Moglia, Shigenaga, and Andrews.

Mr. Marcus’s 2015 Employment Agreement, as amended, provides that Mr. Marcus will continue to serve as CEO until April 22, 2018, and thereafter as full-time Executive Chairman beginning on April 23, 2018 through December 31, 2019, which term will be extended for additional one-year periods thereafter unless and until the Company or Mr. Marcus provides notice of non-renewal. The 2015 Employment Agreement (i) incorporates the objective annual incentive award individual criteria described under “Mr. Marcus’s 2017 Corporate Goals and Assessment of 2017 Corporate Performance”, (ii) provides for a cash incentive bonus for Mr. Marcus as described above under “Structure of Cash Incentive Bonus” on page 54 and (iii) provides for an annual long-term incentive award in the form of restricted stock as described above under “Long-Term Incentive Awards Granted in 2017 to Mr. Marcus”. The 2015 Employment Agreement also provides for the double-trigger vesting of equity awards granted on or after January 1, 2015, as described below under “Potential Payments upon Termination or Change in Control — Mr. Marcus”. The 2015 Employment Agreement is further described below under “Potential Payments Upon Termination or Change in Control — Mr. Marcus.”

In March 2016, the Company entered into amended and restated executive employment agreements (the “2016 Executive Employment Agreements”) with Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews. The 2016 Executive Employment Agreements amended and restated in their entirety the prior employment agreements between the Company and each of Messrs. Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews. The 2016 Executive Employment Agreements provide for the double-trigger vesting of equity awards granted to each of these executives on or after January 1, 2016, as described below under “Potential Payments upon Termination or Change in Control — Other Named Executive Officers.” The 2016 Executive Employment Agreements also provide for at-will employment, a base salary to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for each officer’s residence location, and eligibility to receive discretionary cash incentive bonuses and periodic equity awards. In March 2018, the Company entered into amended and restated employment agreements (the “2018 Executive Employment Agreements”) with Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews. The 2018 Executive Employment Agreements provide that each executive is employed at-will, with the term of each agreement beginning April 23, 2018 and ending on the date that the agreement is terminated by either party pursuant to the provisions of the applicable agreement.

The 2018 Executive Employment Agreements with Mr. Stephen Richardson and Mr. Moglia reflect their new positions and duties as Co-Chief Executive Officer and Co-Chief Executive Officer and Chief Investment Officer, respectively, and provide that each individual’s annual base salary will be $625,000 effective as of April 23, 2018. In addition, each individual will be eligible to receive an annual cash bonus, 60% of which shall be payable based on the achievement of certain corporate performance criteria, and 40% of which shall be payable based on the achievement of each individual’s performance criteria. The cash bonus payable, if any, will have a threshold amount equal to 75% of each individual’s base salary, a target amount equal to 150% of base salary, and a maximum amount equal to 225% of base salary. Determination and payment of any cash bonus will be based upon the achievement of personal and corporate goals determined by the Compensation Committee. Each individual is also eligible to receive an annual award of restricted stock for each fiscal year of the Company occurring during the term of his agreement, with 50% of any such target award vesting over a three-year period following the grant date based solely on his continued service, and the remaining award vesting on or after the third anniversary of the end of the fiscal year in which the award was made, based on and subject to certain corporate performance criteria over a three-year performance period. These cash incentive bonuses and long-term incentive awards have the same structure as the 2017 Marcus Grant described in “Compensation Discussion and Analysis” above.

The 2018 Executive Employment Agreements with Mr. Shigenaga and Mr. Andrews reflect their new positions and duties as Co-President and Chief Financial Officer and Co-President and Regional Market Director — Greater Boston, respectively, and provide that each individual’s annual base salary will be $595,000 effective as of April 23, 2018. Mr. Shigenaga and Mr. Andrews will continue to be eligible for an annual bonus and periodic equity awards as the Board of Directors may determine.

2018 Proxy Statement	78

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows unvested stock awards assuming a market value of $130.59 per share (the closing market price of the Common Stock on December 31, 2017).

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Joel S. Marcus	236,982	30,947,479
Stephen A. Richardson	93,450	12,203,636
Peter M. Moglia	89,700	11,713,923
Dean A. Shigenaga	97,200	12,693,348
Thomas J. Andrews	97,200	12,693,348

(1)	Represents restricted stock awards granted pursuant to the 1997 Incentive Plan, which are scheduled to vest in the years shown below:

Shares scheduled to vest during the year ended December 31,	Joel S. Marcus	Stephen A. Richardson	Peter M. Moglia	Dean A. Shigenaga	Thomas J. Andrews
2018	120,207	24,750	23,250	26,250	26,250
2019	86,565	34,450	32,950	35,950	35,950
2020	30,210	25,250	24,500	26,000	26,000
2021	—	9,000	9,000	9,000	9,000
Total shares that have not vested	236,982	93,450	89,700	97,200	97,200

2017 Option Exercises(1) and Stock Vested Table

The following table sets forth certain information regarding vesting of restricted stock awards during 2017 for the NEOs.

	Stock Awards(2)

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Joel S. Marcus	129,651	14,449,692
Stephen A. Richardson	23,750	2,856,738
Peter M. Moglia	22,250	2,675,275
Dean A. Shigenaga	27,250	3,276,140
Thomas J. Andrews	26,250	3,157,170

(1)	We have not issued any options since 2002, no options were exercised since 2012, and no options were outstanding as of December 31, 2017.

(2)	Represents restricted stock awards granted pursuant to the 1997 Incentive Plan.

(3)	The “value realized on vesting” represents the number of shares of stock that vested multiplied by the market price of the Common Stock on the vesting date.

2018 Proxy Statement	79

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Pension Benefits Table

The following table discloses the years of credited service of, the actuarial present value of the accumulated benefits for, and payments during the last fiscal year to each NEO under the Pension Plan. For a more detailed description of the Pension Plan, see “Pension Plan.”

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Joel S. Marcus	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	24	—	—
Stephen A. Richardson	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	18	615,852	—
Peter M. Moglia	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	20	563,607	—
Dean A. Shigenaga	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	17	608,878	—
Thomas J. Andrews	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	18	614,063	—

(1)
The present value of the accumulated benefit was calculated by adding (i) the beginning of year value of the hypothetical account balance of each NEO’s account under the Pension Plan, plus (ii) the hypothetical employer contributions accrued to such accounts for the year, plus (iii) interest earned on (i) above, which is equal to the rate for 30-year U.S. Treasury securities for the first month preceding the applicable plan year (December).

2017 Nonqualified Deferred Compensation Table

The following table discloses contributions, earnings, and balances under the nonqualified deferred compensation plan for each of the NEOs.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Joel S. Marcus	679,278	—	1,474,990	—	9,070,287
Stephen A. Richardson	—	—	5,687	(500)	151,249
Peter M. Moglia	—	—	—	—	—
Dean A. Shigenaga	475,000	—	(613)	—	872,277
Thomas J. Andrews	—	—	452,366	(545,646)	2,514,063

(1)	All contributions in this column are also included as compensation to the NEOs in the “Salary” and “Bonus” columns of the “Summary Compensation Table” on page 76 for 2017.

(2)
Aggregate earnings include above-market gains/preferential earnings and below-market losses as shown for each NEO in table under footnote 2 to the “Summary Compensation Table” above. Below-market losses are excluded from the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table.” Advisory fees paid to the plan administrator have been deducted from aggregate earnings reported in this column.

(3)	The following amounts included in this column have been reported as compensation to the NEOs in the Summary Compensation Table for 2016 and 2015 as follows:

	Executive Contributions by Year ($)
Name	2016	2015
Joel S. Marcus	543,575	118,180
Stephen A. Richardson	—	2,249
Peter M. Moglia	—	—
Dean A. Shigenaga	375,000	—
Thomas J. Andrews	—	154,119

2018 Proxy Statement	80

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

The Company has in place the DC Plan, which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees. Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the Securities Act of 1933, (ii) fall within a select group of management or highly compensated employees for purposes of ERISA, and (iii) meet certain other eligibility requirements.

Under the DC Plan, a participant may elect annually to defer up to 70% of the participant’s salary and up to 100% of the participant’s cash incentive bonus, provided that the minimum deferral amount of any cash incentive bonus be $10,000 and the aggregate minimum deferral amount of any salary and cash incentive bonus be $10,000. A participant must make deferral elections during an election period that is prior to the beginning of the plan year in which the related compensation is earned.

Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. The mutual funds, other publicly traded securities, and certain investments designated by the Company for the deemed investment of participants’ accounts under the DC Plan may change from time to time. Participants may change their investment selections prospectively on a daily basis by contacting the advisor associated with the DC Plan.

Except with respect to certain VIP Grandfathered Amounts (defined below), a participant may elect to receive amounts deferred under the DC Plan on a date specified by the participant or upon the termination of such participant’s service with the Company. In the event of a participant’ s termination of service, all vested amounts in the participant’s account under the DC Plan will be distributed in a lump sum upon such termination (or as soon as administratively feasible thereafter), except that the payment of any such amounts that are attributable to deferrals made on or after January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Non-Grandfathered Amounts”), will be subject to a six-month delay following such termination (other than any termination due to death or disability). In addition, if a change in control (as defined under the DC Plan) occurs prior to any such date specified by the participant for distribution or the participant’s termination of service, payment of any vested 409A Non-Grandfathered Amounts will be made in a lump sum as soon as administratively feasible following the change in control.

A participant’s account under the DC Plan may include amounts that were initially deferred under the Company’s 2000 Venture Investment Deferred Compensation Plan (the “VIP”) prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“VIP Grandfathered Amounts”). Any such vested amounts will be distributed to participants upon the occurrence of certain distribution events related to the investments designated by the Company for the deemed investment of such amounts, except that such amounts will continue to be deferred under the DC Plan if the participant made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under the DC Plan following a distribution event and the participant has not terminated employment prior to the distribution event.

With respect to amounts that are attributable to deferrals made under the DC Plan prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Grandfathered Amounts”), other than any VIP Grandfathered Amounts, a participant may elect to receive an early distribution of any such vested amounts if he or she experiences an unforeseeable emergency (as defined in the DC Plan). In addition, a participant may elect to receive an early distribution of any vested 409A Grandfathered Amounts, other than any VIP Grandfathered Amounts, credited to the participant’s account for any reason, provided that the amount distributed will be equal to 90% of the amount elected by the participant and the remaining 10% of the amount elected by the participant will be forfeited by the participant. During 2017, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants.

2018 Proxy Statement	81

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

Potential Payments upon Termination or Change in Control

The discussion and tables below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs of the Company under various termination scenarios or a change in control.

Mr. Marcus

Mr. Marcus’s 2015 Employment Agreement provides that, in the event of a termination by the Company without Cause, by Mr. Marcus for Good Reason, or on account of Mr. Marcus’s death or Permanent Disability (as such terms are defined in the 2015 Employment Agreement), Mr. Marcus will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; (iv) any deferred compensation; (v) a pro rata cash incentive bonus for the portion of the year in which the termination occurs; (vi) a severance payment equal to three times the sum of (1) Mr. Marcus’s base salary plus (2) an amount equal to the average cash incentive bonus paid to Mr. Marcus over the Company’s last three fiscal years preceding the year in which the termination of the employment agreement occurs; (vii) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus enrolls in a plan of another employer under which he is entitled to receive such benefits, and continued life insurance and long-term care coverage for the three-year period following the date of termination; (viii) continuation of the term life insurance, long-term and short-term disability coverage, and executive/premium long-term care policy the Company provides to Mr. Marcus for the three-year period following the date of termination; (ix) payment of full salary in lieu of all accrued but unused vacation; (x) outplacement services for 180 days following the date of termination; (xi) full and immediate vesting of all outstanding and unvested equity or equity-based compensation awards, the vesting of which otherwise depends only upon the passage of time; (xii) to the extent that the applicable personal, corporate, or other performance goals are ultimately satisfied, the vesting of all awards of equity or equity-based compensation, the vesting of which otherwise depends upon the satisfaction of personal, corporate or other performance criteria; (xiii) exercisability of all outstanding stock options for their full terms; (xiv) to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (xv) a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

If Mr. Marcus is terminated by the Company for Cause, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation.

If Mr. Marcus terminates his employment other than for Good Reason, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation. In addition, if the termination by Mr. Marcus other than for Good Reason is on or after attainment of age 71, he will be entitled to receive the following: (i) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus becomes entitled to such benefits through another employer; (ii) payment of full salary in lieu of all accrued but unused vacation; (iii) to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (iv) a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

2018 Proxy Statement	82

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

The 2015 Employment Agreement also provides that, upon a Change in Control (as such term is defined in the agreement) (i) any and all equity or equity-based awards granted before January 1, 2015, the vesting of which depends only upon the passage of time, will vest; (ii) any and all equity or equity-based awards granted before January 1, 2015, the vesting of which depends upon the satisfaction of performance criteria, shall vest in an amount equal to (A) the amount of the award that would have been earned if the target level of performance had been achieved, multiplied by (B) a fraction (x) the numerator of which is the number of days during the performance period on which Mr. Marcus was employed and (y) the denominator of which is the number of days in the performance period, and (iii) any and all options granted before January 1, 2015, will be exercisable for their full terms. The 2015 Employment Agreement provides that accelerated vesting upon a Change in Control will not apply to an award granted on or after January 1, 2015, which is substituted in the event of a Change in Control with an alternative award in respect of stock (i) which is traded on an established U.S. securities market, (ii) which vests on the applicable regularly scheduled vesting date or dates (without regard to performance) of the pre-Change in Control award, or an earlier vesting date or dates, subject only to continued service through such date or dates other than as provided in the 2015 Employment Agreement, (iii) which provides Mr. Marcus with rights, terms, and conditions substantially equivalent to or better than those of the pre-Change in Control award, and (iv) which is the economic equivalent of the pre-Change in Control award, all as further described in the 2015 Employment Agreement. Any such alternative awards will be subject following a Change in Control to the provision of the 2015 Employment Agreement generally applicable upon a termination of employment, i.e., double-trigger vesting upon a severance-qualifying termination.

The 2015 Employment Agreement provides that if payments provided to Mr. Marcus under the 2015 Employment Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Mr. Marcus is entitled to receive (i) an amount limited so that no portion thereof shall be subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable under the employment agreement reduced by the excise tax imposed by Section 4999 of the Code is greater than the Limited Amount, the amount otherwise payable under the employment agreement.

Other Named Executive Officers

The 2016 Executive Employment Agreements and 2018 Executive Employment Agreements with Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews provide that if their employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by the executive), they will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid cash incentive bonus earned through their last day of employment. If the agreement terminates upon the executive’s death or Disability (as defined in the agreement), the Company shall provide the executive (or his beneficiaries or estate, as the case may be) with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary; (ii) accelerated vesting of any unvested equity awards previously granted to the executive; and (iii) a cash incentive bonus equal to the cash incentive bonus amount they earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The 2016 Executive Employment Agreements and 2018 Executive Employment Agreements with Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews provide that if the Company terminates the executive’s employment without Cause or the executive resigns for Good Reason (as defined in the applicable agreement) not in connection with a Change in Control (as defined in the applicable agreement), the executive is entitled to receive severance generally equal to one year of base salary and a cash incentive bonus equal to the cash incentive bonus the executive earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). These agreements further provide that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or the executive terminates the agreement for Good Reason, the executive is entitled to receive severance generally equal to a multiple of the sum of one year of his base salary plus the cash incentive bonus amount he earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The multiple for Messrs. Stephen Richardson, Shigenaga, and Andrews is 2.0x. Under his 2018 Executive Employment Agreement, the multiple for Mr. Moglia will increase from 1.5x to 2.0x. In any of the foregoing cases, all of the executive’s unvested shares of restricted stock in the Company will vest on the last day of employment and the executive will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to the executive for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to the executive for the second, third, and fourth years prior to the year in which the executive’s employment terminates. Notwithstanding anything to the contrary above, upon a Change in Control, any outstanding equity awards held by Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews that were granted prior to January 1, 2016 will become fully vested. As a result of the 2016 Executive Employment Agreements, any outstanding equity awards held by Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews that were granted on or after January 1, 2016, do not automatically become fully vested (and exercisable, if applicable) upon a Change in Control of the Company, but rather only, if upon or within two years of such Change in Control, the Company terminates the individual’s employment without cause or the individual terminates his employment for good reason.

2018 Proxy Statement	83

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

The 2016 Executive Employment Agreements and 2018 Executive Employment Agreements of Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews also provide that if the Company terminates the executive’s employment without Cause, or the executive terminates their employment for Good Reason, the Company will pay the applicable premiums for the executive’s continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his last day of employment with the Company, or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

The table below reflects the amount of compensation and benefits payable to Mr. Marcus under the 2015 Employment Agreement and to each other NEO under his respective 2016 Executive Employment Agreement, in each case pursuant to the 1997 Incentive Plan in the event of each scenario listed in the table below. The amounts shown in the table below assume that the termination was effective as of December 31, 2017. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to the NEO, which are set forth in the “Pension Benefits Table” and “2017 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock as of December 31, 2017. Because the payments to be made to the NEO depend on several factors, the actual amounts to be paid out upon the NEO’s termination of employment can be determined only at the time of his separation from the Company.

Name of Executive Cause of Termination	Cash Severance Payment ($)	Pro-Rata Bonus ($)	Restricted Stock Grants ($)	Acceleration of Equity Awards ($)(1)		Continued Participation in Medical & Dental Benefit Plans ($)	Accrued Vacation ($)	Total ($)
Joel S. Marcus
Without Cause/for Good Reason (CEO)	9,065,797	2,126,813	16,608,409	24,577,830		719,376	248,769	53,346,994
Death or Disability	9,065,797	2,126,813	16,608,409	24,577,830		719,376	248,769	53,346,994
Change in Control	—	—	—	—	(2)	—	—	—
For Cause/other than Good Reason	—	—	—	—		—	248,769	248,769

Stephen A. Richardson
Without Cause/for Good Reason (CIC)	2,850,000	N/A	3,416,160	12,203,636		34,076	4,038	18,507,910
Without Cause/for Good Reason (no CIC)	1,425,000	N/A	3,416,160	12,203,636		34,076	4,038	17,082,910
Death or Disability	1,425,000	N/A	3,416,160	12,203,636		34,076	4,038	17,082,910
Change in Control	—	N/A	—	2,958,952	(2)	—	—	2,958,952
For Cause/other than Good Reason	—	N/A	—	—		—	4,038	4,038

Peter M. Moglia
Without Cause/for Good Reason (CIC)	2,750,000	N/A	3,105,600	11,713,923		33,935	54,519	17,657,977
Without Cause/for Good Reason (no CIC)	1,375,000	N/A	3,105,600	11,713,923		33,935	54,519	16,282,977
Death or Disability	1,375,000	N/A	3,105,600	11,713,923		33,935	54,519	16,282,977
Change in Control	—	N/A	—	2,763,067	(2)	—	—	2,763,067
For Cause/other than Good Reason	—	N/A	—	—		—	54,519	54,519

Dean A. Shigenaga
Without Cause/for Good Reason (CIC)	3,080,000	N/A	3,726,720	12,693,348		37,137	50,481	19,587,686
Without Cause/for Good Reason (no CIC)	1,475,000	N/A	3,726,720	12,693,348		37,137	50,481	17,982,686
Death or Disability	1,475,000	N/A	3,726,720	12,693,348		37,137	50,481	17,982,686
Change in Control	—	N/A	—	3,154,837	(2)	—	—	3,154,837
For Cause/other than Good Reason	—	N/A	—	—		—	50,481	50,481

Thomas J. Andrews
Without Cause/for Good Reason (CIC)	2,950,000	N/A	3,726,720	12,693,348		42,219	40,385	19,452,672
Without Cause/for Good Reason (no CIC)	1,475,000	N/A	3,726,720	12,693,348		42,219	40,385	17,977,672
Death or Disability	1,475,000	N/A	3,726,720	12,693,348		42,219	40,385	17,977,672
Change in Control	—	N/A	—	3,154,837	(2)	—	—	3,154,837
For Cause/other than Good Reason	—	N/A	—	—		—	40,385	40,385

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the Common Stock of $130.59 per share on December 31, 2017, that would vest on an accelerated basis upon the occurrence of certain events. Includes acceleration of vesting for performance-based awards assuming target performance was achieved on the assumed date of termination on December 31, 2017. As of December 31, 2017, none of the executives held stock options.

(2)
Mr. Marcus’s 2015 Employment Agreement provides for the double-trigger vesting of equity awards granted on or after January 1, 2015, as described above under “Potential Payments upon Termination or Change in Control — Mr. Marcus.” The 2016 Executive Employment Agreements provide for the double-trigger vesting of equity awards granted to Messrs. Stephen Richardson, Moglia, Shigenaga, and Andrews on or after January 1, 2016, as described above under “Potential Payments upon Termination or Change in Control — Other Named Executive Officers.”

2018 Proxy Statement	84

CEO Pay Ratio

Under SEC rules, we are required to calculate and disclose the total annual compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (“CEO Pay Ratio”). Set forth below is a description of the methodology, including material assumptions, adjustments and estimates, we used to identify the median employee for purposes of calculating the CEO Pay Ratio:

•
We identified the median employee using our employee population on December 31, 2017. As of December 31, 2017, we had a total population of 323 employees, including full-time, part-time and temporary employees. From this full population, we excluded our CEO, four employees located in China, and one employee located in India and arrived at a population consisting of 317 employees, from which we identified the median total compensation of all employees other than the CEO.

•
We identified the median employee by considering the following three elements of compensation, which were annualized for permanent employees (full-time and part-time) hired after January 1, 2017: base salary and discretionary bonus earned in 2017, and equity awards granted in 2017 (at the grant date fair value).

Using the methodology described above, we selected the median of our employee population. For fiscal 2017, the median of the annual total compensation of our employees (other than our CEO) was $142,000 and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $12,243,060. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees other than the CEO was 86 to 1.

The CEO Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Neither the Compensation Committee nor our management used our CEO Pay Ratio measure in making compensation decisions.

2018 Proxy Statement	85

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (continued)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of Common Stock as of March 29, 2018, by (i) each of the Company’s directors, (ii) each of the Company’s executive officers, (iii) all directors and executive officers as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company’s directors, NEOs, and principal stockholders. Except as otherwise indicated, the Company believes, based on such information, that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)
	Number	Percent
Named Executive Officers and Directors
Joel S. Marcus(3)	669,755	*
Stephen A. Richardson	133,972	*
Peter M. Moglia	124,117	*
Dean A. Shigenaga	134,064	*
Thomas J. Andrews(4)	145,916	*
Steven R. Hash(5)	7,546	*
John L. Atkins, III	18,860	*
James P. Cain	3,490	*
Maria C. Freire, Ph.D.	6,344	*
Richard H. Klein	10,810	*
James H. Richardson(6)	56,000	*
Michael A. Woronoff(7)	1,400	*
Executive officers and directors as a group (13 persons)	1,436,974	1.41%
Five Percent Stockholders
The Vanguard Group, Inc.(8)	16,753,069	16.39%
BlackRock, Inc.(9)	10,163,374	9.94%
State Street Corporation(10)	5,295,396	5.18%

*	less than 1%.

(1)	Unless otherwise indicated, the business address of each beneficial owner is c/o Alexandria Real Estate Equities, Inc., 385 East. Colorado Boulevard, Suite 299, Pasadena, California 91101.

(2)
Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 29, 2018. Percentage ownership is based on 102,199,982 shares of Common Stock outstanding on March 29, 2018.

(3)	All shares are held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the trustee.

(4)	All shares are held by the Gilman Andrews Revocable Living Trust, of which Mr. Andrews is a trustee and beneficiary.

(5)
As of March 29, 2018, Mr. Hash also held 1,913 phantom stock units of the Company’s Deferred Compensation Plan for Directors, which did not give the right to acquire beneficial ownership of the Company's common stock within 60 days after March 29, 2018, and therefore were not included in the number of shares beneficially owned by Mr. Hash.

(6)
Includes 56,000 shares held by James Harold Richardson IV and Kimberly Paulson Richardson, trustees, or their successors in interest, of the Richardson Family Trust dated June 27, 1991, as may be amended and restated, of which Mr. James Richardson is a trustee.

(7)
All 1,400 shares are held by The Michael and Julianne Woronoff Family Trust, of which Mr. Woronoff is the trustee. In addition, as of March 29, 2018, Mr. Woronoff held 1,152 phantom stock units of the Company’s Deferred Compensation Plan for Directors, which did not give the right to acquire beneficial ownership of the Company's common stock within 60 days after March 29, 2018, and therefore were not included in the number of shares beneficially owned by Mr. Woronoff.

(8)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2018, by the Vanguard Group, Inc. (“Vanguard”). Address: 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to the Schedule 13G/A, Vanguard has sole and shared voting power over 245,163 and 138,454 shares, respectively. Vanguard has sole and shared dispositive power over 16,484,106 and 268,963 shares, respectively. The Vanguard Specialized Funds–Vanguard REIT Index Fund (the “Vanguard REIT Index Fund”) also filed a Schedule 13G/A with the Securities and Exchange Commission on February 2, 2018, reporting beneficial ownership of 6,303,683 shares and sole voting power over those shares. According to the Schedule 13G/A filed by the Vanguard REIT Index Fund, the address of Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has confirmed that the 6,303,683 shares reported as beneficially owned by the Vanguard REIT Index Fund as of December 31, 2017, in its Schedule 13G/A are included in the 16,753,069 shares reported as beneficially owned by Vanguard in its Schedule 13G/A.

(9)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 19, 2018, by BlackRock, Inc. Address: 55 East 52nd Street, New York, New York 10055. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 9,275,692 shares and sole dispositive power over 10,163,374 shares.

(10)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2018, by State Street Corporation. Address: One Lincoln Street, Boston, Massachusetts 02111. According to the Schedule 13G/A, State Street Corporation has shared voting power over 5,295,396 shares and shared dispositive power over 5,295,396 shares.

2018 Proxy Statement	86

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and beneficial owners of more than 10% of any class of equity securities of the Company to file reports of that ownership, and changes in that ownership, with the SEC, the NYSE, and the Company. Based solely on the Company’s review of copies of such forms received by it and written representations from certain reporting persons, the Company believes that all such SEC filing requirements were timely met, with the exception of one report on behalf of Director James P. Cain, with respect to the acquisition of 100 shares of Common Stock on June 2, 2017, which was due on June 6, 2017, but was filed on July 5, 2017; and one report on behalf of our executive officer Daniel J. Ryan, disclosing the sale of 5,000 shares of Common Stock on December 19, 2017, which was due on December 21, 2017, but was filed on December 26, 2017.

2018 Proxy Statement	87

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to be the Company’s independent registered public accountants for the year ending December 31, 2018. Ernst & Young LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

Before appointing Ernst & Young LLP, the Audit Committee carefully considered Ernst & Young LLP’s qualifications, including the firm’s performance as independent registered public accountants for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Ernst & Young LLP’s provision of non-audit services to the Company was compatible with that firm’s independence from the Company.

Stockholders will be asked at the annual meeting to vote upon the ratification of the appointment of Ernst & Young LLP. If the stockholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the 2018 fiscal year if it concludes that such a change would be in the best interests of the Company. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Ernst & Young LLP.

Fees Billed by Independent Registered Public Accountants

The Securities and Exchange Commission requires disclosure of the fees billed by the Company’s independent registered public accountants for certain services. All audit and non-audit services were preapproved by the Audit Committee. The following table sets forth the aggregate fees billed by Ernst & Young LLP during the fiscal years ended December 31, 2017 and 2016:

Description	2017	2016
Audit Fees	$1,579,500	$1,242,000
Audit-Related Fees	—	—
Tax Fees	889,704	1,297,984
All Other Fees	3,000	3,000
Total	$2,472,204	$2,542,984

Audit fees include amounts billed to the Company related to the audit of the Company’s consolidated financial statements, the review of the Company’s quarterly financial statements, and other services provided in connection with statutory and regulatory filings. Audit fees for 2017 also include fees related to our (i) issuance of long-term unsecured senior notes payable aggregating $1.03 billion, (ii) sales of Common Stock under our ATM common stock program, and (iii) sales of Common Stock under forward equity sales agreements. Tax fees in 2017 represent tax return preparation and compliance services. All other fees include amounts related to our subscription to Ernst & Young LLP’s technical research database.

Audit fees for 2016 include fees related to our (i) issuance of long-term unsecured senior notes payable aggregating $350 million, (ii) sales of Common Stock under our ATM common stock program, and (iii) sales of Common Stock under forward equity sales agreements. The aggregate fees billed by Ernst & Young in 2016 consisted of $1,242,000 of audit fees and $1,300,984 of tax compliance and all other non-audit fees. Tax fees for 2016 included the compliance fees related to our strategic decision to sell our real estate investments in Asia. Excluding these non-recurring fees related to tax compliance work in Asia, 2016 tax compliance and other fees would have been $966,944, meaningfully less than audit fees.

Audit Committee Preapproval Policy

The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Ernst & Young LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its preapproval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

2018 Proxy Statement	88

PROPOSAL 4 — REGISTERED PUBLIC ACCOUNTANTS (continued)

Required Vote and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018.

The Board of Directors unanimously recommends a vote FOR Proposal 4.

2018 Proxy Statement	89

OTHER INFORMATION

Annual Report on Form 10-K and Financial Statements and Committee and Corporate Governance Materials of the Company

Copies of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017, including the Company’s consolidated financial statements and schedules, will be mailed to interested stockholders, without charge, upon written request. Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, will be provided upon written request and payment to the Company for the cost of preparing and distributing those materials. Written requests should be sent to Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101, Attention: Investor Relations. The current charters of the Board of Directors’ Audit, Compensation, and Nominating & Governance Committees, along with the Company’s Corporate Governance Guidelines and Business Integrity Policy and Procedures for Reporting Non-Compliance (“Business Integrity Policy”), are available on the Company’s website at www.are.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on Tuesday, May 22, 2018

The Notice of Annual Meeting of Stockholders and Proxy Statement, the form of proxy card, the Company’s 2017 Annual Report to Stockholders, and directions on how to attend the annual meeting and vote in person or by proxy are available at www.are.com/proxy.

Stockholder Proposals and Director Nominations for the Company’s 2019 Annual Meeting

Stockholder proposals that are submitted for possible inclusion in the Company’s proxy statement for the Company’s 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than 5:00 p.m. Pacific time on December 21, 2018, in order to be considered for inclusion in the Company’s proxy materials for that annual meeting.

If a stockholder (or a group of up to 20 stockholders) that has owned at least three percent of our shares continuously for at least three years and has complied with the other requirements set forth in in our Bylaws wants us to include director nominees in our proxy statement for the 2019 Annual Meeting of Stockholders, the nominations must be received by the Secretary of the Company and must arrive at the Company in a timely manner, between 120 and 150 days prior to the anniversary of this year’s Proxy Statement, or not earlier than November 21, 2018 and not later than 5:00 p.m. Pacific time on December 21, 2018.

In addition, if a stockholder would like to nominate someone for election as director of the Company or present business at an annual meeting of stockholders that is not to be included in our proxy statement, the stockholder must comply with the advance notice and other requirements set forth in the Company’s Bylaws to be eligible to be presented at an annual meeting. These requirements currently include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the 2019 Annual Meeting of Stockholders is advanced or delayed more than 30 days from the first anniversary of the date of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 days and not more than 150 days prior to the first anniversary of the date of this year’s Proxy Statement, or not earlier than November 21, 2018, and not later than 5:00 p.m. Pacific Time on December 21, 2018.

2018 Proxy Statement	90

OTHER INFORMATION (continued)

Communicating with the Board

The Board of Directors has designated Steven R. Hash, the Lead Director of the Board of Directors, as the contact person for communications between the Company’s stockholders and other interested parties, on the one hand, and the Board of Directors or the independent directors as a group, on the other hand. Stockholders and other parties interested in communicating with the Board of Directors or with the independent directors of the Company may do so by writing to Steven R. Hash, Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101.

Other Information

Proxy authorizations submitted via telephone or the Internet must be received by 11:59 p.m. (Eastern Daylight Time) on May 21, 2018. To authorize a proxy via telephone or the Internet, please read the instructions on the enclosed proxy card. Costs associated with electronic access, such as from access providers or telephone companies, will be borne by the stockholder. Submission of a proxy, or a failure to submit a proxy by the above deadline, will not prevent you from voting in person at the 2018 Annual Meeting of Stockholders so long as you are a record holder of shares of Common Stock or bring a “legal proxy” with you for shares owned beneficially by you in street name through a broker or other nominee.

Other Matters

The Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournments or postponements thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named in the proxy cards.

By Order of the Board of Directors

Jennifer J. Banks Secretary
Pasadena, California
April 20, 2018

2018 Proxy Statement	91

Appendix I

ALEXANDRIA REAL ESTATE EQUITIES, INC.
AMENDED AND RESTATED
1997 STOCK AWARD AND INCENTIVE PLAN

i

	6.3	SARs	7
	6.4	Restricted Stock	8
	6.5	Stock Awards in Lieu of Cash Awards	8
	6.6	Other Stock-Based or Cash-Based Awards	9
	6.7	Change in Service Capacity and Leaves of Absence	10
7	Change of Control Provisions.		10
	7.1	Change of Control	10
	7.2	Involuntary Termination	10
8	General Provisions.		10
	8.1	Effective Date; Approval by Stockholders	10
	8.2	Nontransferability	10
	8.3	Use of Proceeds from Sales of Stock	10
	8.4	Corporate Action Constituting Grant of Awards	11
	8.5	No Right to Continued Employment, etc.	11
	8.6	Taxes	11
	8.7	Amendment and Termination of the Plan	11
	8.8	No Rights to Awards; No Stockholder Rights	11
	8.9	Unfunded Status of Awards	11
	8.10	No Fractional Shares	11
	8.11	Securities Law Compliance	11
	8.12	Investment Assurances	11
	8.13	Electronic Delivery	12
	8.14	Deferrals	12
	8.15	Compliance with Section 409A of the Code	12
	8.16	Governing Law	12

ii

ALEXANDRIA REAL ESTATE EQUITIES, INC.

AMENDED AND RESTATED
1997 STOCK AWARD AND INCENTIVE PLAN
Amendment and Restatement Adopted by Board of Directors: March 23, 2018
[Amendment and Restatement Approved by Stockholders: May 22, 2018]
1.    Purpose; Types of Awards; Construction; Section 162(m) Transition Relief.
The purpose of the Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan (the “Plan”) is to afford an incentive to selected officers, employees, and independent contractors (including non-employee directors) of Alexandria Real Estate Equities, Inc. (the “Company”), or any Subsidiary or Affiliate that now exists or hereafter is organized or acquired, to acquire a proprietary interest in the Company, to continue as employees or independent contractors (including non-employee directors), as the case may be, to increase their efforts on behalf of the Company, and to promote the success of the Company’s business. Pursuant to Section 6 of the Plan, there may be granted Options, Stock Appreciation Rights, Restricted Stock, Other Stock-Based Awards, and Other Cash-Based Awards. The Plan is designed to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code and the conditions for exemption from short-swing profit recovery rules under Rule 16b-3 of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof.
Notwithstanding the foregoing or anything in the Plan to the contrary, any provision in the Plan that refers to “performance-based compensation” under Section 162(m) of the Code will only apply to any Award that is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act (the “TCJA”) for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date, as determined by the Board, in its sole discretion, in accordance with the TCJA and any applicable guidance, rulings or regulations issued by the U.S. Department of the Treasury, the Internal Revenue Service or any other governmental authority.
2.    Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
2.1    “Affiliate” means, at the time of determination, any entity if, at the time of determination, (i) the Company, directly or indirectly, owns at least fifty percent (50%) of the combined voting power of all classes of stock of such entity or at least fifty percent (50%) of the ownership interests in such entity or (ii) such entity, directly or indirectly, owns at least fifty percent (50%) of the combined voting power of all classes of stock of the Company. The Board or Committee shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.
2.2    “Award” means any Option, SAR, Restricted Stock, Other Stock-Based Award, or Other Cash-Based Award granted under the Plan.
2.3    “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.
2.4    “Beneficiary” means the person, persons, trust, or trusts that have been designated by a Grantee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon his or her death, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits.
2.5    “Board” means the Board of Directors of the Company.
2.6    “Cause” will have the meaning ascribed to such term in any written agreement between the Grantee and the Company, a Subsidiary or an Affiliate defining such term. In the absence of such agreement, such term means, with respect to a Grantee, the occurrence of any of the following events: (i) the Grantee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the Grantee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company, a Subsidiary or an Affiliate; (iii) the Grantee’s intentional, material violation of any contract or agreement between the Grantee and the Company, a Subsidiary or an Affiliate or of any statutory duty owed to the Company, a Subsidiary or an Affiliate; (iv) the Grantee’s unauthorized use or disclosure of any confidential information or trade secrets of the Company, a Subsidiary or an Affiliate; or (v) the Grantee’s gross misconduct. As to a Grantee who does not have a written agreement described in the first sentence of this definition, the determination that a termination of a Grantee’s service with the Company, a Subsidiary or an Affiliate is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that a Grantee’s service with the Company, a Subsidiary or an Affiliate was terminated with or without Cause for purposes of any outstanding Awards held by the Grantee will have no effect upon any determination of the rights or obligations of the Company, Subsidiary or Affiliate or the Grantee for any other purpose.
2.7    “Change of Control” shall mean the occurrence of any of the following events:
(a)    Any Person (as such term is used in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(b)    The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved or recommended; or
(c)    There is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation in which the stockholders of the Company immediately prior to such merger or consolidation, continue to own, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company (or the surviving entity or any parent thereof) outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the Company immediately prior to such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(d)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
2.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance promulgated thereunder.
2.9    “Committee” means the Board or the committee designated or established by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions of Rule 16b-3 and may satisfy the provisions of Section 162(m)(4)(C)(i) of the Code.
2.10    “Company” means Alexandria Real Estate Equities, Inc., a corporation organized under the laws of the State of Maryland, or any successor corporation.
2.11    “Disability” means, with respect to a Grantee, the inability of such Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.
2.12    “Effective Date” means the effective date of this Plan document, which is March 23, 2018.
2.13    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings, and cases.
2.14    “Fair Market Value” means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded on the date the Award is granted (or if the Stock is not traded on the exchange on the date the Award is granted, the closing sales price per share of Stock for the last preceding date on which there was a sale of such Stock on such exchange), or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and ask prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine in good faith and in a manner that complies with Section 409A of the Code.
2.15    “Good Reason” will have the meaning ascribed to such term in any written agreement between the Grantee and the Company, a Subsidiary or an Affiliate defining such term. In the absence of such agreement, such term means, with respect to a Grantee, the occurrence of any of the following: (i) a material reduction in the Grantee’s base compensation; (ii) a material reduction in the Grantee’s authority, duties, or responsibilities; (iii) a relocation of the Grantee’s principal place of employment that increases the Grantee’s one-way commute by more than thirty-five (35) miles, except for required travel on the Company’s, Subsidiary’s or Affiliate’s business to an extent substantially consistent with the Grantee’s business travel obligations immediately prior to a Change of Control; or (iv) any other action or inaction that constitutes a material breach by the Company, Subsidiary or Affiliate of the Grantee’s employment or other service agreement with the Company, Subsidiary or Affiliate; provided, however, that in order to qualify as a resignation for Good Reason, (x) the Grantee must provide written notice to the Company of the existence of any of the foregoing conditions that forms the basis for such resignation within ninety (90) days following its initial existence, (y) the Company must fail to remedy such condition within thirty (30) days following such notice, and (z) the Grantee’s termination of service with the Company, Subsidiary or Affiliate must occur within sixty (60) days following the Company’s failure to remedy such condition (and in no event later than one hundred eighty (180) days following the initial existence of such condition).
2.16    “Grantee” means a person who, as an employee or independent contractor of the Company, a Subsidiary, or an Affiliate, has been granted an Award under the Plan, or if applicable, such other person who holds an outstanding Award under the Plan.
2.17    “Involuntary Termination” means a termination of a Grantee’s service with the Company, a Subsidiary or an Affiliate as a result of either (i) a termination by the Company, Subsidiary or Affiliate without Cause and other than as a result of the Grantee’s death or Disability or (ii) the Grantee’s resignation for Good Reason.
2.18    “Non-Employee Director” means any director who is not an employee of the Company or any of its subsidiaries or affiliates. For purposes of this Plan, such non-employee director shall be treated as an independent contractor.
2.19    “Option” means a right, granted to a Grantee under Section 6.2, to purchase shares of Stock. Options shall be nonstatutory stock options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code.
2.20    “Other Cash-Based Award” means cash awarded to a Grantee under Section 6.6, including cash awarded as a bonus or upon the attainment of specified performance objectives or otherwise as permitted under the Plan.
2.21    “Other Stock-Based Award” means a right or other interest granted to a Grantee under Section 6.6 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including, but not limited to (1) unrestricted Stock awarded as a bonus or upon the attainment of specified performance objectives or otherwise as permitted under the Plan and (2) a right granted to a Grantee to acquire Stock from the Company for cash.

2.22    “Plan” means this Alexandria Real Estate Equities, Inc. Amended and Restated 1997 Stock Award and Incentive Plan, as amended from time to time.
2.23    “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6.4 that may be subject to certain restrictions and to a risk of forfeiture.
2.24    “Retirement” means the termination of a Grantee’s service with the Company or a Subsidiary or Affiliate by retirement, as determined in accordance with the Company’s then current employment policies and guidelines.
2.25    “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.
2.26    “Securities Act” means the Securities Act of 1933, as amended from time to time, and as now or hereafter construed, interpreted, and applied by the regulations, rulings, and cases.
2.27    “Stock” means shares of the Common Stock, par value $.01 per share, of the Company.
2.28    “Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6.3, to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock, or property as specified in the Award or determined by the Committee.
2.29    “Subsidiary” means, at the time of determination, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of determination, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The Board or Committee shall have the authority to determine the time or times at which “Subsidiary” status is determined within the foregoing definition.
3.    Administration.
The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, the authority (i) to grant Awards; (ii) to determine the persons to whom and the time or times at which Awards shall be granted; (iii) to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate, and the terms, conditions, restrictions, and performance criteria relating to any Award; (iv) to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; (v) to make adjustments in the terms and conditions of Awards in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that any such adjustments with respect to any Awards subject to the attainment of performance objectives shall be subject to Section 6.6(b); (vi) to designate Affiliates; (vii) to construe and interpret the Plan and any Award; (viii) to prescribe, amend, and rescind rules and regulations relating to the Plan; (ix) to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); (x) to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in an Award Agreement stating the time at which it may first be exercised or the time during which it will vest; provided, however, that the exercisability or vesting of any Award may only be accelerated in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided further, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding acceleration limitations; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.
The Committee may appoint a chair and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan; provided, however, that any Award granted to a Non-Employee Director shall be granted by the Committee, without any such delegation. All decisions, determinations, and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Subsidiary, Affiliate, or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
Notwithstanding any provision of the Plan to the contrary, neither the Board nor the Committee shall have the authority to take any of the following actions, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event: (i) the reduction of the exercise price of any outstanding Option or Stock Appreciation Right under the Plan; (ii) the cancellation of any outstanding Option or Stock Appreciation Right under the Plan and the grant in substitution therefor of (1) a new Option or Stock Appreciation Right under the Plan or another equity plan of the Company covering the same or a different number of shares of Stock, (2) Restricted Stock (including a stock bonus), (3) an Other Stock-Based or Cash-Based Award, (4) cash, and/or (5) other valuable consideration (as determined by the Board, in its sole discretion); or (iii) any other action that is treated as a repricing under generally accepted accounting principles.
4.    Eligibility.
Subject to the provisions set forth below, Awards may be granted to selected employees, officers, and independent contractors (including Non-Employee Directors) of the Company and its present or future Subsidiaries and Affiliates, in the discretion of the Committee. In determining the persons to whom Awards shall be granted and the type (including the number of shares to be covered) of any Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.
5.    Stock Subject to the Plan.
5.1    Share Reserve.
(a)    Subject to adjustment as provided herein, the maximum number of shares of Stock that may be issued pursuant to Awards granted under the Plan on or after March 23, 2018 shall be 4,396,710 shares, which number is the sum of (i) 3,000,000 shares that will be available for issuance as of March 23, 2018 and (ii) 1,396,710 shares subject to Awards outstanding under the Plan as of March 23, 2018 which become available for issuance pursuant to the terms of Section 5.1(b) or 5.2(a), as such shares, if any, become available for issuance from time to time. For clarity, the share reserve in this Section 5.1(a) is a limitation on the number of shares of Stock that may be issued pursuant to the Plan in respect of Awards granted on or after March 23, 2018 and does not limit the number of Awards that may be granted. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Shares of Stock may be issued in connection with a merger or acquisition as permitted by NYSE Listed Company Manual Section 303A.08 or, if applicable, NASDAQ Listing Rule 5635(c), AMEX Company Guide Section 711, or other applicable stock exchange rules, and such issuance shall not reduce the number of shares of Stock available for issuance under the Plan.
(b)    If an Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Award having been issued or (ii) is settled in cash (i.e., the holder receives cash rather than stock), such expiration, termination, or settlement shall not reduce (or otherwise offset) the number of shares of Stock that may be available for issuance under the Plan. Notwithstanding the foregoing, in the case of forfeiture, cancellation, exchange, or surrender of shares of Restricted Stock with respect to which dividends have been paid or accrued, the number of shares with respect to such Awards shall not be available again for Awards hereunder unless, in the case of shares with respect to which dividends were accrued but unpaid, such dividends are also forfeited, canceled, exchanged, or surrendered. Upon the exercise of any Award granted in tandem with any other Awards or awards, such related Awards or awards shall be canceled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.
5.2    Reversion of Shares to the Share Reserve.
(a)    Shares Available For Subsequent Issuance. If any shares of Stock issued pursuant to an Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Grantee, then the shares that are forfeited shall revert to and again become available for issuance under the Plan. To the extent there was or is issued a share of Stock underlying an Award, other than an Option or Stock Appreciation Right, and in each case such share (i) is subject to an Award that expires or terminates for any reason prior to exercise or settlement, (ii) is forfeited because of the failure to meet a contingency or condition required to vest such share, or (iii) is reacquired or withheld (or not issued) to satisfy a tax withholding obligation in connection with the Award, then such share shall revert to and again become available for issuance under the Plan. Also, each share reacquired by the Company pursuant to Section 8.6 in connection with Restricted Stock or an Other Stock-Based Award shall again become available for issuance under the Plan.
(b)    Shares Not Available For Subsequent Issuance. If any shares of Stock subject to an Award are not delivered to a Grantee because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”), the number of shares that are not delivered to the Grantee shall no longer be available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 8.6 upon the exercise of an Option or Stock Appreciation Right, or as consideration for the exercise of an Option or Stock Appreciation Right, shall no longer be available for issuance under the Plan. In the event that a Stock Appreciation Right is settled in shares of Stock, the gross number of shares of Stock subject to the Stock Appreciation Right shall no longer be available for issuance under the Plan. Any shares of Stock repurchased by the Company on the open market with the proceeds of the exercise price of an Option or Stock Appreciation Right shall not become available for issuance under the Plan.
5.3    Section 162(m) Limitation on Annual Grants. Subject to adjustment as provided in Section 5.4, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of 500,000 shares of Stock subject to Options, Stock Appreciation Rights, and Other Stock-Based Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Award is granted may be granted to any Grantee during any calendar year. Notwithstanding the foregoing, if any additional Options, Stock Appreciation Rights, Stock, or Other Stock-Based Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred (100% percent) of the Fair Market Value on the date the Award are granted to any Grantee during any calendar year, compensation attributable to the exercise of such additional Awards shall not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Awards are approved by the Company’s stockholders. No “covered employee” within the meaning of Section 162(m) of the Code shall receive Other Stock-Based Awards or Other Cash-Based Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code pursuant to Section 6.6 that represents a maximum number of shares in excess of 500,000 shares or that has a maximum value that may be paid to the Grantee in excess of $7,500,000, respectively, in a single calendar year.
5.4    Adjustments. In the event that the Committee shall determine that any change that is made in, or other events that occur with respect to, the shares of Stock subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company, through stock dividend, dividend in property other than cash, liquidating dividend, recapitalization, reincorporation, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, change in corporate structure, or other similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised), affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall appropriately and proportionately adjust, in its sole discretion (a) the class(es) and maximum number of securities subject to the Plan pursuant to Section 5.1, (b) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 5.3, (c) the class(es) and number of securities issued or issuable in respect of outstanding Awards, and (d) the exercise price, grant price, or purchase price relating to any Award. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as an event permitting adjustment as provided herein.
5.5    Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual solely for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed $600,000 in total value, calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes.
6.    Specific Terms of Awards.
6.1    General. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company, a Subsidiary, or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.
6.2    Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:
(a)    Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided that, such exercise price shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant of such Option. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of a share of Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. The exercise price for Stock subject to an Option may be paid in cash, check, bank draft, or money order payable to the Company, or, subject to the approval of the Committee, by delivery to the Company (either by actual delivery or attestation) of Stock previously owned by the Grantee, or a combination of Stock and cash, check, bank draft, or money order, in an amount having a combined value equal to such exercise price. Subject to the approval of the Committee, a Grantee may pay all or a portion of the aggregate exercise price of an Option (i) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Grantee to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Grantee as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; (ii) pursuant to a program developed under 12 C.F.R. § 220 or any successor thereof (“Regulation T”) as promulgated by the Federal Reserve Board that, prior to the issuance of the Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; or (iii) in any other form of legal consideration that may be acceptable to the Committee.
(b)    Term and Exercisability of Options. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement. The Committee shall have the authority to accelerate the exercisability or vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate; provided, however, that such exercisability and vesting may only be accelerated in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided further, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding acceleration limitations. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.
(c)    Termination of Employment, etc. An Option may not be exercised unless the Grantee is then in the employ of, or then maintains an independent contractor relationship with, the Company, Subsidiary, or an Affiliate (or a company, a parent, or Subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies); provided that, the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations, to a date not later than the expiration date of such Option.
(d)    Non-Exempt Employees. No Option, whether or not vested, granted to an employee of the Company, Subsidiary, or an Affiliate, who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Stock until at least six months following the date of grant of the Option. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Grantee’s death or Disability, (ii) upon a Change of Control, or (iv) upon the Grantee’s Retirement, any such vested Options may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.
(e)    Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.
6.3    SARs. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:
(a)    In General. SARs shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement. An SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the grant price of the SAR (which shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant of such SAR).
(b)    Tandem Arrangements. An SAR granted in tandem with an Option may be granted at the time of grant of the related Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable.

6.4    Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:
(a)    Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Such restrictions may include factors relating to the increase in the value of the Stock or to individual or Company performance such as the attainment of certain specified individual or Company-wide performance goals or earnings per share. Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any such restrictions which may lapse on the basis of a Grantee’s service with the Company, a Subsidiary, or Affiliate shall not lapse any more rapidly than pro rata over a three (3) year period, and any such restrictions which may lapse on the basis of factors such as an increase in the value of the Stock or individual or Company performance shall not lapse any earlier than one (1) year following the date of grant of the Restricted Stock, and (ii) the lapsing of any such restrictions may be accelerated only in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding vesting or acceleration limitations. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.
(b)    Consideration. Restricted Stock may be awarded in consideration for (A) cash, check, bank draft, or money order payable to the Company, (B) past services to the Company, a Subsidiary, or Affiliate, or (C) any other form of legal consideration that may be acceptable to the Committee, in its sole discretion, and permissible under applicable law.
(c)    Termination of Employment. Upon termination of employment with or service to the Company and any Subsidiary or Affiliate, or upon termination of the independent contractor relationship, as the case may be, during the applicable restriction period, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Restricted Stock and any accrued but unpaid dividends that are at that time subject to the same restrictions as apply to the shares of Restricted Stock to which they relate; provided that, the Committee may provide, by rule or regulation, or in any Award Agreement, or may determine in any individual case, that restrictions, forfeiture conditions or repurchase rights relating to Restricted Stock will be waived in whole or in part in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control.
(d)    Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall have discretion to retain physical possession of the certificate.
(e)    Dividends. Except as provided otherwise in any Award Agreement, dividends paid on Restricted Stock shall either be paid at the dividend payment date, or be deferred for payment to such date as determined by the Committee, in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Except as provided otherwise in any Award Agreement, Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.
6.5    Stock Awards in Lieu of Cash Awards. The Committee is authorized to grant Stock to Grantees as a bonus, or to grant other Awards, in lieu of Company commitments to pay cash under other plans or compensatory arrangements. Stock or Awards granted hereunder shall have such other terms as shall be determined by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any Stock or Award granted hereunder which vests on the basis of a Grantee’s service with the Company, a Subsidiary, or Affiliate shall not vest any more rapidly than pro rata vesting over a three (3) year period, and any Stock or Award granted hereunder which vests on the basis of performance shall provide for a performance period of at least one (1) year, and (ii) vesting may be accelerated only in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided, however, that (i) up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding vesting or acceleration limitations, and (ii) any Stock or Award granted hereunder that is granted in lieu of compensation that has been earned by the Grantee and that is otherwise payable in cash shall not be subject to the preceding vesting limitations.

6.6    Other Stock-Based or Cash-Based Awards.
(a)    In General. The Committee is authorized to grant to Grantees Other Stock-Based Awards or Other Cash-Based Awards alone or in addition to any other Award under the Plan, as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon performance of the Company or any other factors designated by the Committee, or valued by reference to the performance of specified Subsidiaries or Affiliates. Notwithstanding the foregoing or any other provision of the Plan to the contrary, (i) any Other Stock-Based Award which vests on the basis of a Grantee’s service with the Company, a Subsidiary, or Affiliate shall not vest any more rapidly than pro rata vesting over a three (3) year period, and any Other Stock-Based Award which vests on the basis of performance shall provide for a performance period of at least one (1) year, and (ii) vesting may be accelerated only in the event of a Grantee’s death, Disability or Retirement, or upon a Change of Control; provided, however, that up to 10% of the total number of shares reserved for issuance under the Plan pursuant to Section 5 may be subject to Awards granted after the Effective Date which do not meet the preceding vesting or acceleration limitations. Subject to subsection (b) below, the Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter.
(b)    Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code, with respect to any Other Stock-Based or Other Cash-Based Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, (i) the Committee shall establish the performance objectives applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the performance period over which the attainment of the performance objectives will be measured or (b) the date on which twenty-five (25%) of the performance period has elapsed, and in any event at a time when the achievement of the applicable performance objectives remains substantially uncertain.
Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any performance objectives and any other material terms under such Award have been satisfied (other than in cases where certification is not required for the Award to be treated as performance-based compensation under Section 162(m) of the Code). Notwithstanding satisfaction of any completion of any performance objectives, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of shares, Options, cash, or other benefits granted, issued, retainable, and/or vested under an Award on account of satisfaction of such performance objectives may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.
The performance objectives shall be based upon and expressed in terms of one or more of the following criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation, and amortization (“EBITDA”); (iv) total stockholder return; (v) return on equity or average stockholders’ equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) net operating income (“NOI”); (xi) operating income after taxes; (xii) operating cash flow; (xiii) sales or revenue targets; (xiv) increases in revenue or product revenue; (xv) expenses and cost reduction goals; (xvi) economic value added (or an equivalent metric); (xvii) market share; (xviii) cash flow; (xix) cash flow per share; (xx) share price performance; (xxi) debt reduction; (xxii) customer satisfaction; (xxiii) stockholders’ equity; (xxiv) capital expenditures; (xxv) debt levels; (xxvi) operating margin or net operating margin; (xxvii) workforce diversity; (xxviii) growth of net income, operating income, or net earnings; (xxix) increase in funds from operations (“FFO”); (xxx) increase in FFO per share; (xxxi) liquidity; (xxxii) net debt to adjusted EBITDA; (xxxiii) fixed charge coverage ratio; (xxxiv) percentage of annualized base rent (“ABR”) from investment grade client tenants; (xxxv) same property NOI growth; (xxxvi) amount of rentable square feet (“RSF”) leased; (xxxvii) growth in ABR in Class A assets; (xxxviii) EBITDA margin; or (xxxix) the Company’s published ranking against its peer group of office real estate investment trusts based on total stockholder return, increase in FFO per share and/or FFO current and forward multiples. At the discretion of the Compensation Committee, a performance measure not listed above may be utilized, if it is considered relevant and important at the time of the award, although an award subject to a performance measure not listed above may not qualify as “performance-based compensation” under Section 162(m) of the Code.
Performance objectives established by the Committee may be (but need not be) different from year-to-year, and different performance objectives may be applicable to different Grantees. Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Committee is authorized to determine whether, when calculating the attainment of performance objectives for a certain performance period: (i) to exclude restructuring and/or other specific or objectively determinable nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles. In addition, the Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance objectives and to define the manner of calculating the criteria it selects to use for each performance period.

6.7    Change in Service Capacity and Leaves of Absence. Notwithstanding anything in the Plan to the contrary, for purposes of any Award or Award Agreement under the Plan, (i) the term “employment” shall mean service provided to the Company, Subsidiary, or an Affiliate as an employee or independent contractor and (ii) a change in the capacity in which a Grantee renders service to the Company, Subsidiary, or Affiliate, whether as an employee or independent contractor, or a change in the entity for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee’s service with the Company, Subsidiary, or Affiliate, shall not be deemed to be a termination of employment; provided, however, if the entity for which a Grantee is rendering services ceases to qualify as an Affiliate, as determined by the Committee, in its sole discretion, such Grantee’s employment shall be considered to have terminated on the date such entity ceases to qualify as an Affiliate. To the extent permitted by law, the Committee or the Company, in that party’s sole discretion, may determine whether service shall be considered interrupted in the case of (i) any leave of absence approved by the Committee or the Company, including sick leave, military leave, or any other personal leave, or (ii) transfers between the Company, a Subsidiary or an Affiliate, or their successors. Notwithstanding the foregoing, for purposes of vesting in an Award, service shall not be considered interrupted in the case of a leave of absence only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of the Grantee’s leave of absence, or as otherwise required by law.
7.    Change of Control Provisions.
7.1    Change of Control. With respect to any Award (other than any Other Cash-Based Award and any Award that vests upon the attainment of specified performance objectives) granted on or after March 27, 2015, the following provisions shall apply in the event of a Change of Control, unless otherwise determined by the Committee or the Board in writing at grant (including under any individual agreement), or unless treatment of any such Award in connection with a Change of Control is otherwise provided in any written agreement between the Grantee and the Company, a Subsidiary or an Affiliate:
(a)    any surviving corporation or acquiring corporation (or its parent company) may assume or continue any Awards outstanding under the Plan or may substitute similar awards (including an award to acquire the same consideration paid to the stockholders in the Change of Control) for those outstanding under the Plan. If the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any Award outstanding under the Plan or substitute a similar award for any Award outstanding under the Plan, then such Award shall become fully vested (and exercisable, if applicable) effective as of the date of the Change of Control, contingent upon the closing or completion of the Change of Control.
7.2    Involuntary Termination. With respect to any Award (other than any Other Cash-Based Award and any Award that vests upon the attainment of specified performance objectives) granted on or after March 27, 2015 which does not become fully vested (and exercisable, if applicable) effective as of the date of a Change of Control pursuant to Section 7.1(a), the following provisions shall apply in the event of a Grantee’s Involuntary Termination upon or within two (2) years following a Change of Control, unless otherwise determined by the Committee or the Board in writing at grant (including under any individual agreement), or unless otherwise provided in any written agreement between the Grantee and the Company, a Subsidiary or an Affiliate:
(a)    any such Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested effective as of the date of such Involuntary Termination; and
(b)    the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other such Award shall lapse and such Award shall be deemed fully vested effective as of the date of such Involuntary Termination.
8.    General Provisions.
8.1    Effective Date; Approval by Stockholders. The Plan, as amended and restated effective as of March 23, 2018, shall take effect as of the Effective Date, provided that this Plan is approved by the Company’s stockholders at the annual meeting of stockholders of the Company held in 2018.
8.2    Nontransferability. Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution; provided, however, that the Committee may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable tax and securities laws upon the Grantee’s request; provided, further, however, that no Awards may be transferred for consideration.
8.3    Use of Proceeds from Sales of Stock. Proceeds from the sale of shares of Stock pursuant to Awards shall constitute general funds of the Company.

8.4    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Grantee shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, actually received, or accepted by, the Grantee.
8.5    No Right to Continued Employment, etc. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of or to continue as an independent contractor of the Company, any Subsidiary, or any Affiliate, or to be entitled to any remuneration or benefits not set forth in the Plan, such Award Agreement, or other agreement, or to interfere with or limit in any way the right of the Company, any such Subsidiary, or Affiliate to terminate such Grantee’s employment or independent contractor relationship.
8.6    Taxes. The Company, any Subsidiary, or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority includes the authority to withhold, receive Stock, or other property, and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. Notwithstanding the foregoing, no shares of Stock shall be withheld to satisfy withholding and other tax obligations with a value exceeding the minimum amount of tax required to be withheld by law (or such other maximum amount as may be permitted while still avoiding classification of the Award as a liability for financial accounting purposes).
The Company shall have no duty or obligation to any Grantee to advise such individual as to the time or manner of exercising any Award, to warn or otherwise advise such individual of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised, or to minimize the tax consequences of an Award to the holder of such Award.
8.7    Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, if the Committee determines that stockholder approval of an amendment is necessary or desirable in order for the Plan to comply or continue to comply with any applicable law, such amendment shall not be effective unless the same shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Notwithstanding the foregoing but subject to Section 8.15, no amendment shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan. Unless terminated sooner by the Board, the Plan automatically shall terminate on May 11, 2026.
8.8    No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, no Grantee shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to such Award unless and until (i) such Grantee has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Stock subject to such Award has been entered into the books and records of the Company.
8.9    Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.
8.10    No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
8.11    Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Stock upon exercise of such Awards unless and until such authority is obtained. A Grantee shall not be eligible for the grant of an Award or the subsequent issuance of Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.
8.12    Investment Assurances. The Company may require a Grantee, as a condition of exercising or acquiring Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Grantee’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Grantee is acquiring Stock subject to the Award for the Grantee’s own account and not with any present intention of selling or otherwise distributing the Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Stock.
8.13    Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.
8.14    Deferrals. To the extent permitted by applicable law, the Committee, in its sole discretion, may determine that the delivery of Stock or the payment of cash, upon the exercise, vesting, or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Grantees. Deferrals by Grantees will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Committee may provide for distributions while a Grantee is still providing services to the Company, Subsidiary or, Affiliate as an employee or independent contractor.
8.15    Compliance with Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and other interpretive guidance issued thereunder. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Stock are publicly traded and a Grantee holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Grantee’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Grantee’s death.
8.16    Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

ALEXANDRIA®

Building the Future of Life-Changing Innovation™

ANNUAL MEETING OF STOCKHOLDERS OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

May 22, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033333333330300100 0 052218

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3 AND 4. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS MADE BY THE UNDERSIGNED AND, IF NO INSTRUCTION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL NOMINEES FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3 AND 4. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

5. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on the records of the Company and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign the full name of the entity by duly authorized officer, giving full title as such under signatures(s). If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

May 22, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333330300100 0 052218

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3 AND 4. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS MADE BY THE UNDERSIGNED AND, IF NO INSTRUCTION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL NOMINEES FOR DIRECTOR, AND "FOR" PROPOSALS 2, 3 AND 4. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

5. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______________ Date: ________ Signature of Stockholder ______________ Date: ________

Note: Please sign exactly as your name or names appear on the records of the Company and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign the full name of the entity by duly authorized officer, giving full title as such under signatures(s). If signer is a partnership, please sign in partnership name by authorized person.

0

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Proxy For Annual Meeting of Stockholders

This Proxy is Solicited on Behalf of the Board of Directors

The stockholder of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), executing the reverse side of this proxy (the “Stockholder”) hereby appoints Joel S. Marcus and Steven R. Hash, and each of them, as proxies for the Stockholder, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 22, 2018, at 11:00 a.m. Pacific Daylight Time, at the Waldorf Astoria Beverly Hills, 9850 Wilshire Boulevard, Beverly Hills, CA 90210, and any postponement(s) or adjournment(s) thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting, with the same effect as if the Stockholder were present in person. The Stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, which are incorporated herein by reference, and revokes any proxy previously given with respect to such meeting.

(Continued and to be signed on reverse side)

1.1 14475